UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 10

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GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

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VIVI HOLDINGS, INC.

(Exact name of registrant as specified in its charter)
 ____________________

Delaware (State or other jurisdiction of incorporation)	81-3401645 (IRS Employer Identification No.)
951 Yamato Road, Suite 101Boca Raton, Florida (Address of principal executive offices)	33431 (Zip Code)

Registrant’s telephone number, including area code: (561) 717-4138

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class Common Stock, $.001 par value	Name of each exchange on which registered None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer☐	Non-acceleratedfiler ☐	Smaller reporting company ☒	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ViVi
HOLDINGS

A company
that breathes
innovation.

ViVi
HOLDINGS
Providing
a bridge
to a more
connected
world.

The global next-generation
payment and communications
platform for the digital age,
changing the way that people pay

EXPLANATORY NOTE

Vivi Holdings, Inc. is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to register its common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms “ViVi,” “Company,” “we,” “us,” and “our” refer to Vivi Holdings, Inc.

ViVi is an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements in future reports that we file with the United States Securities and Exchange Commission, or SEC.

ViVi is also a “smaller reporting company” as defined in Exchange Act Rule 12b-2.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. Any such statements that do not relate to historical or current facts or matters are forward-looking statements. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on ViVi’s current plans and are subject to risks and uncertainties, and as such ViVi’s actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Any or all of the forward-looking statements in this Registration Statement may turn out to be inaccurate and as such, you should not place undue reliance on these forward-looking statements. ViVi has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. The forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and assumptions due to a number of factors, including, dependence on key personnel, competitive factors, the operation of ViVi’s intended business, and general economic conditions in the United States, Brazil, Mexico or globally. These forward-looking statements speak only as of the date on which they are made. ViVi assumes no obligation to update or to publicly announce the results of any change to any of the forward-looking statements contained or included herein to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements, other than where a duty to update such information or provide further disclosure is imposed by applicable law, including applicable United States federal securities laws, and any applicable Brazilian laws or regulations. In addition, ViVi cannot assess the impact of each factor on its intended business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

The forward-looking statements in this Registration Statement include, among other things, statements about:

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projections and related assumptions;
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business and corporate strategy;
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plans, objectives, expectations, and intentions;
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the anticipated development of our technologies, products, and operations;
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anticipated revenue and growth in revenue from various product offerings, including consulting, virtual finance and payment platforms;
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future operating results;
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intellectual property portfolio;
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projected liquidity and capital expenditures;
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development and expansion of strategic relationships, collaborations, and alliances; and
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market opportunity, including without limitation the potential market and regulatory acceptance of our technologies and products and the size of the market for information technology and virtual finance and payment platform products.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ significantly from the plans, intentions and expectations disclosed in the forward-looking statements we make. These forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors”, as well as those set forth below. Accordingly, readers should not place undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to ViVi or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this Registration Statement. Important factors that you should also consider, include, but are not limited to, the factors discussed under “Risk Factors” in this Registration Statement.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

i

Industry Data

Market data and certain industry forecasts used throughout this Registration Statement were obtained from our internal analyses, market research, publicly available information, and industry publications. Industry publications generally provide that the information contained in such publications has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The information in internal analyses, market research, and industry publications has not been independently verified by us, and we make no representation as to the accuracy of this information. All references in this Registration Statement to internal analyses, market research, industry publications, and other documents are qualified in their entirety by reference to the full text of those documents.

Item 1. Business.

Overview

ViVi Holdings, Inc. is a technology company, incorporated in the State of Delaware in June 2016, to provide information technology (“IT”) consulting services and a virtual and electronic payment processing platform in Brazil. In 2016 and 2017, we focused on developing our ViViPay platform described below and did not have any operations. We began generating revenues in 2018 by providing outside IT consulting services to businesses and organizations through our ViViTECH business (“ViviTech”). However, we believe that our principal business and growth opportunities in the future will arise from our virtual and electronic payment processing platform that was developed to serve underserved communities in Brazil, known as ViViPay (“ViviPay”). During the past 24 months, we have invested significant capital and internal resources in the development of ViviPay. The ViviPay platform is centered around our proprietary ViViWALLET application (“ViviWallet”) and helps consumers and businesses process payment transactions and manage their payments efficiently. We also offer prepaid cards which our users can fund using money transfers from the ViviWallet. We launched the ViviWallet and the associated prepaid cards in the fourth quarter 2018. Our current ViviPay and ViviTech customers are located primarily in Brazil.

From our inception through December 31, 2018, we generated virtually all of our revenue from IT service agreements with our ViviTech customers. However, with the launch of our initial ViviPay products at the end of 2018, we have slowly started earning revenues by charging our ViviPay customers recurring monthly fees and transaction fees associated with the use of our ViviWallet or prepaid cards. Depending on the nature of the transaction, transaction fees can be either fixed or based on a percentage of the transaction. We expect that revenues from our ViviPay products will grow and constitute a higher percentage of our consolidated revenues moving forward.

Key Growth Strategies and Industry Trends

We believe ViviPay provides our greatest growth opportunity. Our ability to grow revenue associated with ViviPay is affected by, among other things, consumer spending patterns, merchant and consumer adoption of virtual and electronic payment methods, the expansion of commerce channels, the growth of mobile devices and merchant and consumer applications on those devices, the growth of consumers globally with Internet and mobile access, the pace of transition from cash and checks to virtual and electronic forms of payment, our share of the virtual and electronic payments market, and our ability to innovate new methods of payment that merchants and consumers value. Our strategy to drive growth in ViviPay includes the following:

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Extending through strategic partnerships: by building strategic partnerships to acquire new customers and establish our role in the virtual and electronic payment processing community;
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Growing our userbase: through expanding our customer base and scale, increasing our customers’ use of our products and services by better addressing their everyday needs related to accessing, managing and moving money and expanding the adoption of our solutions by new merchants and consumers;
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Seeking new areas of growth: through new international markets, including the U.S. and Mexico, and focusing on innovation both in the virtual and the physical world.

In pursuing the above strategies, we intend to capitalize on certain industry trends currently impacting our business operations, including:

Growth of FinTech Industry

The financial technology industry (“Fintech”), which is built on the merging of financial services with communications technology, is a growing industry for a variety of reasons. Developments in technology, including big data analytics, artificial intelligence, and mobile development, are combining to give Fintech companies and the services they offer, also referred to as Fintech platforms, an increasing advantage over traditional financial platforms. Faster payment networks typically reduce the time required to move money between accounts. Management believes that as we accumulate customer data, we will be able to increase product sales by combining analytics and marketing to bring new products to market, improve service offerings, and make Fintech processes more efficient and transparent.

Brazil has continued to define itself as a leader in Fintech throughout Latin America. Overall Fintech investment in Brazil has grown dramatically through the second quarter of 2018, with investment through the second quarter of 2018 nearly doubling the cumulative investment in all of 2017. The Brazilian Fintech industry is also relatively immature compared to other countries, which helps explain this high level of investor interest. In addition, the Fintech industry in Brazil has benefited from changes in the competitive and regulatory landscape in the aftermath of the 2008 financial crisis. Larger, more-established financial service providers, particularly banks, must now comply with additional regulatory and capital requirements that are, at present, not required for Fintech companies that earn less than 500 million Brazilian Reais. A lack of such requirements may make it cheaper or easier for Fintech companies to provide particular services or reach certain market niches. In addition, millennials are more willing to use mobile devices to effect transactions, including financial transactions, and have become a driving force in Fintech innovation.

For information on risks relating to our business and industry, see “Risk Factors- RISKS RELATED TO OUR BUSINESS AND INDUSTRY.”

Shift to Electronic Payments in Brazil

The ongoing migration from cash, check, and other paper methods of payment to electronic (e.g. prepaid card) and virtual payments continues to benefit the transaction processing industry globally. We believe that the penetration of electronic and virtual payments in Brazil is significantly lower relative to more mature markets. Thus, as the Brazilian market continues to grow and financial inclusion increases, the emergence of a larger and more sophisticated consumer base may influence and drive an increase in electronic and virtual payments usage.

For information on risks relating to our business and industry, see “Risk Factors- RISKS RELATED TO OUR BUSINESS AND INDUSTRY.”

Overview of Business Lines

ViviTech

We currently generate significantly all of our revenue from our IT consulting services. Our ViviTech business helps our clients manage their IT environments so that they can improve business outcomes and transform operations. Our goal is to build high-performance solutions for our clients, offering a diverse array of services that include core business consulting, enterprise project management, information technology services and outsourcing, development and operations services, blockchain and cloud services, advance integration services, web development and automation services, and strategic development services, among others. Working closely with our clients, we develop products and solutions that are designed to help clients increase productivity, efficiency, revenue, and profit margin.

Our revenues from ViviTech operations are derived from our IT service contracts with clients across the financial services and commercial industries. We enter into contracts with clients and deploy software engineers to carry out the ViviTech services. In 2017, we began soliciting ViviTech customers for contracts that became effective in 2018, and thus we did not record any revenue from ViviTech services last year. We incurred costs from administrative overhead, employee wages and benefits and expenses relating to the development of ViviPay products.

ViviPay

ViviPay is our electronic and virtual payment system. Our ViviPay platform is centered around our proprietary ViviWallet application and helps consumers and businesses process payment transactions and manage their payments efficiently. We also offer prepaid cards which our users can fund using money transfers from the ViviWallet. With its first initial products launched at the end of the fourth quarter of 2018, ViviPay is our developing business line and has generated negligible revenue to date. Our current key customer target groups for ViviPay products are underserved consumers and small and medium-sized enterprises located in Brazil. We have agreements with multiple member-based organizations in order to grow our small ViviPay consumer base and are negotiating similar agreements. These organizations operate primarily in the business, social and religious communities. We are also negotiating agreements with various merchants pursuant to which merchants would recognize payment using the ViviPay platform. However, no such merchant agreements are currently in place.

Our recently launched ViviPay products are the ViviWallet and the prepaid card. We plan to launch numerous other products in the future, including point-of-sale terminals.

Recently Launched ViviPay Products-

Our recently released ViviPay products include:

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ViviWallet
ViviWallet is a mobile application that holds users’ cash and can be used to process a variety of consumer transactions. Users can deposit cash into their ViviWallet by using the application to generate a virtual boleto bancário slip, which includes a barcode that serves as a unique routing number. Users can bring these virtual boletos with their cash to any location that processes boletos and make deposits into their ViviWallet. Boletos are processed in many locations throughout Brazil, including supermarket chains, convenience stores, and lottery ticket vendors.

With a funded ViviWallet, users can engage in a variety of transactions with merchants that accept ViviPay directly through their mobile phone. For example, users can pay their monthly rent by scanning the barcode of boletos that relate to the rent bill directly into the ViviWallet. Without having to go to a physical location, the ViviWallet then transfers the funds to the appropriate account in order to complete payment. Merchants can accept and process these transfers from the ViviWallet. We currently have no merchant agreements in place.

We expect to generate revenue from the ViviWallet from fixed recurring fees and transaction fees, which are paid by our ViviWallet customers. We expect these revenues will be offset by administrative overhead and the costs of our partnerships.

ViVi WALLET
e-Learning (ViVi Education)
Health and wellness coach
Medicines
Credit Card (without installments)
Direct Sales (Virtual POS)
Credit Card (with installments)
ATM Withdrawal
Debit Card
Boleto (bank slip)
Food Aid
Remittance (Between Countries)
Talk to Dr. Rey
Doctor's appointments
Bill Pay
Accidental Death
24 hour family doctor
Online Purchase (closed loop)
Nutritionist
Prepaid Card Transaction
Medical exams
Bank Transfer
Hospital Expenses
Micro Loan
Permanent disability
24-hour funeral service
POIDS Security System and Fraud Protection (Patented will be file soon)
P2P between ViViPAY Accounts (closed loop)
Support (with Intelligence Artificial)
Cash Deposit (Check Deposits by Picture)

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Prepaid Cards
Our ViviWallet users may request prepaid cards that are accepted as payment by any merchant that accepts MasterCard. Using the ViviWallet, users can transfer funds to their prepaid card in order to participate in transactions that require either a debit or credit card. However, unlike traditional debit and credit cards, our prepaid cardholders can qualify without a credit score and do not need to open a formal bank account. The funds transferred from the ViviWallet are held in an account managed by our Mastercard licensed issuer, a regulated financial entity.

Our prepaid cards can be used both at physical locations and online. In addition, the cards provide consumers with additional benefits, such as access to doctors and nutritionists via telephone, health and wellness coaching, discount networks for doctors’ appointments, examinations, medicines, and accidental death and permanent disability coverage. Our prepaid cards provide an alternative way for consumers to manage their finances, avoid high banking fees, and gain access to a wider range of transactions.

We expect to generate revenue from our prepaid cards by charging our cardholders acquisition fees, fixed recurring fees, and transaction fees, which vary depending on the type of transaction. We expect our revenue, if any, will be offset by administrative overhead, the costs of cardholder benefits provided by third-parties, and the costs of our partnerships.

We are also developing other ViviPay products, including:

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“Point of Sale” Solutions
We are currently developing both physical and virtual “point of sale” (“POS”) merchant solutions. We plan to offer our handheld POS terminals to merchants for use in their physical locations. We also plan to offer virtual POS capabilities through our “Pay1” technology, which operates within the ViviWallet. Using the “Pay1” function of the ViviWallet, merchants will be able to process customer transactions. The handheld POS terminal will be able to process any card licensed by Mastercard, including the ViviPay prepaid card; the virtual POS solution will be able to process transactions originated by a customer using their ViviWallet. We expect to generate revenue from our POS solutions by charging merchants transaction fees, which will vary depending on the type of transaction.

Marketing and Sales Strategy

Customer Acquisition-

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Partnerships
We are currently developing channel partner sales strategies to acquire end-users for our ViviPay products. We have multiple partnership agreements that allow us to market and distribute our ViviPay products to our partners’ membership bases. These partners are in the commercial, health, entertainment, and religious sectors. Pursuant to the agreements, our partners market our ViviPay products to their existing member bases in return for a commission or share in the revenues generated. Certain of the agreements require that we make fixed payments in order to access our partners’ members.

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Direct Sales and Marketing
We have developed a new commercial sales team to actively pursue new customers and partners for our businesses and increase our services with existing customers and partners. We have locations in São Paulo, Aracaju, Blumenau, and Maceió and each location has its own regional sales team. Our sales teams pursue opportunities for both ViviTech and ViviPay.

Geographic Markets

In 2018, our ViviPay and ViviTech consumer and business customers were located primarily in Brazil. However, we provide ViviTech services to a small number of companies located in the United States. We plan to provide our ViviPay products throughout Mexico and increase our ViviTech presence in the United States, as well as launch our ViviPay products in the United States in the second quarter of 2019. Any potential expansion of our ViviPay products into the United States will subject us to a multitude of additional legal and regulatory frameworks. We are in the process of evaluating and constructing our compliance framework. Please see “Risk Factors—RISKS RELATED TO REGULATORY APPROVALS —Our potential expansion into the United States will subject us to regulation which may adversely affect our ability to execute our business plan.”

Material Customers

As of December 31, 2018, our four largest customers have generated 82% of our total revenues in 2018, or approximately $1,060,777. For the year ended December 31, 2018, we generated 49% of our revenues from Advus, 9% from Redecard, 15% from Itau Unibanco, and 9% from Gerdau. Loss of any of these customers could have a material adverse effect on the results of operations of the Company. Our four largest customers and their respective service agreements are listed below. The agreements below are non-exclusive and we are not entitled to any fixed payments thereunder.

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Redecard S.A.: On July 13, 2018, the Company entered into a service agreement with Redecard, S.A. in which it undertakes to provide software development and/or customization services until July 12, 2019, when it can be renewed.
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Itau Unibanco: On August 1, 2018, the Company entered into a one-year service agreement with Itau Unibanco in which it undertakes to provide software development and/or customization services.
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Gerdau Acos Longos S.A.: On May 25, 2018, the Company entered into an 18-month service agreement with Gerdau Acos Longos S.A. in which it undertakes to provide software development and/or customization services.
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Advus Corporation: Since its inception, the Company has entered into numerous service arrangements with Advus Corporation on an as-needed basis. Please see “Certain Relationships and Related Transactions, and Director Independence— Certain Relationships and Related Transactions—Other Related Party Transactions.”

Competition

Our business lines are affected by rapid change in technology in the information services and technology industries and aggressive competition from many domestic and foreign companies.

With respect to our ViviTech business line, our principal competitors are systems integrators, consulting and other professional services firms, outsourcing providers, infrastructure services providers, computer hardware manufacturers, and software providers. With respect to our ViviPay business line, we expect to compete against a wide range of businesses, including banks, credit card providers, technology and e-commerce companies, and traditional retailers, many of which are larger than we are, have a dominant and secure position, or offer other products and services to consumers and merchants which we do not offer. We compete against all forms of payment processing companies, including companies that offer credit and debit cards, automated clearing house and bank transfers, other online payment services, mobile payments, and offline payment methods, including cash and check.

We compete primarily on the basis of service, product performance, technological innovation, and price. We believe that our continued focused investment in software engineering and research and development, coupled with our partnerships and sales and marketing capabilities, will have a favorable impact on our competitive position.

For information on risks relating to increased competition in our industry, see “Risk Factors— RISKS RELATED TO OUR BUSINESS AND INDUSTRY— Substantial and increasingly intense competition within our industry may harm our business.”

Intellectual Property

We have assembled and continue to assemble a portfolio of trademarks, service marks, and domain names covering our products and services. We have registered and applied for the registration of Brazilian and U.S. trademarks, service marks, and domain names and have in place an active program to continue to secure trademarks, service marks and domain names that correspond to our brands in markets of interest.

We rely on a combination of intellectual property laws, confidentiality procedures and contractual provisions to protect our proprietary technology and our brand. We believe our intellectual property has value in providing our services and marketing our products. It is our policy to protect and defend our IP rights.

We have a Brazilian federal registration for the ViviPay trademark and pending applications for ViViMobile and ViViCyberbank. We also have a pending U.S. patent application for POIDS, our proprietary Prove Online Identity System.

Research and Development

We estimate that our total research and development expenses during 2016 and 2017 were $6 million U.S. dollars, cumulatively.

Regulation

Our business is subject to a number of laws and regulations, many of which are still evolving and could be interpreted in ways that could harm our business. While it is difficult to fully ascertain the extent to which new developments in the field of law will affect our business, there has been a trend towards increased consumer and data privacy protection. It is possible that general business regulations and laws, or those specifically governing payment processing, may be interpreted and applied in a manner that may place restrictions on the conduct of our business.

Although we currently are not required to be licensed with the Central Bank per applicable regulations, we have applied for licenses of operation with the Central Bank, which licenses are currently pending.

There are currently no regulations for creating software or providing software consulting services.

Below is a summary of the most relevant laws that apply to the operations of the Company.

Regulation of the Company in Brazil

Our activities in Brazil are subject to Brazilian laws and regulations relating to payment schemes and payment institutions. Law No. 12,865/13, which was enacted on October 9, 2013, establishes the first set of rules regulating the electronic payments industry within the overall Brazilian Payment System (the Sistema de Pagamentos Brasileiro, or SPB) and creates the concepts of payment schemes, payment scheme settlors, and payment institutions.

In addition, Law No. 12,865/13 gave the Central Bank, in accordance with the guidelines set out by the National Monetary Counsel (the Conselho Monetário Nacional, or CMN), and the CMN authority to regulate entities involved in the payments industry. Such authority covers matters such as the operation of these entities, risk management, the opening of payment accounts, and the transfer of funds to and from payment accounts. After the enactment of Law No. 12,865/13, the CMN and the Central Bank created a regulatory framework regulating the operation of payment schemes and payment institutions. The framework consists of Resolutions 4,282, Circulars 3,680, 3,681 and 3,682, as amended, all of which were published on November 4, 2013, and Circular 3,885 published on March 26, 2018, among others.

Payment Schemes

A payment scheme, for Brazilian regulatory purposes, is the collection of rules and procedures that governs payment services provided to the public, with direct access by its end users (i.e. payors and receivers). In addition, such payment service must be accepted by more than one receiver in order to qualify as a payment scheme. The regulations applicable to payment schemes depend on certain features, such as the number of users and the annual cash value of transactions handled by the payment scheme:

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Payment schemes that exceed certain thresholds are considered to form part of the SPB and are subject to the legal and regulatory framework applicable to the payment industry in Brazil, including the requirement to obtain an authorization by the Central Bank.
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Payment schemes that operate below these thresholds are not considered to form part of the SPB and are therefore not subject to the legal and regulatory framework applicable to the payment industry in Brazil, including the requirement to obtain an authorization from the Central Bank, although they are required to report certain operational information to the Central Bank on an annual basis.
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Limited-purpose payment schemes are not considered to form part of the SPB and, therefore, are not subject to the legal and regulatory framework applicable to the payment industry in Brazil, including the requirement to obtain authorization from the Central Bank. Limited purpose payment schemes are those whose payment orders are: (a) accepted only at the network of merchants that clearly display the same visual identity that of the issuer, such as franchisees and other merchants licensed to use the issuer’s brand; or (b) intended for payment of specific public utility services, such as public transport and public telecommunications.
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Certain types of payment schemes have specific exemptions from the requirement to obtain authorization from the Central Bank. This applies, for example, to payment schemes set up by governmental authorities, payment schemes set up by certain financial institutions, payment schemes aimed at granting benefits to natural persons due to employment relationships, and payment schemes set up by an authorized payment institution in which financial settlement of payment transactions are carried out exclusively using the book-transfer method.

Payment Scheme Settlor

A payment scheme is set up and operated by a payment scheme settlor, which is the entity responsible for the payment scheme’s authorization and function. Payment scheme settlors, for Brazilian regulatory purposes, are the legal entities responsible for managing the rules, procedures, and the use of the brand associated with a payment scheme. Central Bank regulations require that payment scheme settlors must be (i) incorporated in Brazil; (ii) have a corporate purpose compatible with its payments activities; and (iii) have the technical, operational, organizational, administrative, and financial capacity to meet their obligations. They must also have clear and effective corporate governance mechanisms that are appropriate for the needs of payment institutions and the users of payment schemes.

Payment Institutions

A payment institution is defined as the legal entity that participates in one or more payment schemes and is dedicated to the execution of the remittance of funds to the receivers in payment schemes, among other activities. Specifically, based on the Brazilian payment regulations, payment institutions are entities that can be classified into one of the following three categories:

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Issuers of electronic currency (prepaid payment instruments): these payment institutions manage prepaid payment accounts for cardholders or end-users. They carry out payment transactions using electronic currency deposited into such prepaid accounts, and convert the deposits into physical or book-entry currency or vice versa.
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Issuers of post-paid payment instruments (e.g. credit cards): these payment institutions manage payment accounts where the end-user intends to make payment on a post-paid basis. They carry out payment transactions using these post-paid accounts.
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Acquirers: these payment institutions do not manage payment accounts, but enable merchants to accept payment instruments issued by a payment institution or by a financial institution that participates in a payment scheme. They participate in the settlement process for payment transactions by receiving the payment from the card issuer and settling with the merchant.

Payment institutions must operate in Brazil and must have a corporate purpose that is compatible with payments activities. As for payment schemes, the regulations applicable to payment institutions depend on certain features, such as the annual cash value of transactions handled by the payment institution or the value of resources maintained in prepaid payment accounts.

Certain financial institutions have specific exemptions from the requirement to obtain authorization from the Central Bank to act as a payment institution and provide payment services. Furthermore, certain payment institutions are not subject to the legal and regulatory framework applicable to the payment industry in Brazil. This applies, for example, to payment institutions that only participate in limited-purpose payment schemes and payment institutions that provide services in the scope of programs set up by governmental authorities aimed at granting benefits to natural persons due to employment relationships.

The CMN and Central Bank regulations applicable to payment institutions cover a wide variety of issues, including (i) penalties for noncompliance; (ii) the promotion of financial inclusion; (iii) the reduction of systemic, operational and credit risks; (iv) reporting obligations; and (v) governance.

The regulations applicable to payment institutions also cover “payment accounts” (contas de pagamento), which are the end-user accounts, in registered (i.e., book-entry) form, which are opened with payment institutions that are card issuers of prepaid or post-paid instruments and used for carrying out each payment transaction. Circular No. 3,860/13 classifies payment accounts into two types:

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Prepaid payment accounts: where the funds have been deposited into the payment account in advance of the intended payment transaction; and
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Post-paid payment accounts: where the payment transaction is intended to be performed regardless of whether or not funds have been deposited into the payment account in advance.

In order to provide protection from bankruptcy, Law No. 12,865/13 requires payment institutions that issue electronic currency to segregate the funds deposited in prepaid payment accounts from their own assets. In addition, with respect to prepaid electronic currency, the payment institutions must hold a portion of the funds deposited in the prepaid payment account in certain specified instruments: either (i) in a specific account with the Central Bank that does not pay interest; or (ii) in federal government bonds registered with the SELIC. The portion of the prepaid electronic currency that must be held in this form is currently 80% and will increase to 100% on January 1, 2019.

Our Regulatory Position in Brazil

We perform activities that are in particular subject to Law No. 12,865/13 and regulations from the Central Bank and the CMN. Although we currently are not required to be licensed per applicable regulations, we have applied for licenses of operation with the Central Bank, which licenses are currently pending.

In addition, Law No. 12,865/2013 prohibits payment institutions from performing activities that are restricted to financial institutions, which are regulated by Law No. 4,595/1964. There is some debate under Brazilian law as to whether providing early payment of receivables to merchants could be characterized as “lending,” which is an activity that is restricted to financial institutions.

Similarly, there is some debate as to whether the discount rates applicable to this early payment feature should be considered as “interest,” in which case the limits set by the Brazilian Usury Law would apply to these rates. For transactions that form part of the Brazilian financial system, financial institutions may set interest rates freely, provided that they are not excessively burdensome to consumers. For transactions that do not form part of the Brazilian financial system, the Brazilian Usury Law (Decree-Law No. 22,623/1933) capped interest rates at 12% per year. Subsequently, the Brazilian Civil Code, which replaced the Usury Law, capped interest rates at two times the interest rates applicable to National Treasury (Fazenda Nacional), which is currently the SELIC rate (although there is some legal debate as to whether the Brazilian Civil Code has effectively replaced the original Usury Law). As a result, if the discount rate that we charge merchants for early payment of their receivables is considered to be “interest,” it would be capped at two times the SELIC rate.

If we fail to comply with the requirements of the Brazilian legal and regulatory frameworks, we could be prevented from carrying out our regulated activities, we could be (i) required to pay substantial fines (including per transaction fines) and disgorgement of our profits, (ii) required to change our business practices, or (iii) subjected to insolvency procedures, such as an intervention by the Central Bank. We could also be subject to private lawsuits. For additional information, see “Risk Factors—RISKS RELATED TO REGULATORY APPROVALS.”

The Central Bank’s regulations also allow payment schemes to set additional rules for entities that use their brands. Since we participate in these third-party payment schemes, we must comply with their rules in order to continue accepting payments from payment instruments bearing their brands.

Anti-Money Laundering Rules in Brazil

Our activities in Brazil are subject to Brazilian laws and regulations relating to anti-money laundering, or AML, terrorism financing and other potentially illegal activities. These rules require us to implement policies and internal procedures to monitor and identify suspicious transactions, which must be duly reported to the relevant authorities. We comply with the applicable AML laws and regulations and we have implemented required policies and internal procedures to ensure compliance with such rules and regulations, including procedures to report suspicious activities, suspected terrorism financing and other potentially illegal activities to the authorities. Our employees are aware of our policies and internal procedures, which shall be mandatorily complied with and supervised.

We have employees and third-party consultants that focus on risk and fraud prevention. The Brazilian AML law specifies the acts that may constitute a crime and the required measures to prevent such crimes. It also prohibits the concealment or dissimulation of the origin, location, availability, handling or ownership of assets, rights or financial resources directly or indirectly originated from crimes, and subjects the agents of these illegal practices to imprisonment, temporary disqualification from managing enterprises up to 10 years and monetary fines.

The Brazilian AML law also created the Financial Activities Control Council, or COAF, which is the Brazilian financial intelligence unit that operates under the jurisdiction of the Ministry of Finance. COAF has a key role in the Brazilian AML and counter-terrorism financing system, and it is legally liable for the coordination of the mechanisms for international cooperation and information exchange.

We have adopted the internal controls and procedures required by the Brazilian AML rules, which are focused on:

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identifying and knowing our clients;
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checking the compatibility between the volume of funds of a client and such client’s economic and financial capacity;
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checking the origin of funds;
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carrying out a prior analysis of new products and services, under the perspective of money laundering prevention;
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keeping records of all transactions;
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reporting to COAF, within one business day and without informing the involved person or any third party, (i) any transaction exceeding the limit set by the competent authority and as required under applicable regulations; (ii) any transaction deemed to be suspicious, as required under applicable regulations; and (iii) at least once a year, whether or not suspicious transactions are verified, in order to certify the non-occurrence of transactions subject to reporting to COAF (negative report);
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applying special attention to (i) unusual transactions or proposed transactions with no apparent economic or legal bases; (ii) clients and transactions for which the ultimate beneficial owner cannot be identified; and (iii) situations in which it is not possible to keep the clients’ identification records duly updated;
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offering anti-money laundering training for employees;

monitoring transactions and situations which could be considered suspicious for anti-money laundering purposes;
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ensuring that policies, procedures and internal controls are commensurate with the size and volume of transactions.

E-Commerce, Data Protection, Consumer Protection and Taxes

In addition to regulations affecting digital payment schemes, we are also subject to laws relating to internet activities and e-commerce, as well as banking secrecy laws, consumer protection laws, tax laws, and other regulations applicable to Brazilian companies generally. Internet activities in Brazil are regulated by Law No. 12,965/14, known as the Brazilian Civil Rights Framework for the internet, which embodies a substantial set of rights and obligations relating to internet service providers. This law exempts intermediary platforms such as ViviPay from liability for activities carried out by their users. Since the Brazilian Civil Rights Framework for the internet is a new legislation and, therefore, there are few court decisions in this area, it is still possible that we may be subject to joint civil liability for activities carried out by our users.

Law No. 8,078/90, known as the Consumer Protection Code, regulates consumer relations in Brazil, including matters such as: commercial practices; product and service liability; areas where suppliers of products or services are subject to strict liability; the reversal of the burden of proof so as to benefit consumers; the joint and several liability of all companies within a supply chain; unfair contract terms; advertising; and information on products and services that are offered to the public. Consumers have the right to receive clear and accurate information regarding retail products and services, with correct specification of characteristics, structure, quality, price, risks, and consumers’ rights to access and amend personal information collected about them and stored in private databases.

Customer accounts on our digital platform are subject to data protection under the Brazilian Civil Rights Framework for the internet and bank secrecy laws (Complementary Law 105/01 c/c/ Article 17 of the CMN’s Resolution No. 4,282/13). We are also subject to trademark protection rules, and to tax laws and related obligations, such as the rules governing the sharing of customer information with tax and financial authorities. It is unclear whether the tax and regulatory authorities would seek to obtain information regarding our customers. Any such request could come into conflict with the data protection rules, which could create risks for our business.

The laws and regulations applicable to the Brazilian digital payments industry are subject to ongoing interpretation and change, and our digital payments business may become subject to regulation by other authorities. For further information on the risks relating to regulation of business, please see “Risk Factors—RISKS RELATED TO REGULATORY APPROVALS.”

Consumer Protection Laws

Brazil’s Consumer Protection Code (Código de Defesa do Consumidor) sets forth the legal principles and requirements applicable to consumer relations in Brazil. This law regulates, among other things, commercial practices, product and service liability, strict liability of the supplier of products or services, reversal of the burden of proof to the benefit of consumers, the joint and several liability of all companies within the supply chain, abuse of rights in contractual clauses, advertising, and information on products and services offered to the public. Specifically, we are subject to several laws and regulations designed to protect consumer rights—most importantly, Law No. 8,078 of September 11, 1990—known as the Consumer Protection Code. The Consumer Protection Code establishes the legal framework for the protection of consumers, setting out certain basic rights, and the consumers’ rights to access and modify personal information collected about them and stored in private databases. These consumer protection laws could result in substantial compliance costs.

Data Privacy and Protection

The Brazilian Civil Rights Framework for the internet establishes principles, guarantees, rights, and duties for the use of the internet in Brazil, including regulation about data privacy for internet users. Under Brazilian law, personal data may only be treated (i.e., collected, used, transferred, etc.) upon users’ prior and express consent. Privacy policies of any company must be clear and detailed and include information regarding all contemplated uses for such users’ data and excessively ample or vague consent for data treatment may be deemed invalid in Brazil. Furthermore, consent from users must be obtained separately and contractual clauses relating to consent must be specifically highlighted. Brazilian courts have applied joint and several liability among all entities that shared and/or used personal data subject to a breach. See “Risk Factors— RISKS RELATED TO REGULATORY APPROVALS.”

On August 14, 2018, the Brazilian President signed Law No. 13,709 (Lei Geral de Proteção de Dados), or the LGPD, a comprehensive data protection law establishing general principles and obligations that apply across multiple economic sectors and contractual relationships. The LGPD establishes detailed rules for the collection, use, processing and storage of personal data and is expected to affect all economic sectors, including the relationship between customers and suppliers of goods and services, employees and employers and other relationships in which personal data is collected, whether in a digital or physical environment. The obligations established by the LGPD will become effective within 18 months from the date of publication of the law, by which date all legal entities will be required to conform their data processing activities to these new rules. A comprehensive understanding of personal data flows and, as a consequence, the review of internal documents and procedures, as well as the negotiation of contractual amendments are examples of adaptations required for compliance with the LGPD.

The foregoing list of laws and regulations to which we are subject is not exhaustive and the regulatory framework governing our operations changes continuously. Although we do not believe that compliance with future laws and regulations related to the payment processing industry and our business will have a material adverse effect on our business, financial condition or results of operations, the enactment of new laws and regulations may increasingly affect the operation of our business, directly and indirectly, which could result in substantial regulatory compliance costs, litigation expense, adverse publicity, the loss of revenue and decreased profitability.

Employees

As of March 31, 2019, we had approximately 105 full-time employees located throughout Brazil, the United States, and Mexico. Approximately 70 of our employees are software engineers.

Emerging Growth Company

We are and we will remain an “emerging growth company” as defined under The Jumpstart Our Business Startups Act, or the JOBS Act, until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1.07 billion, (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a “large accelerated filer” (with at least $700 million in public float) under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

As an “emerging growth company”, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

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only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis” disclosure;
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reduced disclosure about our executive compensation arrangements;
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no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and
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Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of some of these reduced burdens, and thus the information we provide stockholders may be different from what you might receive from other public companies in which you hold shares.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and that had a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a smaller reporting company, at such time as we cease being an emerging growth company, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an emerging growth company or a smaller reporting company. Specifically, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

Item A. Risk Factors.

An investment in our common stock involves a high degree of risk. The risks described below are those that we currently believe may harm our business or the trading price of our Common Stock. In general, investing in the securities of issuers whose main operations are located in emerging market countries such as Brazil involves a higher degree of risk than investing in the securities of U.S. companies and companies located in other countries with more developed capital markets.

We routinely encounter and address risks in conducting our business. Some of these risks may cause our future results to be different – sometimes materially different – than we presently anticipate. Below are material risks we have identified that could adversely affect our business. How we react to material future developments, as well as how our competitors and customers react to those developments, could also affect our future results.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Our business has generated losses, and we intend to continue to make significant investments in our business. Our results of operations and operating metrics may fluctuate and we may continue to generate losses in the future.

We generated losses of $220,826,740 and $92,669,360 in the years ended December 31, 2018 and 2017, respectively. We intend to continue to make significant investments in our business, including with respect to our employee base, sales, and marketing, including expenses relating to the development of new products, services, and features; expansion of office space, data centers and other infrastructure; development of international operations; and general administration, including legal, finance, and other compliance expenses related to being a public company. If the costs associated with acquiring and supporting new or larger customers and merchants materially rise in the future, including the fees we pay to strategic partners and third parties, our expenses may rise significantly. In addition, increases in our client base could cause us to incur increased losses, because costs associated with new clients are generally incurred up front, while revenue is recognized thereafter as merchants utilize our services. If we are unable to generate adequate revenue growth and manage our expenses, our results of operations and operating metrics may fluctuate and we may continue to incur significant losses.

We intend to invest in developing products or services that we believe will improve the experiences of our clients and therefore improve our long-term results of operations. However, these improvements often cause us to incur significant up-front costs and may not result in the long-term benefits that we expect, which may materially and adversely affect our business. For example, our growth strategy contemplates an expansion in the number of customers we service and an expansion to countries outside of Brazil such as the United States and Mexico. Successful implementation of our growth strategy will require significant expenditures before any substantial associated revenue is generated. Since our business operations, partnerships and customers are still relatively new, we cannot assure you that we will generate revenue and cash flow.

Because we have a limited operating history, you may not be able to accurately evaluate our operations.

We are a start-up company and have limited operations to date. Potential investors should be aware of the difficulties normally encountered by new companies and the high rate of failure of such enterprises. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to the ability to generate sufficient cash flow to operate our business, and additional costs and expenses that may exceed current estimates. We expect to incur significant losses into the foreseeable future. If our business plan is not effective, we will not be able to continue business operations. Our assumptions are not based on our operating history and we may not generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business may fail.

We are dependent on a small number of customers for a large percentage of our sales.

For the year ended December 31, 2018, our four largest customers have generated 82% of our total revenues, or approximately $1,060,777. Loss of any of these customers could have a material adverse effect on the results of operations of the Company. The agreements are non-exclusive and we are not entitled to any fixed payments thereunder. The loss of any of our largest customers would cause a material adverse effect on our business operations. Please see “Item 1. Business—Material Customers.”

We are dependent on management, certain stockholders, and investors for future development.

We are dependent upon our management, certain stockholders and investors for fundraising. We expect additional operating losses will occur until revenues are sufficient to offset our costs for marketing, sales, general and administrative, and product and services development.

We are a start-up company operating under a new business model and have no assurance of market acceptance.

We have a relatively new business model in an emerging and rapidly evolving market. Accordingly, this makes it difficult to evaluate our future prospects and may increase the risk that we will not continue or be successful. We will encounter risks and difficulties by operating in a new and rapidly evolving market. We may not be able to successfully address these risks and difficulties, which could materially harm our business and operating results.

Even if we are successful in our ViviPay business, there can be no assurance that the market reception will be positive for us or our ventures.

As with any new technology, there is a substantial risk that potential customers may not accept the potential benefits of our products. Market acceptance of our products will depend, in large part, upon our ability to demonstrate the performance advantages and cost-effectiveness of our products over competing products. There can be no assurance that we will be able to market our technology successfully on a widespread basis or that any of our current or future products or services will be accepted in the marketplace. Furthermore, we intend to develop products and systems and sell them at a price assumed by us as sufficient to generate a profit. Even if our products and services are accepted in the industry, the market for our products may not be able to support our operations.

Reliance on third-party agreements and relationships is necessary for development of our business.

We will need to pursue and maintain strong third-party relationships and partnerships in order to develop and grow our business. We will be substantially dependent on these strategic partners and third-party relationships to commercialize our business.

If we cannot keep pace with rapid technological developments to provide new and innovative products and services, and address the rapidly evolving market for transactions on mobile devices, the use of our product and services and, consequently, our revenues could decline.

Rapid, significant, and disruptive technological changes continue to impact the industries in which we operate, including developments in the IT consulting industry and with respect to payment processors, innovations in payment card tokenization, mobile payments, e-commerce through social networks, authentication, virtual currencies, distributed ledger or blockchain technologies, near field communication, and other proximity or contactless payment methods, virtual reality, machine learning, and artificial intelligence.

For instance, our customers will be using mobile devices for their transactions and payments. We may lose customers if we are not able to continue to meet our customers’ mobile and multi-screen experience expectations.

We cannot predict the effects of technological changes on our business. We expect that new services and technologies applicable to the industries in which we operate will continue to emerge and may be superior to, or render obsolete, the technologies we currently use in our products and services. Developing and incorporating new technologies into our products and services may require substantial expenditures, take considerable time, and ultimately may not be successful. In addition, our ability to adopt new products and services and develop new technologies may be inhibited by industry-wide standards, payment networks, changes to laws and regulations, resistance to change from consumers or merchants, third-party intellectual property rights, or other factors. Our success will depend on our ability to develop and incorporate new technologies, address the challenges posed by the rapidly evolving market for mobile transactions through our platforms and adapt to technological changes and evolving industry standards. If we are unable to do so in a timely or cost-effective manner, our business could be harmed.

The development and operation of our payment processing systems depends on our ability to raise capital. Our operations may require more capital than we are able to raise, and in the future, we may not be able to obtain additional capital on favorable or even acceptable terms. We may also have to incur additional debt, which may adversely affect our liquidity and operating performance.

Our ability to successfully grow our business and implement our growth and expansion strategy depends in large part on the availability of adequate capital to finance operations. We can give no assurance that the funds we have previously will provide sufficient capital to support the continued operations of our company. Changes in our growth and expansion strategy, lower than anticipated revenue for our IT consulting business and payment processing business, unanticipated and/or uncontrollable events in the credit or equity markets, changes to our liquidity, increased expenses, and other events may cause us to seek additional debt or equity financing. Financing may not be available on favorable or acceptable terms, or at all, and our failure to raise capital could adversely affect our operations and financial condition.

Additional equity financing may result in a dilution of the pro rata ownership stake of the holders of our common stock. Further, we may be required to offer subsequent investors investment terms, such as preferred distributions and voting rights, that are superior to the rights of the holders of our common stock, which could have an adverse effect on the value of your investment.

Additional debt financing, if available, may involve significant cash payment obligations, covenants and financial ratios that restrict our ability to operate and grow our business, and would cause us to incur additional interest expense and financing costs. As a consequence, our operating performance may be materially adversely affected.

Substantial and increasingly intense competition within our industry may harm our business.

We compete against a wide range of businesses, most of which are larger than we are, have a dominant and secure position in the market, or offer other products and services to customers that we do not offer.

In the IT consulting industry, we compete against business with comparable software, platforms and services which may have longer operating histories, greater revenue and resources and a larger customer base, which could negatively affect our business and results of operations.

The payments industry is rapidly changing, highly innovative and subject to substantial regulatory oversight. Our competitors offer a wide range of payment services, some of which are the same or similar to our business, including businesses that provide customers with other means of payments, including:

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Paper-based transactions;
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Providers of traditional electronic payment methods, including credit and debit cards;
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Payment networks which facilitate payments for credit card users;
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Providers of “digital wallets” which offer customers the ability to pay online and/or in store through a variety of payment methods, including with mobile applications, through contactless payments, and with a variety of payment cards,
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Providers of mobile payments solutions that use tokenized card data approaches and contactless payments (e.g. near field communication “NFC”) or host card emulation functionality) to eliminate the need to swipe or insert a card or enter a personal identification number or password;
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Providers of “person-to-person” payments that facilitate individuals sending money with an email address or mobile phone number;
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Money remitters;
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Providers of card readers for mobile devices and of other point of sale and multi-channel technologies; and
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Providers of virtual currencies and distributed ledger technologies.

We expect competition to intensify in the future as existing and new competitors introduce new services or enhance existing services. We compete against many companies to attract customers, and most of these companies have greater financial resources and substantially larger bases of customers than we do, which may provide them with significant competitive advantages. These companies may devote greater resources than we do to the development, promotion and sale of products and services, and they may be more effective in introducing innovative, less expensive products and services that hinder our growth. Competing services that have partnered with, or are tied to established banks and other financial institutions, may offer greater liquidity and create greater consumer confidence in the safety and efficiency of their services than we do. We expect that there will be continued mergers and acquisitions by or among these companies, which will lead to even larger competitors with more resources. We also expect to continue to see new entrants to our field, which offer competitive products and services. For example, traditional banks and other financial institutions currently offer online payments for their customers. These factors may make it difficult or cost prohibitive for us to do business. If we are unable to gain market acceptance, differentiate ourselves from, and successfully compete with our competitors, our business will be adversely affected.

Our ability to further develop our business depends on our ability to build a strong and trusted brand.

Although we have built a brand through our IT consulting business, we cannot be assured that our reputation and brand will be recognized or extended to our payments business. Building, maintaining, protecting and enhancing our brand are critical to expanding our customer base, as well as increasing strategic partnerships and developing new products. Harm to our brand can arise from many sources, including failure by us or our partners to satisfy expectations of service and quality; inadequate protection of sensitive information; compliance failures and claims; litigation and other claims; employee misconduct; and misconduct by our partners, service providers or other counterparties. If we do not successfully maintain a strong and trusted brand, our business could be harmed.

Customer complaints or negative publicity about our customer service could reduce usage of our products and, as a result, our business could suffer.

Our ability to successfully address customer complaints or negative publicity about our IT consulting business or customer service in the payments industry could severely diminish consumer confidence in and use of our product. Breaches of our customers’ privacy and our security measures could have the same effect. We expect to take certain measures to combat risks of fraud and breaches of privacy and security, such as freezing customer funds, can damage relations with our customers. These measures heighten the need for prompt and accurate customer service to resolve irregularities. Effective customer service requires significant expenses, which, if not managed properly, could impact our profitability significantly. Any inability by us to manage or train our customer service representatives properly could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints effectively, our reputation may suffer and we may lose our customers’ confidence.

We may face challenges in expanding into new geographic regions outside of Brazil.

We may expand into new geographic regions outside of Brazil, and we will face challenges associated with entering markets in which we have limited or no experience and in which we may not be well-known. Offering our services in new geographic regions requires substantial expenditures and takes considerable time, and we may not recover our investments in new markets in a timely manner or at all. For example, we may be unable to attract a sufficient number of merchants, anticipate competitive conditions or adapt to and tailor our services to different markets. The development of our products and services globally exposes us to risks relating to staffing and managing cross-border operations; increased costs and difficulty protecting intellectual property and sensitive data; tariffs and other trade barriers; differing and potentially adverse tax consequences; increased and conflicting regulatory compliance requirements, including with respect to privacy and security; lack of acceptance of our products and services; challenges caused by distance, language, and cultural differences; exchange rate risk; and political instability. We currently plan to expand our ViviPay business to Mexico and the United States. Our efforts to develop and expand the geographic footprint of our operations may not be successful, which could limit our ability to grow our business.

Failure to attract customers, customer attrition or a decline in our customers’ growth rate could cause our revenues to decline.

As we expand our ViviPay business, we will need customers to join our payment platform. We may not be able to get customers to join, or if we do, we may experience attrition in customer credit and debit card processing volume resulting from several factors, including business closures, transfers of customer accounts to our competitors, and account closures that we may initiate due to heightened credit risks relating to contract breaches by customers or a reduction in same-store sales. We cannot predict the level of acceptance or attrition in the future and our revenues could decline as a result of higher than expected attrition, which could have a material adverse effect on our business, financial condition, and results of operations.

Any acquisitions, partnerships or joint ventures that we make or enter into could disrupt our business and harm our financial condition.

Acquisitions, partnerships and joint ventures are part of our growth strategy. We evaluate, and expect in the future to evaluate, potential acquisitions of, and partnerships or joint ventures with, complementary businesses, services or technologies. We may not be successful in identifying acquisition, partnership, and joint venture targets. In addition, we may not be able to successfully finance or integrate any businesses, services, or technologies that we acquire or with which we form a partnership or joint venture, and we may lose merchants and customers as a result of any acquisition, partnership, or joint venture. Furthermore, the integration of any acquisition, partnership, or joint venture may divert management’s time and resources from our core business and disrupt our operations. Certain acquisitions, partnerships, and joint ventures we make may prevent us from competing for certain clients or in certain lines of business, and may lead to a loss of clients. We may spend time and money on projects that do not increase our revenue.

We rely on third parties in many aspects of our business, which creates additional risk.

We rely on third parties in many aspects of our business, including:

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Networks, banks, payment processors, and payment gateways that link us to the payment card and bank clearing networks to process transactions;

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Third parties that provide certain outsourced customer support and product development functions, which are critical to our operations; and

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Third parties that provide facilities, infrastructure, components and services, including data center facilities and cloud computing.

The third parties that we rely on to process transactions may fail or refuse to process transactions adequately. Any of the third parties we use may breach their agreements with us, refuse to renew these agreements on commercially reasonable terms, take actions that degrade the functionality of our services, impose additional costs or requirements on us, or give preferential treatment to competing services. Financial or regulatory issues, labor issues, or other problems that prevent these third parties from providing services to us or our customers could harm our business. If our service providers do not perform satisfactorily, our operations could be disrupted, which could result in customer dissatisfaction, damage our reputation, and harm our business.

Our failure to manage our customer funds properly could harm our business.

We hold a substantial amount of funds belonging to our customers, namely deposits in our customers’ ViviWallets. Our ability to manage and account accurately for the assets underlying our customer funds and comply with applicable regulatory requirements requires a high level of internal controls. As our business continues to grow and we expand our product offerings, we must continue to strengthen our associated internal controls. Our success requires significant public confidence in our ability to properly manage our customers’ balances and handle large and growing transaction volumes and amounts of customer funds. Any failure to maintain the necessary controls or to manage our customer funds and the assets underlying our customer funds accurately and in compliance with applicable regulatory requirements could result in reputational harm, lead customers to discontinue or reduce their use of our products and result in significant penalties and fines, which could materially harm our business.

Our quarterly results of operations and operating metrics may fluctuate and are unpredictable and subject to seasonality, which could result in the price of our common shares being unpredictable or declining.

Our quarterly results of operations for our payments business may vary significantly and are not necessarily an indication of future performance. These fluctuations may be due to a variety of factors, some of which are outside of our control and may not fully reflect the underlying performance of our business. In addition, we operate in a somewhat seasonal industry, in which we expect to experience relatively fewer transactions in the first quarters of the year, increased activity as the year-end holiday shopping season initiates, and fewer transactions after the year-end holidays.

Factors that may cause fluctuations in our quarterly results of operations will include our ability to attract and retain customers; the timing, effectiveness, and costs of expansion and upgrades of our systems and infrastructure, as well as the success of those expansions and upgrades; the outcomes of any legal proceedings and claims; our ability to maintain or increase revenue, gross margins and operating margins; our ability to continue introducing our payment platform and any new services; increases in and timing of expenses that we may incur to grow and expand our operations and to remain competitive; period-to-period volatility related to fraud and risk losses; system failures resulting in the inaccessibility of our products and services; changes in the regulatory environment, including with respect to security, privacy or enforcement of laws and regulations by regulators, including fines, orders, or consent decrees; changes in global business or macroeconomic enforcement of laws and regulations by regulators, including fines, orders, or consent decrees; changes in global business conditions; general retail buying patterns; and the other risks described in this prospectus. Future fluctuations in quarterly results may mean that our business is less predictable.

Our IT consulting business has significant fixed operating costs, which may be difficult to adjust in response to unanticipated fluctuations in revenue.

A high percentage of our operating expenses, particularly salary expense and rent is fixed in advance of any particular period. As a result, an unanticipated decrease in the number or average size of, or unanticipated delay in the scheduling for, our IT consulting projects may cause significant variations in operating results in any particular quarter and could have a material adverse effect on operations for that quarter. An unanticipated termination or decrease in size or scope of a significant IT consulting project, a customer’s decision not to proceed as anticipated or the completion during the quarter of several significant IT consulting projects could require us to retain underutilized employees and could have an adverse effect on our business, financial condition, and results of operations.

Our business could be harmed if we are unable to forecast demand for our products accurately or to manage our product inventory adequately.

Our IT consulting business creates and markets IT services, including cloud technology systems to commercial customers as well as our existing customer base. If we are unable to accurately forecast demand for our IT consulting products, our business will be harmed. Additionally, as our payments business develops, our IT consulting business will be responsible for the IT integrations and synergies. Any misalignment between our expected and actual growth could increase costs, delay integration, and ultimately harm our business.

With the goal of increasing our transaction business and POS device implementation, we invest broadly in our POS unit technology. An inability to forecast the success of a particular product correctly could harm our business. We must forecast inventory needs and expenses and place orders sufficiently in advance with our third-party suppliers and contract manufacturers based on our estimates of future demand for particular products. Our ability to forecast demand for our products accurately could be affected by many factors, including an increase or decrease in demand for our products or for our competitors’ products, unanticipated changes in general market conditions, and the change in economic conditions.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our common stock may be materially and adversely affected.

During the preparation of our annual financial statements for the fiscal periods ending December 31, 2018 and 2017, our management completed an assessment of the effectiveness of our internal control over financial reporting under Section 404(a), and did not identify any material weaknesses. However, as a small reporting company, we currently do not need our independent registered public accounting firm to attest to and report on the effectiveness of our internal control over financial reporting.

However, we are required to retain an independent registered public accounting firm to attest to and report on the effectiveness of our internal control over financial reporting if we become an accelerated filer. At that time, our management may conclude that our internal control over financial reporting is not effective. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may disagree with our assessment or may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our public company reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements, fail to meet our reporting obligations or fail to prevent fraud, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our common stock. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and prevent us from listing on the Nasdaq stock market (“Nasdaq”), and subject us to regulatory investigations and civil or criminal sanctions.

Our success largely depends on our executives and other key personnel. In order for our business to grow, we must be able to recruit, retain and develop qualified personnel. The loss of key personnel could harm our business.

Our ability to grow and our future performance depends substantially on the continued service of our executives and other key personnel. If we lose the service of any member of management or any key personnel, we may not be able to locate a suitable or qualified replacement, and we may incur additional expenses to recruit and train a replacement, which could severely disrupt our business and growth.

To maintain, grow, and expand our business, we will need to identify, hire, develop, motivate, and retain highly skilled employees. Identifying, recruiting, training, integrating, and retaining qualified individuals requires significant time, expense, and attention. Our IT consulting business is operated by highly-trained employees who we may not be able to recruit or retain. There may be changes in our management team that is disruptive to our business. If our management team fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. There is competition for highly skilled personnel. We may need to invest significant amounts of cash and equity to attract and retain new employees, and we may never realize returns on these investments. If we are not able to add and retain employees effectively, our ability to achieve our strategic objectives will be adversely affected, and our business and growth prospects will be harmed.

RISKS RELATED TO OUR INFORMATION TECHNOLOGY

Interruption or failure of our information technology and communications systems could impair our operations, which could damage our reputation and harm our results of operations.

Our success and ability to process payments and provide high quality customer service depend on the efficient and uninterrupted operation of our computer server and information technology systems. The failure of our computer systems and information technology to operate effectively or to integrate with other systems, performance inadequacy, or breach in security may cause interruptions in the availability of our sites, delays in product fulfillment, and reduced efficiency of our operations as well as reputational harm. Any failures, problems, or security breaches may mean that fewer customers are willing to use and purchase the services and products we offer. Factors that could occur and significantly disrupt our operations include: system failures and outages caused by fire, floods, earthquakes, power loss, telecommunications failure sabotage, terrorist attacks and similar events, software errors, computer viruses, physical or electronic break-ins, and breaches of our customers’ personal information such as credit card numbers, passwords, or other personal information. Also, if too many customers access our sites within a short period of time due to any reason, we may experience system interruptions that make our programs unavailable or prevent us from efficiently completing payment transactions, which will harm our reputation and adversely affect our operations.

Any disruptions or service interruptions that affect our sites could damage our reputation, require us to spend significant capital and other resources and expose us to a risk of loss or litigation and possible liability. Any of the above disruptions could harm our results of operations.

Unauthorized disclosure, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise or disruption of our services could expose us to liability, protracted and costly litigation and damage our reputation.

Our business involves the collection, storage, processing, and transmission of customers’ personal data, including names, addresses, identification numbers, credit or debit card numbers, expiration dates, and bank account numbers. An increasing number of organizations, including large merchants and businesses, other large technology companies, financial institutions and government institutions, have disclosed breaches of their information technology systems, some of which have involved sophisticated and highly targeted attacks, including on portions of their websites or infrastructure. We could also be subject to breaches of security by hackers. Threats may occur by human error, fraud, or malice on the part of employees or third parties, or may result from accidental technological failure. Concerns about security are increased when we transmit information. Electronic transmissions can be subject to attack, interception or loss. Also, computer viruses and malware can be distributed and spread rapidly over the internet and could infiltrate our systems or those of our associated participants, which can impact the confidentiality, integrity and availability of information, and the integrity and availability of our products, services and systems, among other effects. Denial of service or other attacks could be launched against us for a variety of purposes, including interfering with our services or creating a diversion for other malicious activities. These types of actions and attacks could disrupt our delivery of products and services or make them unavailable, which could damage our reputation, force us to incur significant expenses in remediating the resulting impacts, expose us to uninsured liability, subject us to lawsuits, fines or sanctions, distract our management, or increase our costs of doing business.

In the scope of both our IT consulting and payment processing activities, we share information with third parties, including commercial partners, third-party service providers and other agents, who collect, process, store, and transmit sensitive data. Given the rules established by the payment scheme settlors, (with respect to our ViviPay Pre-Paid Card), and applicable regulations, we may be held responsible for any failure or cybersecurity breaches attributed to these third parties insofar as they relate to the information we share with them. The loss, destruction, or unauthorized modification of data of the end users of payment services (e.g., payers, receivers, cardholders, merchants, and those who may hold funds and balance in their accounts) by us or our third-party service providers and other agents or through systems we provide could result in significant fines, sanctions, and proceedings or actions against us by the payment systems, governmental bodies or third parties, which could have a material adverse effect on our business, financial condition, and results of operations. Any such proceeding or action, and any related indemnification obligation, could damage our reputation, force us to incur significant expenses in defense of these proceedings, distract our management, increase our costs of doing business, or result in the imposition of financial liability.

Our encryption of data and other protective measures may not prevent unauthorized access or use of sensitive data. A breach of our system or that of one of our associated participants may subject us to material losses or liability, including payment scheme fines, assessments and claims for unauthorized purchases with misappropriated credit, debit or card information, impersonation, or other similar fraud claims. A misuse of such data or a cybersecurity breach could harm our reputation and deter merchants from using electronic payments generally and our products and services specifically, thus reducing our revenue. In addition, any such misuse or breach could cause us to incur costs to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits, result in the imposition of material penalties and fines under state and federal laws or regulations or by the payment systems. In addition, a significant cybersecurity breach of our systems or communications could result in payment systems prohibiting us from processing transactions on their systems or the loss of Central Bank authorization to operate as a payment institution (instituição de pagamento) in Brazil, which could materially impede our ability to conduct business. We do not maintain insurance policies specifically for cyber-attacks.

We cannot assure that there are written agreements in place with every associated participant or that such written agreements will prevent the unauthorized use, modification, destruction or disclosure of data or enable us to obtain reimbursement from associated participants in the event we should suffer incidents resulting in unauthorized use, modification, destruction or disclosure of data. In addition, many of our associated participants are small- and medium-sized agents that have limited competency regarding data security and handling requirements and may thus experience data losses. Any unauthorized use, modification, destruction or disclosure of data could result in protracted and costly litigation, which could have a material adverse effect on our business, financial condition and results of operations.

Cybersecurity incidents are increasing in frequency and evolving in nature and include, but are not limited to, installation of malicious software, unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information and the corruption of data. Given the unpredictability of the timing, nature and scope of information technology disruptions, there can be no assurance that the procedures and controls we employ will be sufficient to prevent security breaches from occurring and we could be subject to manipulation or improper use of our systems and networks or financial losses from remedial actions, any of which could have a material adverse effect on our business, financial condition and results of operations.

Unauthorized disclosure of sensitive or confidential customer information or our failure or the perception by our customers that we failed to comply with privacy laws or properly address privacy concerns could harm our business and standing with our customers.

We collect, store, process, and use certain personal information and other user data in our IT consulting and payment processing businesses. The non-disclosure agreements that we enter into in our IT consulting business may not fully protect our customers from the disclosure of sensitive or confidential information related to their business. A significant risk associated with payment processing, e-commerce and communications is the secure transmission of confidential information over public networks. The perception of privacy concerns, whether or not valid, may harm our business and results of operations. We must ensure that all processing, collection, use, storage, dissemination, transfer and disposal of data for which we are responsible comply with relevant data protection and privacy laws. The protection of our customer, employee and our data is critical to us. Currently, a number of our users authorize us to bill their credit card accounts directly. We rely on commercially available systems, software, tools and monitoring to provide secure processing, transmission and storage of confidential customer information, such as credit card and other personal information. Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. Any security breach, or any perceived failure involving the misappropriation, loss or other unauthorized disclosure of confidential information, as well as any failure or perceived failure to comply with laws, policies, legal obligations or industry standards regarding data privacy and protection, whether by us or our vendors, could damage our reputation, expose us to litigation risk and liability, subject us to negative publicity, disrupt our operations and harm our business. Our security measures may fail to prevent security breaches, which could harm our business.

Our programs must integrate with a variety of operating systems and networks, and the hardware that enables merchants to accept payment cards must operate with mobile networks and mobile devices. If we are unable to ensure that our programs or hardware interoperate with such networks, operating systems and devices, our business may be seriously harmed.

Our businesses are dependent on the ability of our products and services to integrate with a variety of operating systems and networks, as well as web browsers that we do not control. Any changes in these systems or networks that degrade the functionality of our products and services, impose additional costs or requirements on us, or give preferential treatment to competitive services, including their own services, could seriously harm the levels of usage of our products and services. We also rely on bank platforms to process some of our transactions. If there are any issues with or service interruptions in these bank platforms, users may be unable to have their transactions completed, which would seriously harm our business.

In addition, while our POS systems are manufactured by a third party, they operate with our software. Any changes in the functionality of the POS systems may limit the compatibility of our software with such networks and devices and require modifications to our software. If we are unable to ensure that our software is compatible with such devices, or if doing so is costly, our business may be harmed.

We have business systems that do not have full redundancy.

While much of our processing infrastructure is located in multiple, redundant data centers, we have some core business systems that are located in only one facility and do not have redundancy. An adverse event, such as damage or interruption from natural disasters, power or telecommunications failures, cybersecurity breaches, criminal acts and similar events, with respect to such systems or the facilities in which they are located could impact our ability to conduct business and perform critical functions, which could negatively impact our financial condition and results of operations.

We partially rely on card issuers or card systems to process our transactions. Changes to credit card scheme fees, rules or practices may harm our business.

We partially rely on card issuers or card systems to process our transactions, and must pay a fee for this service. From time to time, card systems may increase the interchange fees that they charge for each transaction using one of their cards. Credit card processors have the right to pass any increases in interchange fees on to us as well as increase their own fees for processing. In addition, card systems may impose special assessments for transactions that are executed through a “digital wallet,” and these fees could particularly affect us and significantly increase our costs. These increased fees increase our operating costs and reduce our profit margins.

We are also required by credit card systems to comply with their operating rules. The credit card systems and their member banks set and interpret these rules. The bank accounts offered by those member banks compete with our digital account services. Credit card companies that we partner with could adopt new operating rules or reinterpret existing rules that we or our processors might find difficult or even impossible to follow. As a result, we could lose our ability to provide our customers the option of using credit cards to fund their payments and our users the option to pay their fees using a credit card. If we were unable to accept credit cards, our business would be seriously harmed.

We could lose the right to accept credit cards or could be required to pay fines if credit card systems determine that users are using our platform to engage in illegal or “high risk” activities, or if users generate a large volume of chargebacks related to fraudulent transactions. Additionally, we may be unable to access financing in the credit and capital markets at reasonable rates to fund our operations and for that reason our profitability and total transaction business could decline significantly.

We will incur increased costs as a result of operating as a public reporting company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a non-reporting company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly.

If we fail to manage our growth effectively, our business could be harmed.

In order to manage our growth effectively, we must continue to strengthen our existing infrastructure, develop and improve our internal controls, create and improve our reporting systems, and timely address issues as they arise. These efforts may require substantial financial expenditures, commitments of resources, developments of our processes, and other investments and innovations. Furthermore, we encourage employees to quickly develop and launch new features for our products and services. As we grow, we may not be able to execute as quickly as smaller, more efficient organizations. If we do not successfully manage our growth, our business will suffer.

We are susceptible to illegal or improper uses of our payment platforms, which could expose us to additional liability and harm our business.

Our payment platforms will be susceptible to potentially illegal or improper uses. This may include illegal online gambling, fraudulent sales of goods or services, illicit sales of prescription medications or controlled substances, software and other intellectual property piracy, money laundering, bank fraud, terrorist financing, prohibited sales of alcoholic beverages and tobacco products and online securities fraud. The owners of intellectual property rights or government authorities may seek to bring legal action against us if our platform is used for the sale of infringing items. These claims could result in reputational harm and any resulting liabilities, loss of transaction volume or increased costs could harm our business.

In addition, our future payment processing services could be subject to unauthorized card use, identity theft, employee fraud or other internal security breaches. We may incur significant costs to protect against the threat of information security breaches or to respond to or alleviate problems caused by any breaches. Laws may require us to notify regulators, customers or employees of security breaches and we may be required to reimburse customers or banks for any funds stolen as a result of any breaches or to provide credit monitoring or identity theft protection in the event of a privacy breach. These requirements, as well as any additional restrictions that may be imposed by credit card companies, could raise our costs significantly and reduce our attractiveness.

In addition to the direct costs of such losses, if they are related to credit card transactions and become excessive they could result in us losing the right to accept credit cards for payment. Since credit cards are the most widely used method for our customers to pay for the products we sell, our business will be harmed if we are unable to accept credit cards.

We have only a limited ability to protect our intellectual property rights, which are important to our success.

The protection of our intellectual property, including our trademarks, patents, copyrights, domain names, trade dress, and trade secrets, is critical to our success. We seek to protect our intellectual property rights by relying on applicable laws and regulations, as well as a variety of administrative procedures. We also rely on contractual restrictions to protect our proprietary rights when offering or procuring products and services, including confidentiality agreements with parties with whom we conduct business.

However, contractual arrangements and other steps we have taken to protect our intellectual property may not prevent third parties from infringing or misappropriating our intellectual property or deter independent development of equivalent or superior intellectual property rights by others. Trademark, copyright, patent, domain name, trade dress and trade secret protection is expensive to maintain and may require litigation. Protecting our intellectual property rights and other proprietary rights is expensive and time-consuming and may not be successful in every jurisdiction. Also, we may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. We have licensed certain of our proprietary rights, such as trademarks or copyrighted material, to others in the past, and expect to do so in the future. These licensees may take actions that diminish the value of our proprietary rights or harm our reputation. Any failure to protect or enforce our intellectual property rights adequately, or significant costs incurred in doing so, could materially harm our business.

As the number of products in the software industry increases and the functionalities of these products further overlap, and as we acquire technology through acquisitions or licenses, we may become increasingly subject to infringement claims, including patent, copyright, and trademark infringement claims. We may be required to enter into litigation to determine the validity and scope of the patents or other intellectual property rights of others. The ultimate outcome of any allegation is uncertain and, regardless of the outcome, any such claim, with or without merit, may be time-consuming, result in costly litigation, divert management’s time and attention from our business, require us to stop selling, delay shipping, or redesign our products, or require us to pay substantial amounts to satisfy judgments or settle claims or lawsuits or to pay substantial royalty or licensing fees, or to satisfy indemnification obligations that we have with some of our customers. Our failure to obtain necessary license or other rights, or litigation or claims arising out of intellectual property matters, may harm our business.

If we continue to grow, we may not be able to appropriately manage the increased size of our business.

We anticipate that further expansion will be required to address potential growth in our customer base and market opportunities.

We must constantly add updated software and add and train new engineers and other personnel to accommodate the increased use of our platforms and the new products and features we regularly introduce. This upgrade process is expensive, and the increasing complexity and enhancement of our platform results in higher costs. Failure to upgrade our technology, features, transaction processing systems, security infrastructure, or network infrastructure to accommodate increased traffic or transaction volume could harm our business. Adverse consequences could include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of users’ experiences of our services and delays in reporting accurate financial information.

Our revenues depend on effective IT consulting services as well as prompt and accurate transaction processes. Our failure to grow our transaction-processing capabilities to accommodate the increasing number of transactions that must be billed on our platform would harm our business and our ability to collect revenue. Furthermore, we may need to enter into relationships with various strategic partners, websites and other online service providers and other third parties necessary to our business. The increased complexity of managing multiple commercial relationships could lead to execution problems that can affect current and future revenues, and operating margins.

We cannot assure you that our current and planned systems, procedures and controls, personnel and third-party relationships will be adequate to support our future operations. In addition, our current expansion has placed a significant strain on management and on our operational and financial resources, and this strain is expected to continue. Our failure to manage growth effectively could seriously harm our business, results of operations and financial condition.

We partially rely on card issuers or payment systems to process our transactions. If we fail to comply with the applicable requirements of our payment systems, they could seek to fine us, suspend us or terminate our registrations, which could have a material adverse effect on our business, financial condition or results of operations.

Our payment processing business model relies on card issuers or payment systems to process our transactions, and we must pay a fee for these services. From time to time, such card issuers or payment systems may increase the interchange fees that they charge for each transaction using one of their cards. A significant source of our revenue comes from processing transactions through payment systems. The payment systems routinely update and modify their requirements. Changes in the requirements may impact our ongoing cost of doing business and we may not, in every circumstance, be able to pass through such costs to our clients or associated participants. Furthermore, if we do not comply with the payment scheme requirements (e.g., their rules, bylaws and charter documentation), the payment systems could seek to fine us, suspend us or terminate our registrations that allow us to process transactions on their systems. On occasion, we have received notices of non-compliance and fines, which have typically related to transactional or messaging requisites, as well as excessive chargebacks by a merchant or data security failures on the part of a merchant. If we are unable to recover amounts relating to fines from or pass through costs to our merchants or other associated participants, we would experience a financial loss.

We are subject to economic and political risk, the business cycles and credit risk of our clients and issuing banks and volatility in the overall level of consumer, business and government spending, which could negatively impact our business, financial condition and results of operations.

The electronic payments industry depends heavily on the overall level of consumer, business and government spending. Our payment processing business is exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. A sustained deterioration in general economic conditions, including a rise in unemployment rates, particularly in Brazil, or increases in interest rates may adversely affect our financial performance by reducing the number or average purchase amount of transactions made using electronic payments. A reduction in the amount of consumer spending could result in a decrease in our revenue and profits. If cardholders make fewer transactions with their cards, our merchants make fewer sales of their products and services using electronic payments or people spend less money per transaction, we will have fewer transactions to process at lower amounts, resulting in lower revenue.

In addition, a recessionary economic environment could affect our merchants through a higher rate of bankruptcy filings, resulting in lower revenues and earnings for us. Our merchants are liable for any charges properly reversed by the card issuer on behalf of the cardholder. Our associated participants are also liable for any fines, or penalties, that may be assessed by any payment systems. In the event that we are not able to collect such amounts from the associated participants, whether due to fraud, breach of contract, insolvency, bankruptcy or any other reason, we may be liable for any such charges. Furthermore, in the event of a closure of a merchant, we are unlikely to receive our fees for any services rendered to that merchant in its final months of operation, including subscription revenue owed to us from such merchant’s equipment rental obligations. In turn, we also face a default risk from issuing banks that are counterparty to our receivables pursuant to our credit card payment arrangements. Accordingly, a default by an issuing bank, due to insolvency, bankruptcy, intervention, operational error or otherwise could negatively impact our cash flows as we are required to make payments to merchants independently of the issuing banks’ payments owed to us. Any of the foregoing risks would negatively impact our business, financial condition and results of operations.

A decline in the use of credit, debit or prepaid cards as a payment mechanism for consumers or adverse developments with respect to the payment processing industry in general could have a materially adverse effect on our business, financial condition and results of operations.

If consumers do not continue to use credit, debit or prepaid cards as a payment mechanism for their transactions or if there is a change in the mix of payments between cash, credit, debit and prepaid cards that is adverse to us, it could have a material adverse effect on our business, financial condition and results of operations. While we plan to offer a digital wallet to our customers, the future growth in the use of credit, debit and prepaid cards will be driven by the cost, ease-of-use, and quality of services offered to consumers and businesses. In order to consistently increase and maintain our profitability, consumers and businesses must continue to use credit, debit and prepaid cards. Moreover, if there is an adverse development in the payments industry or Brazilian market in general, such as new legislation or regulation that makes it more difficult for our clients to do business or utilize such payment mechanisms, our business, financial condition and results of operations may be adversely affected.

Our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks, which could expose us to losses and liability and otherwise harm our business.

We operate in a rapidly changing industry, and we have experienced significant change in recent years. Accordingly, our risk management policies and procedures may not be fully effective in identifying, monitoring and managing our risks. Some of our risk evaluation methods depend upon information provided by others and public information regarding markets, clients or other matters that are otherwise inaccessible by us. In some cases, however, that information may not be accurate, complete or up-to-date. If our policies and procedures are not fully effective or we are not always successful in capturing all risks to which we are or may be exposed, we may suffer harm to our reputation or be subject to litigation or regulatory actions that could have a material adverse effect on our business, financial condition and results of operations. We offer IT consulting, payments services and other products and services to a large number of clients, and we are responsible for vetting and monitoring these clients and determining whether the transactions we process for them are lawful and legitimate.

If our products and services are used to process illegitimate transactions, and we anticipate that we would settle those funds to merchants and if we are unable to recover them, we suffer losses and liability. These types of illegitimate, as well as unlawful, transactions can also expose us to governmental and regulatory sanctions, including outside of Brazil (e.g., U.S. anti-money laundering and economic sanctions violations). The highly automated nature of, and liquidity offered by, our payments services make us a target for illegal or improper uses, including fraudulent or illegal sales of goods or services, money laundering, and terrorist financing. Identity thieves and those committing fraud using stolen or fabricated credit card or bank account numbers, or other deceptive or malicious practices, can potentially steal significant amounts of money from businesses like ours. In configuring our payments services, we face an inherent trade-off between security and client convenience. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. As a greater number of larger merchants use our services, we expect our exposure to material losses from a single merchant, or from a small number of merchants, to increase. In addition, when we introduce new services, focus on new business types, or begin to operate in markets in which we have a limited history of fraud loss, we may be less able to forecast and reserve accurately for those losses. Furthermore, if our risk management policies and processes contain errors or are otherwise ineffective, we may suffer large financial losses, we may be subject to civil and criminal liability, and our business may be materially and adversely affected.

RISKS RELATED TO REGULATORY APPROVALS

Our business is subject to extensive government regulation and oversight as well as complex and overlapping rules that frequently change.

Our business is subject to laws, regulations, policies and legal interpretations in the markets in which we operate, including, but not limited to, those governing banking, credit, deposit taking, cross-border and domestic money transmission, foreign exchange, privacy, data protection, cybersecurity, banking secrecy, payment services, consumer protection, economic and trade sanctions, anti-money laundering, and counter-terrorist financing. The legal and regulatory requirements which we are subject to involve extensive, complex and frequently changing.

As we expand into international markets, we must comply with the laws of countries or markets in which we operate. We have implemented policies and procedures designed to help ensure compliance with applicable laws, and regulations, but there can be no assurance that our employees, contractors, or agents will not violate such laws and regulations.

Our business is subject to extensive government regulation and oversight in Brazil and our status under these regulations may change. Violation of or compliance with present or future regulation could be costly, expose us to substantial liability and force us to change our business practices, any of which could seriously harm our business and results of operations.

As a payment institution (instituição de pagamento) and payment scheme settlor (instituidor de arranjo de pagamento) in Brazil, our business is subject to Brazilian laws and regulations relating to electronic payments in Brazil, comprised of Brazilian Federal Law No. 12,865/13 and related rules and regulations. If we fail to comply with the requirements of the Brazilian legal and regulatory framework, we could be prevented from carrying out our regulated activities, and we could be (i) required to pay substantial fines (including per transaction fines) and disgorgement of our profits, (ii) required to change our business practices or (iii) subjected to insolvency proceedings such as an intervention by the Central Bank. We have applied to the Central Bank to be licensed as a payment institution, and are awaiting such Central Bank approval. While we are permitted to continue operations as a payment institution pending the outcome of the approval process, the failure to eventually obtain such approval would have material adverse effects on our business. In addition, we currently operate as a payment scheme settlor pursuant to Central Bank license exemption, and depending on its growth in volumes processed, will be subject to the applicable regulations to operate as a payment scheme settlor. Any disciplinary or punitive action by our regulators or failure to obtain required operating licenses could seriously harm our business and results of operations. The working capital solutions that we offer merchants make up a significant portion of our activities. Law No. 12,865/13 prohibits payment institutions like us from performing activities that are restricted to financial institutions. There is some debate under Brazilian law as to whether providing early payment of receivables to merchants could be characterized as “lending,” which is an activity that is restricted to financial institutions. Similarly, there is some debate as to whether the discount rates applicable to this early payment feature should be considered as “interest” under Brazilian law, in which case the limits set by Decree No. 22,623, of April  7, 1933 (the Brazilian Usury Law) would apply to these rates. If new laws are enacted or the courts’ interpretation of this activity changes, either preventing us from providing this feature or limiting the fees we usually charge, our financial performance could be negatively affected. For further information regarding these regulatory matters, see “Business – Regulation.”

Certain ongoing legislative and regulatory initiatives under discussion by the Brazilian Congress, the Central Bank and the broader payments industry may result in changes to the regulatory framework of the Brazilian payments and financial industries and may have an adverse effect on us.

During the course of 2018, the Central Bank issued several regulations related to the Brazilian payments market, aiming to increase the use of electronic payments, increase competitiveness in the sector, strengthen governance and risk management practices in the industry, encourage the development of new solutions and the differentiation of products to consumers, and promote the increased use of electronic payment means. Such measures include the following recently-enacted Central Bank regulations: (i) Circular 3,886/18, which defines and classifies sub-acquirers and determines conditions that require sub-acquirers to use centralized settlement via the Brazilian Interbank Payments Clearinghouse (CIP) system; and (ii) Circular 3,887/18, which establishes that interchange fees on debit cards will be subject to a cap of up to 0.8% on debit transactions, and that debit card issuers must maintain a maximum average interchange fee of 0.5% on their total transaction volume, with each cap effective October 2018.

In addition to such recently enacted regulations, there are legislative and regulatory initiatives currently being discussed by the Brazilian Congress, Central Bank and the broader payments industry which may modify the regulatory framework of the Brazilian payments and financial industries. For instance, there has been discussion in the Brazilian Congress about the payment cycle currently in place in the Brazilian payments market. Should these discussions lead the Central Bank, as the competent authority over the market, to implement a reduction in existing payment cycles, this could adversely affect prepayment services relating to credit card installment receivables that are commonly used by merchants in Brazil. Any reduction in payment cycles could significantly negatively impact our working capital solutions business, which could adversely affect our business, revenues and financial condition. These discussions are in various phases of development, whether as part of legislative, regulatory or private initiatives in the industry and the overall impact of any such reform proposals is difficult to estimate. Any such changes in laws, regulations or market practices have the potential to alter the type or volume of the card-based transactions we process and our payment services and could adversely affect our business, revenues and financial condition.

Our potential expansion into the United States will subject us to regulation which may adversely affect our ability to execute our business plan.

If we expand our ViviPay products into the United States, we will be subject to a new complex and evolving legal and regulatory environment. We will be subject to a multitude of federal, state and foreign laws and regulations, including, but not limited to: federal anti-money laundering laws and regulations, including the USA PATRIOT Act, the Bank Secrecy Act, anti-terrorist financing laws and anti-bribery and corrupt practice laws and regulations; state money transmitter or similar licensing requirements; federal and state consumer protection laws, including the Credit Card Accountability, Responsibility and Disclosure Act of 2009, and the Durbin Amendment to Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and regulations relating to privacy and data security; and foreign jurisdiction payment services industry regulations. We do not have experience operating under this legal and regulatory landscape and have not established a program to ensure proper compliance. In addition, there is no certainty that laws and regulations affecting our business will not change. Any such change of laws and regulations applicable to our business might adversely affect our ability to execute our business plan and achieve profitable operating results.

We are subject to costs and risks associated with increased or changing laws and regulations affecting our business, including those relating to the sale of consumer products. Specifically, developments in data protection and privacy laws could harm our business, financial condition or results or operations.

We operate in a complex regulatory and legal environment that exposes us to compliance and litigation risks that could materially affect our results of operations. These laws may change, sometimes significantly, as a result of political, economic or social events. Some of the federal, state or local laws and regulations in Brazil that affect us include: those relating to consumer products, product liability or consumer protection; those relating to the manner in which we advertise, market or sell products; labor and employment laws, including wage and hour laws; tax laws or interpretations thereof; bank secrecy laws, data protection and privacy laws and regulations; and securities and exchange laws and regulations. For instance, data protection and privacy laws are developing to take into account the changes in cultural and consumer attitudes towards the protection of personal data. There can be no guarantee that we will have sufficient financial resources to comply with any new regulations or successfully compete in the context of a shifting regulatory environment.

On August 14, 2018, the President of Brazil approved Law No. 13,709/2018, a comprehensive data protection law establishing general principles and obligations that apply across multiple economic sectors and contractual relationships (Lei Geral de Proteção de Dados) or the LGPD. The LGPD establishes detailed rules for the collection, use, processing and storage of personal data and will affect all economic sectors, including the relationship between customers and suppliers of goods and services, employees and employers and other relationships in which personal data is collected, whether in a digital or physical environment. The obligations established by LGPD will become effective within 18 months from the date of publication of the law, by which date all legal entities will be required to adapt their data processing activities to these new rules. Any additional privacy laws or regulations enacted or approved in Brazil or in other jurisdictions in which we operate could seriously harm our business, financial condition or results of operations.

On August 16, 2018, the Central Bank approved Circular 3,909, which establishes requirements for the engaging of data processing, storage and cloud computing services by payment institutions authorized to operate by the Central Bank and determines the mandatory implementation of a cybersecurity policy. In this regard, Circular 3,909 requires payment institutions to draw up an internal cybersecurity policy and to include specific mandatory clauses in contracts regarding data processing, storage and cloud computing services. Circular 3,909 will become effective on September 1, 2019. All payment institutions will be required to adapt their activities and agreements to these new rules in accordance with the timeline for adequacy established by Circular 3,909.

In particular, as we seek to build a trusted and secure platform for commerce, and as we expand our network of sellers and buyers and facilitate their transactions and interactions with one another, we will increasingly be subject to laws and regulations relating to the collection, use, retention, security, and transfer of information, including the personally identifiable information of our employees and our merchants and their customers. As with the other laws and regulations noted above, these laws and regulations may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible they will be interpreted and applied in ways that will materially and adversely affect our business. Any failure, real or perceived, by us to comply with our posted privacy policies or with any regulatory requirements or orders or other local, state, federal, or international privacy or consumer protection-related laws and regulations could cause sellers or their customers to reduce their use of our products and services and could materially and adversely affect our business.

We are subject to costs and risks associated with increased or changing laws and regulations affecting our business, including developments in data protection and privacy laws could harm our business, financial condition or results or operations.

We operate in a complex regulatory and legal environment that exposes us to legal and regulatory risks that could materially affect our results of operations. These laws may change, sometimes significantly, as a result of political, economic or social events. Some of the federal, state or local laws and regulations that affect us include: those relating to consumer products, product liability or consumer protection; those relating to the manner in which we advertise, market or sell products; labor and employment laws, including wage and hour laws; tax laws or interpretations thereof; data protection and privacy laws and regulations; and securities and exchange laws and regulations. For instance, data protection and privacy laws are developing to take into account the changes in cultural and consumer attitudes towards the protection of personal data. There can be no guarantee that we will have sufficient financial resources to comply with any new regulations or successfully compete in the context of a shifting regulatory environment. Any additional privacy laws or regulations could seriously harm our business, financial condition or results of operations.

Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws may harm our results of operations.

Changes in tax laws, regulations, related interpretations and tax accounting standards in Brazil, may result in a higher tax rate on our earnings, which may significantly reduce our profits and cash flows from operations. For example, in 2015 the Brazilian government increased the rate of PIS/COFINS tax (which is a social contribution on gross revenues) from 0% to 4.65% on financial income realized by Brazilian companies that are taxed under the non-cumulative regime (which is the tax regime that applies to us). In addition, our results of operations and financial condition may decline if certain tax incentives are not retained or renewed. For example, Brazilian Law No. 11,196 currently grants tax benefits to companies that invest in research and development, which significantly reduces our annual income tax expense. If the taxes applicable to our business increase or any tax benefits are revoked and we cannot alter our cost structure to pass our tax increases on to customers, our financial condition, results of operations and cash flows could be seriously harmed. Our payment processing activities are also subject to a Municipal Tax on Services (“Imposto Sobre Serviços,” or “ISS”). Any increases in ISS rates would also harm our profitability.

In addition, Brazilian government authorities at the federal, state and local levels are considering changes in tax laws in order to cover budgetary shortfalls resulting from the recent economic downturn in Brazil. If these proposals are enacted they may harm our profitability by increasing our tax burden, increasing our tax compliance costs, or otherwise affecting our financial condition, results of operations and cash flows. Tax rules in Brazil, particularly at the local level, can change without notice. We may not always be aware of all such changes that affect our business and we may therefore fail to pay the applicable taxes or otherwise comply with tax regulations, which may result in additional tax assessments and penalties for our business.

Failure to deal effectively with fraud, fictitious transactions, bad transactions or negative customer experiences would increase our loss rate and harm our business, and could severely diminish customer confidence in and use of our programs and platform.

We expect to incur losses and expenses due to claims from consumers that merchants have not performed or that their goods or services do not match the merchant’s description. We seek to recover these losses and expenses from the merchant, but may not be able to recover them in full when the merchant is unwilling or unable to pay. We also may incur losses and expenses from claims that the consumer did not authorize the purchase, from consumer fraud and from erroneous transmissions. In addition, if losses related to card transactions become excessive, they could potentially result in a loss of our right to accept cards for payment. In the event that we were unable to accept cards, the number of transactions processed through our platform would decrease substantially and our business would be harmed. We are also subject to the risk of fraudulent activity by merchants, consumers of products purchased through our platform, or third parties handling our user information. We take measures to detect and reduce the risk of fraud, but these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, our business could be harmed.

We are subject to anticorruption, anti-bribery and anti-money laundering laws and regulations.

We are subject to various anticorruption, anti-bribery and anti-money laundering laws and regulations that prohibit, among other things, our involvement in improper payments to certain public officials for the purpose of obtaining advantages or in transferring the proceeds of criminal activities. We have programs designed to comply with new and existing legal and regulatory requirements. However, any errors, failures, or delays in complying with anticorruption, anti-bribery and anti-money laundering laws and regulations could result in significant criminal and civil lawsuits, penalties, forfeiture of significant assets, or other enforcement actions, as well as reputational harm.

Regulators may increase enforcement of these obligations, which may require us to further revise or expand our compliance program, including the procedures we use to verify the identity of our customers and to monitor our transactions. Regulators regularly reexamine the transaction volume thresholds at which we must obtain and keep applicable records or verify identities of customers and any change in such thresholds could result in greater costs for compliance. Costs associated with fines or enforcement actions, changes in compliance requirements, or limitations on our ability to grow could harm our business and any new requirements or changes to existing requirements could impose significant costs, result in delays to planned product improvements, make it more difficult for new customers to join our network and reduce the attractiveness of our products and services.

The costs and effects of pending and future litigation, investigations or similar matters, or adverse facts and developments related thereto, could materially affect our business, financial position and results of operations.

We are, and may be in the future, party to legal, arbitration and administrative investigations, inspections and proceedings arising in the ordinary course of our business or from extraordinary corporate, tax or regulatory events, involving our clients, suppliers, customers, as well as competition, government agencies, tax and environmental authorities, particularly with respect to civil, tax and labor claims. Our indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Furthermore, there is no guarantee that we will be successful in defending ourselves in pending or future litigation or similar matters under various laws. Should the ultimate judgments or settlements in any pending litigation or future litigation or investigation significantly exceed our indemnity rights, they could have a material adverse effect on our business, financial condition and results of operations. Further, even if we adequately address issues raised by an inspection conducted by an agency or successfully defend our case in an administrative proceeding or court action, we may have to set aside significant financial and management resources to settle issues raised by such proceedings or to those lawsuits or claims, which could adversely affect our business.

RISKS RELATING TO BRAZIL

The e-commerce market in Brazil is developing, and the expansion of our business depends on the continued growth of e-commerce, as well as increased availability, quality and usage of the Internet in Brazil.

Our future revenues from digital payments depend substantially on consumers’ widespread acceptance and use of the Internet as a way to conduct commerce. Rapid growth in the use of the Internet (particularly as a way to provide and purchase products and services) is a relatively recent phenomenon in Brazil and we cannot assure you that this acceptance and usage will continue or increase. Furthermore, if the penetration of Internet access in Brazil does not increase quickly, it may limit our potential growth, particularly in regions with low levels of Internet quality and access and/or low levels of income.

Internet usage in Brazil may never reach the levels seen in more developed countries for reasons that are beyond our control, including the lack of necessary network infrastructure or delayed development of enabling technologies, performance improvements and security measures. The infrastructure for the Internet in Brazil may not be able to support continued growth in the number of users, their frequency of use or their bandwidth requirements. Delays in telecommunication and infrastructure development or other technology shortfalls may impede improvements in Internet reliability in Brazil. If telecommunications services are not sufficiently available to support the growth of the Internet in Brazil, response times could be slower, which would reduce Internet usage and harm our services. In addition, even if Internet penetration in Brazil increases, this may not lead to growth in e-commerce due to a number of factors, including lack of confidence by users in online security.

Furthermore, the price of Internet access and Internet-connected devices, such as personal computers, tablets, mobile phones and other portable devices, may limit our growth, particularly in parts of Brazil with low levels of income. Income levels in Brazil are significantly lower than in the United States and other more developed countries, while prices of both portable devices and Internet access in Brazil are higher than in those countries. Income levels in Brazil may decline and device and access prices may increase in the future.

Any of these factors could limit our ability to generate revenues in future.

The Brazilian federal government has exercised, and continues to exercise, significant influence over the Brazilian economy. This involvement as well as Brazil’s political and economic conditions could harm us.

The Brazilian federal government frequently exercises significant influence over the Brazilian economy and occasionally makes significant changes in policy and regulations. The Brazilian government’s actions to control inflation and other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, foreign exchange rate controls, currency devaluations, capital controls and limits on imports. We have no control over and cannot predict what measures or policies the Brazilian government may take in the future. We and the market price of our securities may be harmed by changes in Brazilian government policies, as well as general economic factors, including, without limitation:

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growth or downturn of the Brazilian economy;
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interest rates and monetary policies;
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exchange rates and currency fluctuations;
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inflation;
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liquidity of the domestic capital and lending markets;
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import and export controls;
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exchange controls and restrictions on remittances abroad;
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modifications to laws and regulations according to political, social and economic interests;
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fiscal policy and changes in tax laws;
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economic, political and social instability;
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labor and social security regulations;
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energy and water shortages and rationing; and
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other political, social and economic developments in or affecting Brazil.

In addition, Brazil is currently experiencing a recession and weak macroeconomic conditions are expected to continue for an indeterminate time. We cannot predict what measures the Brazilian federal government will take in the face of mounting macroeconomic pressures or otherwise.

Uncertainty over whether the Brazilian federal government will implement changes in policy or regulation affecting these or other factors in the future may affect economic performance and contribute to economic uncertainty in Brazil, which may have an adverse effect on us and our Common Stock. Recent economic and political instability has led to a negative perception of the Brazilian economy and higher volatility in the Brazilian securities markets, which also may adversely affect us and our common shares.

The ongoing economic uncertainty and political instability in Brazil may harm us.

Brazil’s political environment has historically influenced, and continues to influence, the performance of the country’s economy. Political crises have affected and continue to affect the confidence of investors and the general public, which have historically resulted in economic deceleration and heightened volatility in the securities issued by Brazilian companies.

The recent economic instability in Brazil has contributed to a decline in market confidence in the Brazilian economy as well as to a deteriorating political environment. Weak macroeconomic conditions in Brazil are expected for an indeterminate time. In addition, various ongoing investigations into allegations of money laundering and corruption being conducted by the Office of the Brazilian Federal Prosecutor, including the largest such investigation, known as “Operação Lava Jato”, have negatively impacted the Brazilian economy and political environment. Members of the Brazilian government as well as senior officers of large state-owned companies have faced or are currently facing allegations of corruption and money laundering as a result of these investigations. These individuals are alleged to have accepted bribes by means of kickbacks on contracts granted by the government to several infrastructure, oil and gas and construction companies. The profits of these kickbacks allegedly financed the political campaigns of political parties forming the previous government’s coalition that was led by former President Dilma Rousseff, which funds were unaccounted for or not publicly disclosed. These funds were also allegedly destined toward the personal enrichment of certain individuals. A number of senior politicians, including members of Congress, and high-ranking executive officers of major corporations and state-owned companies in Brazil have been arrested, convicted of various charges relating to corruption, entered into plea agreements with federal prosecutors and/or have resigned or been removed from their positions. The potential outcome of Operação Lava Jato as well as other ongoing corruption-related investigations is uncertain, but they have already hurt the image and reputation of those companies that have been implicated as well as the general market perception of the Brazilian economy, political environment and the Brazilian capital markets. We have no control over, and cannot predict, whether such investigations or allegations will lead to further political and economic instability or whether new allegations against government officials will arise in the future.

President Dilma Rousseff was suspended from office on May 12, 2016, when the Brazilian Senate voted to hold a trial on impeachment charges against her. President Rousseff was replaced by Vice-President Michel Temer, who served as acting President until Ms. Rousseff was permanently removed from office by the Senate on August 31, 2016 for infringing budgetary laws. Michel Temer then became President for the remainder of the presidential term, which is due to end in October 2018. In June 2017, the Brazilian Higher Electoral Court (Tribunal Superior Eleitoral) cleared the electoral alliance formed by Ms. Rousseff and Mr. Temer of charges that it had violated campaign finance laws in the 2014 election. President Temer remains the subject of investigations by the Brazilian Federal Police and the Office of the Brazilian Federal Prosecutor relating to allegations of corruption, however, and may ultimately be subject to impeachment proceedings before his presidential term ends. We cannot predict how the ongoing investigations and proceedings will affect us or the price of our Common Stock. Furthermore, uncertainty over whether the acting Brazilian government will implement changes in policy or regulation in the future may contribute to economic uncertainty in Brazil and to heightened volatility in the securities issued abroad by Brazilian companies.

In addition, political demonstrations in Brazil over the last few years have affected the development of the Brazilian economy and investors’ perceptions of Brazil. For example, street protests, which started in mid-2013 and continued through 2016, demonstrated the public’s dissatisfaction with the worsening Brazilian economic condition (including an increase in inflation and fuel prices as well as rising unemployment), the perception of widespread corruption, as well as the potential for severe water and electricity rationing following a decrease in rainfall and water reservoir levels throughout Brazil in early 2016.

Any of the above factors may create additional political uncertainty, which could harm the Brazilian economy and, consequently, our business.

Inflation and certain measures by the Brazilian government to curb inflation have historically harmed the Brazilian economy and Brazilian capital markets, and high levels of inflation in the future would harm us.

In the past, Brazil has experienced extremely high rates of inflation. Inflation and some of the measures taken by the Brazilian government in an attempt to curb inflation have had significant negative effects on the Brazilian economy generally. Inflation, policies adopted to curb inflationary pressures and uncertainties regarding possible future governmental intervention have contributed to economic uncertainty and heightened volatility in the Brazilian capital markets.

According to the National Consumer Price Index (Índice Nacional de Preços ao Consumidor Amplo), or IPCA, Brazilian inflation rates were 6.3%, 10.7% and 6.4% in 2016, 2015 and 2014, respectively. Brazil may experience high levels of inflation in the future and inflationary pressures may lead to the Brazilian government’s intervening in the economy and introducing policies that could harm our business. In the past, the Brazilian government’s interventions included the maintenance of a restrictive monetary policy with high interest rates that restricted credit availability and reduced economic growth, causing volatility in interest rates. For example, the SELIC (Sistema Especial de Liquidação e de Custódia), the Central Bank’s overnight rate, as established by the Monetary Policy Committee (Comitê de Pol’tica Monetária do Banco Central do Brasil—COPOM), increased from 10.00% at the beginning of 2014 to a high point of 14.25% in 2016 before a series of rate reductions in 2017, bringing the SELIC rate down to 7.00% as of December 7, 2017. Conversely, more lenient government and Central Bank policies and interest rate decreases have triggered and may continue to trigger increases in inflation, and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could negatively affect us and increase our indebtedness.

Exchange rate instability may have adverse effects on the Brazilian economy and our business.

The Brazilian currency has been historically volatile and has been devalued frequently over the past three decades. Throughout this period, the Brazilian government has implemented various economic plans and used various exchange rate policies, including sudden devaluations, periodic mini-devaluations (during which the frequency of adjustments has ranged from daily to monthly), exchange controls, dual exchange rate markets and a floating exchange rate system. Although long-term depreciation of the real is generally linked to the rate of inflation in Brazil, depreciation of the real occurring over shorter periods of time has resulted in significant variations in the exchange rate between the real, the U.S. dollar and other currencies. The real depreciated against the U.S. dollar by 32.0% at year-end 2015 as compared to year-end 2014, and by 11.8% at year-end 2014 as compared to year-end 2013. The real/U.S. dollar exchange rate reported by the Central Bank was R$3.9048 per U.S. dollar on December 31, 2015 and R$3.2591 per U.S. dollar on December 31, 2016, which reflected a 19.8% appreciation in the real against the U.S. dollar during 2016. The real/U.S. dollar exchange rate reported by the Central Bank was R$3.1680 per U.S. dollar on September 30, 2017, remaining relatively stable as compared to the rate at year-end 2016. There can be no assurance that the real will not again depreciate against the U.S. dollar or other currencies in the future.

A devaluation of the real relative to the U.S. dollar could create inflationary pressures in Brazil and cause the Brazilian government to, among other measures, increase interest rates. Any depreciation of the real may generally restrict access to the international capital markets. It would also reduce the U.S. dollar value of our results. Restrictive macroeconomic policies could reduce the stability of the Brazilian economy and harm our results of operations and profitability. In addition, domestic and international reactions to restrictive economic policies could have a negative impact on the Brazilian economy. These policies and any reactions to them may harm us by curtailing access to foreign financial markets and prompting further government intervention. A devaluation of the real relative to the U.S. dollar may also, as in the context of the current economic slowdown, decrease consumer spending, increase deflationary pressures and reduce economic growth.

On the other hand, an appreciation of the real relative to the U.S. dollar and other foreign currencies may deteriorate the Brazilian foreign exchange current accounts. Depending on the circumstances, either devaluation or appreciation of the real relative to the U.S. dollar and other foreign currencies could restrict the growth of the Brazilian economy, as well as our business, results of operations and profitability.

Infrastructure and workforce deficiency in Brazil may impact economic growth and have a material adverse effect on us.

Our performance depends on the overall health and growth of the Brazilian economy. Brazilian GDP growth has fluctuated over the past few years, with growth of 3.0% in 2013 but decreasing to 0.5% in 2014, a contraction of 3.8% in 2015 and a contraction of 3.6% in 2016. Growth is limited by inadequate infrastructure, including potential energy shortages and deficient transportation, logistics and telecommunication sectors, the lack of a qualified labor force, and the lack of private and public investments in these areas, which limit productivity and efficiency. Any of these factors could lead to labor market volatility and generally impact income, purchasing power and consumption levels, which could limit growth and ultimately have a material adverse effect on us.

Internet regulation in Brazil is recent and still limited and several legal issues related to the Internet are uncertain.

In 2014, Brazil enacted a law, which we refer to as the Internet Act, setting forth principles, guarantees, rights and duties for the use of the Internet in Brazil, including provisions about Internet service provider liability, Internet user privacy and Internet neutrality. In May 2016, further regulations were passed in connection with the Internet Act. However, unlike in the United States, little case law exists around the Internet Act and existing jurisprudence has not been consistent. Legal uncertainty arising from the limited guidance provided by current laws in force allows for different judges or courts to decide very similar claims in different ways and establish contradictory jurisprudence. This legal uncertainty allows for rulings against us and could set adverse precedents, which individually or in the aggregate could seriously harm our business, results of operations and financial condition. In addition, legal uncertainty may harm our customers’ perception and use of our service.

We may face restrictions and penalties under the Brazilian Consumer Protection Code.

Brazil has a series of strict consumer protection laws, referred to together as the Consumer Protection Code (Código de Defesa do Consumidor). These laws apply to all companies in Brazil that supply products or services to Brazilian consumers. They include protection against misleading and deceptive advertising, protection against coercive or unfair business practices and protection in the formation and interpretation of contracts, usually in the form of civil liabilities and administrative penalties for violations. These penalties are often levied by the Brazilian Consumer Protection Agencies (Fundação de Proteção e Defesa do Consumidor, or PROCONs), which oversee consumer issues on a district-by-district basis. Companies that operate across Brazil may face penalties from multiple PROCONs, as well as from the National Secretariat for Consumers (Secretaria Nacional do Consumidor, or SENACON). Companies may settle claims made by consumers via PROCONs by paying compensation for violations directly to consumers and through a mechanism that allows them to adjust their conduct, called a conduct adjustment agreement (Termo de Ajustamento de Conduta, or TAC). Brazilian Public Prosecutors may also commence investigations of alleged violations of consumer rights, and the TAC mechanism is also available as a sanction in those proceedings. Companies that violate TACs face potential automatic fines. Brazilian Public Prosecutors may also file public civil actions against companies who violate consumer rights, seeking strict observation of the consumer protection laws and compensation for any damages to consumers.

Any changes in macroeconomic conditions may reduce the volume and prices of transactions on our payments platforms and harm our growth strategies and business prospects.

Our operating results are affected by the condition of the economy. Our business and financial performance may be harmed by current and future economic conditions that cause a decline in business and consumer spending, including a reduction in the availability of credit, increased unemployment levels, higher energy and fuel costs, rising interest rates, financial market volatility and recession. Additionally, we may experience difficulties in operating and growing our operations as a result of economic pressures.

As a business that depends on consumer discretionary spending, we may suffer harm if businesses no longer require our IT consulting services or if our customers reduce their purchases due to continued job losses, foreclosures, bankruptcies, higher consumer debt and interest rates, reduced access to credit, lower consumer confidence, uncertainty or changes in tax policies and tax rates. Decreases in customer traffic or average value per transaction negatively affect our financial performance, and a prolonged period of depressed consumer spending could seriously harm our business. Promotional activities and decreased demand for consumer products, particularly higher-end products, could affect our profitability. The potential effects of the ongoing economic crisis in Brazil are difficult to forecast and mitigate. Any of the foregoing could seriously harm our business, results of operations and financial condition and could cause the trading price of our Common Stock to decline.

RISKS RELATING TO OUR COMMON STOCK

Although we recently applied to list our common shares on Nasdaq, we may not be successful in doing so. The lack of any established trading market may significantly restrict our shareholders’ ability to sell shares of our common stock.

There is no established trading market for our common stock. The absence of an active trading market may significantly restrict our shareholders’ ability to transfer shares of our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market or how liquid that market might become. Although we applied to list our shares of common stock on Nasdaq, Nasdaq has its own listing criteria, including criteria related to minimum bid price, public float, market makers, minimum number of round lot holders and board independence requirements, that we may not meet.

Our founder owns 100% of our outstanding Series A and Series B preferred stock and has super voting rights, which allows our largest stockholder to control corporate actions, which may benefit him more than our other stockholders and could also impact anti-takeover and change-in-control attempts.

Our founder holds all outstanding Series A preferred stock, which entitles him to have voting rights equal to 100,000 shares of common stock for each share of Series A preferred stock, and 100% of all outstanding Series B preferred stock, which entitles him to voting rights on an as converted basis equal to 10% of total issued and outstanding Common Stock. This means our founder will be able to cast 63% of the vote on any matter that gets submitted to our stockholders. Our founder will thus be able to control and elect the board of directors, and discourage, delay or prevent any potential anti-takeover or change in control attempt.

We do not expect to pay dividends for the foreseeable future.

We have never paid dividends and do not expect to pay dividends on our common stock for the foreseeable future. Accordingly, there is no guarantee that the price of our common stock will ever exceed the price that you pay.

We may raise additional capital in the future by issuing equity securities, which may result in a potential dilution of your equity interest.

We may issue additional equity securities to raise capital, make acquisitions, or for a variety of other purposes. Any strategic partnership, issuance or placement of shares and/or securities convertible into or exchangeable for shares may affect the market price of our shares and could result in dilution of your equity interest.

Judgments of Brazilian courts to enforce our obligations with respect to our common stock may be payable only in reals.

Most of our assets are located in Brazil. If proceedings are brought in the courts of Brazil seeking to enforce our obligations in respect of our common stock, we may not be required to discharge our obligations in a currency other than the real. Under Brazilian exchange control laws, an obligation in Brazil to pay amounts denominated in a currency other than the real may only be satisfied in Brazilian currency at the exchange rate in effect on the date the judgment is obtained as determined by the Central Bank. These amounts are then adjusted to reflect exchange rate variations through the effective payment date. The exchange rate at that time may not afford non-Brazilian investors with full compensation for any claim arising out of or related to our obligations under the common stock.

Our common stock may not be a suitable investment for all investors, as investment in our common stock presents risks and the possibility of financial losses.

The investment in our common stock is subject to risks. Investors who wish to invest in our common stock are thus subject to asset losses, including loss of the entire value of their investment, as well as other risks, including those related to our common stock, the sector in which we operate, our shareholders and the general macroeconomic environment in Brazil, among other risks.

Each potential investor in our common stock must therefore determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

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have sufficient knowledge and experience to make a meaningful evaluation of our common stock, the merits and risks of investing in our common stock and the information contained in this prospectus;

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have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our Common Stock and the impact our common stock will have on its overall investment portfolio;

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have sufficient financial resources and liquidity to bear all of the risks of an investment in our common stock;

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understand thoroughly the terms of our common stock and be familiar with the behavior of any relevant indices and financial markets; and

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be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Future sales and issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including expanding research and development, funding operations, hiring new personnel, commercializing our products, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

We are an “emerging growth company” and as a result of our reduced disclosure requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could remain an “emerging growth our” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering in February 2014, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeded $700.0 million as of the prior December 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict whether investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this Registration Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Since inception in June 2016, we invested significant capital and internal resources in the development of ViviPay and did not have any revenue generating operations. We began generating revenues in 2018 by providing outside IT consulting services to businesses and organizations through our ViviTech business. However, we believe that our principal business and growth opportunities in the future will arise from our ViviPay platform. We launched our initial ViviPay products in the fourth quarter 2018. We expect that revenues from our ViviPay products will grow and constitute a higher percentage of our consolidated revenues moving forward.

We currently provide services and products to customers located primarily in Brazil, although we plan to launch in the United States in the second quarter of 2019. Any potential expansion into the United States will subject us to a multitude of additional legal and regulatory frameworks. Please see “Risk Factors—RISKS RELATED TO REGULATORY APPROVALS —Our potential expansion into the United States will subject us to regulation which may adversely affect our ability to execute our business plan.”

Operating Metrics

The Company began its revenue generating operations in 2018 and thus has no operating history to compare annual or periodic metrics.

Factors Affecting Comparability

The Company issued $126,477,310 in common stock as compensation in the twelve months ended December 31, 2018. The Company anticipates continuing to use stock based compensation to incentivize employees and/or consultants until such time as our cash flow permits the limited use of stock as compensation. The Company expects that the amount of stock based compensation will decline in 2019 and thereafter.

Results of Operations

This discussion is based on the amounts which were prepared in accordance with U.S. GAAP.

The following tables show the changes in the items comprising our statements of operations:

Results of Operations for the Twelve Months Ended December 31, 2018 and 2017

Consolidated Statements of Operations
For the Twelve Months Ended December 31, 2018 and 2017
(Audited)

	Twelve Months EndedDec 31, 2018	Twelve Months EndedDec 31, 2017

Revenues	$668,429	$-
Revenues – Related Party	630,113	-
Total Revenues	1,298,542	-
Cost of Revenues	1,277,381	-
Gross Profit	21,161	-

Operating Expenses
Depreciation and Amortization	89,728	48,558
Preferred Stock Issued for Services – Related Party	77,893,314	-
Stock Issued for Services – R&D	16,254,810	-
Rent and Occupancy Costs	249,982	177,758
Personnel, Consulting and Labor costs	2,234,740	1,207,431
Professional Fees	318,671	267,978
General and Administrative	111,027,036	85,732,537
Total Operating Expenses	208,068,283	87,434,262

Total Operating Income (Loss)	(208,047,122)	(87,434,262)

Other Income (Expense)
Other Income	5,292	15,320
Interest Expense	(3,806)	(418)
Impairment of Assets	(12,775,005)	(5,250,000)
Total Other Income (Expense)	(12,773,519)	(5,235,098)
NET INCOME (LOSS) BEFORE INCOME TAX	(220,820,641)	(92,669,360)

Provision for Income Tax	(6,099)	-

NET INCOME (LOSS)	$(220,826,740)	$(92,669,360)

OTHER COMPREHENSIVE INCOME:
Net (Loss) per Above	(220,826,740)	(92,669,360)
Foreign Currency Translation	115,055	(5,805)
TOTAL OTHER COMPREHENSIVE INCOME	$115,055	$(5,805)

TOTAL COMPREHENSIVE INCOME	$(220,711,685)	$(96,675,165)

BASIC and DILUTED:
Weighted Average Shares Outstanding	86,956,096	80,134,726
Earnings (Loss) per Share	$(2.54)	$(1.16)

The accompanying notes are an integral part of these consolidated financial statements.

Revenues

The Company generated $1,298,542 in revenue during the twelve months ended December 31, 2018, as compared to $0 during the prior year, which revenue was generated almost entirely from our ViviTech business in Brazil. Of this amount, $630,113 were related party revenues generated from performing work for Advus Corporation (“Advus”), an entity controlled by Dr. Marcelo Sant’Anna, our Chairman. All work for Advus was performed at prevailing market rates. We did not have any revenue generating operations in 2017.

Cost of Revenues

The Company had $1,277,381 in Cost of revenues for the twelve months ended December 31, 2018 compared to $0 during the prior year. Cost of revenues represent the direct costs of labor for work performed for our ViviTech clients.

Operating Expenses

Total operating expenses increased from $87,434,262 in the twelve months ended December 31, 2017 to $208,068,283 in 2018. Total operating expenses, exclusive of stock issued for services, increased from $2,384,262 in the twelve months ended December 31, 2017 to $3,697,659 in 2018, due primarily to an increase in Personnel, Consulting and Labor costs of $1,027,309, an increase in Rent and Occupancy Costs of $72,224, an increase in Professional Fees of 50,963 and an increase in General and Administrative costs of $167,177 which related to the inputs necessary for the Company’s launch of its products at the end of 2018. Stock issued for services increased from $85,050,000 in the twelve months ended December 31, 2017 to $126,477,310 in 2018 in common stock and $77,893,314 in preferred stock. This increase reflected the Company’s increased activity and its use of common stock to pay for and/or incentivize employees and consultants in the twelve months ended December 31, 2018.

Stock Issued for Services

The Company used its common stock as means to incentivize employees, potential employees and consultants to join or work for the Company, sometimes in lieu of any cash compensation. Employees often received stock based compensation upon joining the Company, with most such employees working on the development of the Company’s digital products and ViviPay platform. Likewise, consultants often received shares for their work in lieu of cash payment. Most of the consulting services the Company utilized in 2018 was for customer sourcing for ViviPay products and the ViviPay platform. In the twelve months ended December 31, 2018, the Company issued 6,550,309 shares of common stock to employees, 10,105,000 shares of common stock to consultants as compensation.

Other Income (Expenses)

Total other expenses increased to $12,773,519 in the twelve months ended December 31, 2018 compared to $5,235,098 in 2017, which expenses are the result of impairment charges relating to the acquisition of certain technology licenses and assets that the Company incorporated into its technology platform.

Liquidity and Capital Resources

To date we have financed our development stage activities primarily through private placements of our common stock and securities convertible into our common stock. The Company sold common stock in order to fund the development of ViviPay and has historically used its common stock to compensate its employees and consultants. We have used, and may in the future use, our liquidity to purchase assets or technology, to repurchase our common shares, or to fund our investing activities.

Management may seek to meet all or some of our operating cash flow requirements through financing activities, such as the private placement of our common stock, preferred stock offerings and offerings of debt and convertible debt instruments as well as through merger or acquisition opportunities. In addition, management is actively pursuing financial and strategic alternatives, including strategic investments and divestitures, industry collaboration activities, and potential strategic partners.

At December 31, 2018, the Company had approximately $7.6 million cash and cash equivalents on hand, which came from the sale of common and preferred stock, and working capital of $7.1 million. Based on current operations, we estimate our liquidity requirements to be approximately $6 million annually. Based on our current level of operations and available cash, we believe our cash flow from operations will provide sufficient liquidity to fund our current obligations and capital spending over the next twelve months.

For the Fiscal Year Ended December 31, 2018 and December 31, 2017

Operating Activities

Cash used by operating activities increased to $3,270,815 for the twelve months ended December 31, 2018, compared to cash used of $2,175,917 in the same period in 2017. Our net loss in 2018 was $3,668,288 after adjustment for non-cash items of common stock issued for services of $204,370,624 and impairment expense of $12,775,005. The other major adjustments that affected our cash used in operating activities in 2018 were the positive impacts of increased depreciation and amortization of $89,728, accounts payable of $249,890 and accrued expenses of $307,639. Negatively affecting our cash used in operations was the increase in accounts receivable of $146,461.

This compared to our net loss in 2017 of $2,375,165 after adjustment for non-cash items of common stock issued for services of $85,050,000 and impairment expense of $5,250,000. The other major adjustments that affected our cash used in operating activities in 2017 were the positive impacts of increased depreciation and amortization of $48,548, accounts payable of $58,786 and accrued expenses of $69,882. The increase in our net loss and our cash used by operating activities detailed by the items above reflect our increased expenditures in 2018 relating to the development of our products and platform.

Investing Activities

Cash used in investing activities was $19,248 for the purchase of equipment and $515,301 for the purchase of licenses for the twelve months ended December 31, 2018, compared to $33,328 for the purchase of furniture and equipment in 2017. Investing activities in 2018 related to the purchase of a four year license in Brazil with the Corinthians soccer club and the Company’s purchase of additional office and computer equipment and 2018 activities related to the purchase of additional office and computer equipment.

Financing Activities

Cash provided by financing activities increased to $9,455,055 in the twelve months ended December 31, 2018, compared to $2,553,999 during 2017. Cash provided in 2018 was driven by proceeds from the sale of common stock of $10,000,000, partially offset by $660,000 in repurchases of common stock. Cash provided in 2017 was driven by the collection of a common stock receivable issued in 2016, partially offset by $470,300 in repurchases of common stock.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

Recently Adopted Accounting Standards

Presentation of an Unrecognized Tax Benefit: In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2013-11 related to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The updated guidance requires an entity to net its unrecognized tax benefits against the deferred tax assets for the same jurisdiction’s net operating loss carryforward, a similar tax loss, or tax credit carryforwards. A gross presentation will be required only if such carryforwards are not available or would not be used by the entity to settle any additional income taxes resulting from disallowance of the uncertain tax position. The update was effective prospectively for the Company’s fiscal year beginning January 1, 2016. The new guidance affects disclosures only and the adoption had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Foreign Currency Matters: In March 2013, the FASB issued ASU 2013-05 related to Foreign Currency Matters to clarify the treatment of cumulative translation adjustments when a parent sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. The updated guidance also resolves the diversity in practice for the treatment of business combinations achieved in stages in a foreign entity. The update was effective prospectively for the Company’s fiscal year beginning January 1, 2016. The updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which modifies accounting for lessees by requiring the recording of right-of-use lease assets and lease liabilities for operating leases and disclosing key information about leasing arrangements. The Company is currently implementing the requirements of Topic 842, which is effective for the Company starting on January 1, 2019. Most of the Company’s operating leases are subject to this new standard whose impact will be reflected by an increase in the Company’s total assets and total liabilities relative to such amount prior to adoption.

Revenue from Contracts with Customers: In May 2016, ASC 606 was issued related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The standard will be effective for the Company’s fiscal year beginning January 1, 2017, including interim reporting periods within that year. The updated guidance had no impact on the Company’s consolidated financial statements.

Accounting for Leases: In 2016, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance related to accounting for leases, which will require lessees to recognize lease assets and lease liabilities on the balance sheet for the rights and obligations created by all leases with terms greater than 12 months. As we are not a lessor, other changes in the guidance applicable to lessors do not apply. Additionally, in 2018, the FASB issued codification and targeted improvements to this guidance effective for fiscal years and interim periods within those years beginning after December 15, 2018, with early adoption permitted. If applicable, we will adopt the new guidance on January 1, 2019, using a modified retrospective basis. We do not believe the adoption of this guidance will have a significant impact to our consolidated statements of earnings, stockholders’ equity, and cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which enhances and clarifies the guidance on the classification and presentation of restricted cash in the statement of cash flows. Topic 230 will be effective in 2019 and its impact is dependent upon the level of restricted cash of the Company, which at this time is insignificant.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350) which simplifies goodwill impairment testing by requiring that such periodic testing be performed by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company is currently evaluating the impact of Topic 350 on its consolidated financial statements and related disclosures, which is effective for fiscal years, including interim periods, beginning after December 15, 2019.

Fair Value Measurement: In 2018, the FASB issued amended guidance to remove, modify and add disclosure requirements for fair value measurements. This amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosure requirements. Transition is on a prospective basis for the new and modified disclosures, and on a retrospective basis for disclosures that have been eliminated. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvement to Nonemployee Share-Based Payment Accounting, which is part of the FASB’s simplification initiative to maintain or improve the usefulness of the information provided to the users of financial statements while reducing cost and complexity in financial reporting. This update provides consistency in the accounting for share-based payments to nonemployees with that of employees. The updated guidance had no impact on the Company's consolidated financial position, results of operations or cash flows.

In addition to the above, the Company has reviewed all other recently issued, but not yet effective, accounting pronouncements, and does not believe the future adoption of any such pronouncements will have a material impact on its financial condition or the results of its operations.

Item 3. Properties.

The Company leases an office in Boca Raton, Florida and four offices throughout Brazil.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, as of March 31, 2019, certain information concerning the beneficial ownership of our capital stock, including our common stock, Series A preferred stock, and Series B preferred stock by:

●
each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;
●
each director;
●
each named executive officer;
●
all of our executive officers and directors as a group; and
●
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

The column entitled “Percentage of Common Stock” is based on 93,980,312 shares of common stock outstanding; the column entitled “Percentage of Series A Preferred” is based on 1,000 shares of Series A preferred stock issued and outstanding; and the column entitled “Percentage of Series B Preferred” is based on 10,000 shares of Series B preferred stock issued and outstanding. The column entitled “Percentage of Total Voting Percentage” is based on the combined voting rights of our common stock, Series A preferred stock, and Series B preferred stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our capital stock. Except as otherwise noted, we believe the persons in this table have sole voting and investing power with respect to all of the shares of our capital stock beneficially owned by them, subject to community property laws, where applicable.

Name and Address of Beneficial Owner	Common Stock	Percentage of Common Stock	Series A Preferred	Percentage of Series A Preferred	Series B Preferred	Percentage of Series B Preferred	Series A Preferred Voting Power	Series B Preferred Voting Power	Total Voting Power	Percentage of Total Voting Power
Directors and named executive officers
Dr. Marcelo Sant’Anna (1)	2,000,000	2.13%	-	-	-	-	-	-	2,000,000	*
José Ferreira	800,000	*	-	-	-	-	-	-	800,000	*
Marco Antônio Fujihara	-	-	-	-	-	-	-	-	-	-
Peter Macnee	500,000	*	-	-	-	-	-	-	500,000	*
Ahsanullah Sarker	-	-	-	-	-	-	-	-	-	-
Lucas Sodre	1,000,000	1.06%	-	-	-	-	-	-	1,000,000	*
Alejandro Villicana	300,000	*	-	-	-	-	-	-	300,000	*
All directors and executive officers as a group (9 persons)	4,725,000	5.03%	-	-	-	-	-	-	4,725,000	2.31%
5% Stockholders
Eugenio Santos (2)	18,850,000	20.06%	1,000	100.00%	10,000	100.00%	100,000,000	10,442,257	129,292,257	63.25%
Guy Clum	18,333,335	19.51%	-	-	-	-	-	-	18,333,335	8.97%

* Less than 1% of outstanding shares.

Unless otherwise indicated, the address of each individual is c/o Vivi Holdings, Inc. 951 Yamato Road, Suite 101, Boca Raton, Florida.

(1) These shares are held by Advus Corporation, an entity controlled by Dr. Marcelo Sant’Anna.

(2) These shares are held by MasterCom Group, LLC, an entity controlled by Mr. Eugenio Santos.

Item 5. Directors and Executive Officers.

Directors

Our bylaws provide that the number of directors constituting our board of directors shall be fixed by the board of directors. The term of office of each director will be one year and each director will continue in office until his or her earlier death, resignation or removal or until a successor has been elected and qualified.

The following table sets forth certain information about our directors. A summary of the background and experience of each director is set forth in the paragraphs following the table.

Name	Age	Position
Dr. Marcelo Sant’Anna	48	Chairman
Lucas Sodré	28	Director; Chief Executive Officer
Marco Antônio Fujihara	60	Director
Peter Macnee	59	Director
Ahsanullah Sarker	28	Director

Dr. Marcelo Sant’Anna. Dr. Sant’Anna has served as our Chairman and as a director since October 2018. From October 2014 to May 2016, he was the managing director of Dominick & Dickerman, an investment banking company. He also founded Advus Corporation, a business and technology consulting firm that engages in ongoing business with the Company, in 2002 and remains its principal. Dr. Sant’Anna has also served since 2016 as a registered representative (FINRA 24) with Planner Securities, an investment banking firm, and as managing partner of Castlight Capital, an investment company. He also founded and is the principal of PowerDrones, a drone technology company established in 2013.

Throughout his career, Dr. Sant’Anna has served at several global banks and industrial conglomerates, where he has successfully used financial and technological innovation to streamline and reimagine key business processes. As an entrepreneur, investment partner, and inventor, Dr. Sant’Anna has also worked in diverse fields such as algorithmic trading, machine learning and computer vision. Dr. Sant’Anna holds a PhD (Summa Cum Laude) in software engineering from the Catholic University of Rio and has completed executive studies in economics at the MIT Sloan School of Management. Dr. Sant’Anna is also an Association for Computing Machinery research awardee.

The board of directors selected Dr. Sant’Anna to serve as a director because of his extensive senior executive and management experience and his experiences using analytics and continuous improvement programs to transform organizations.

Lucas Sodré. Mr. Sodré has served as our Chief Executive Officer since May 2019 and as a director since January 2018. Previously, he served as Chief Technology Officer from August 2017 until May 2019. In addition, Mr. Sodré has served as a director and president of our subsidiaries, ViViPay Brazil and ViViTECH Brazil, since January 2018. From January 2015 to July 2017, he served as an architect engineer at Advus Corporation, a business and technology consulting firm that engages in ongoing business with the Company. From June 2013 to January 2015, Mr. Sodré served as a tech lead at IBM Canada’s subsidiary, Big Data University. As an application programming interface specialist, Mr. Sodré has built omnichannels and POS software for banks. He also has extensive experience as a blockchain engineer of ethereum smart contracts and private blockchains with multichain. He has built integration systems between POS and blockchain that use innovative point reward systems. He has helped develop our POIDS system, which has a U.S. patent pending.

Mr. Sodré graduated from the University of São Paulo and the University of Toronto with a bachelor’s degree in computer science. The board of directors selected Mr. Sodré to serve as a director because of his extensive knowledge and experience in the technology field, having built integrated systems across various platforms.

Marco Antônio Fujihara. Mr. Fujihara has served as a director since April 2019. He was Director of Sustainability at PricewaterhouseCoopers in Brazil with operations in Latin America from 2001 to 2008. He was also Director of the Totum Institute and Key Associates, a technical advisory company, with a specific focus on Carbon Finance and Business Sustainability, from 2008 until 2018, and is an active member of the Brazil Sustainability Fund of the National Bank for Economic and Social Development Clean Development Program. Over the last 25 years, he has evaluated projects in the area of natural resource economics for the World Bank, the International Timber Tropical Organization, and the Inter-American Development Bank. He has also served as the Coordinator of Forestry Products of Mercosur, Superintendent of the Brazilian Forestry Society, Coordinator of Natural Resources of Bracelpa: National Association of Pulp and Paper Manufacturers, and Director of Renewable Natural Resources of the Brazilian Institute of Environment and Renewable Natural Resources in Brasilia and has worked professionally in several companies in the pulp and paper industry. Mr. Fujihara has completed post graduate courses in Economics of Agricultural and Forestry Companies, Politics and Strategy, and Climate Change at Harvard University. In addition, he has served at the Innovation for Sustainability fund since 2009 and currently evaluates the environmental, social and governance issues for Brazilian development agencies for the Inter-American Development Bank (IDB).

The board of directors selected Mr. Fujihara to serve as a director because of his senior leadership and management experience.

Peter Macnee. Mr. Macnee has served as a director since April 2019. He formerly served as the Chief Executive Officer and President of Virgin Mobile Latin America, Inc from 2010 to 2018, which he co-founded and grew from inception to approximately 3.4 million customers. In January 2019, he was appointed as the Chief Executive Officer of Statflo Inc., a human-to-human outreach solution for wireless and technology retailers. He previously worked in the mobile industry, holding a variety of executive roles at Millicom International Cellular (“MIC”) from 1987 to 1998, with his last role as President of Eastern Europe and Africa. Previously, Mr. Macnee served as the President of MIC EMEA from 1995 to 1998. He also served as a Senior Vice President of Operations MIC Asia, where he drove high growth expansion in emerging wireless markets including the Phillipines and Vietnam, and was the Chief Executive Officer of Pakcom Limited in Pakistan.

The board of directors selected Mr. Macnee to serve as a director because of his extensive senior executive and management experience and his experiences growing early-stage companies in the mobile sector and in emerging markets.

Ahsanullah Sarker. Mr. Sarker has served as a director since April 2019. He is the co-founder of LMS Ventures, a boutique healthy food and beverage, wellness consumer venture fund, and has served as general partner from 2017 to present. He was also a Director of Lava Music Publishing from 2015 to 2016. He previously advised The Players’ Tribune, a new media journalism startup, on its international expansion. He is a board member of Shattered Glass, a non-profit string ensemble.

The board of directors selected Mr. Sarker to serve as a director because of his media and investment fund experience.

Executive Officers

The following table sets forth certain information about our executive officers. A summary of the background and experience of Messrs. Ferreira, Junior and Villacana are set forth in the paragraphs following the table. The background and experience of Mr. Sodré is described above in the section titled “Directors.”

Name	Age	Position
Lucas Sodré	28	Chief Executive Officer; Director
José Ferreira	46	Vice President of Business Development
Lupercio Junior	50	Chief Information Officer
Alejandro Villicana	41	Chief Controller Officer

José Ferreira. Mr. Ferreira has served as Vice President of Business Development since April 2019. He previously served as our Chief Executive Officer from October 2018 until April 2019 and as a director from October 2018 until April 2019. He also served as our Chief Operating Officer from May to September 2018. From February 2002 to December 2017, he served as chief executive officer of JFJ Consultoria e Negocios Ltda., a consulting and business development company. From January 2004 to December 2017, he was also a partner at RGnet Administração de Negócios Ltda., a business facilities and business development company. From June 2012 to December 2013, Mr. Ferreira served as the president and country manager of Asiatelco Technologies Co., a manufacturer and developer of telephone and technology equipment.

Mr. Ferreira has been an executive in multinational companies across the telecommunications, industrial and services sectors. Acting in conjunction with governmental institutions, he played a role in the creation of the virtualization system process that is used in the Brazilian judiciary system. As an executive in a private investment fund, he was responsible for the operation of companies acquired abroad, managing all phases of their development until new executives were selected to take over their operations. He studied economics at Mackenzie Institute, specializing in human behavior and is a coach at ICI - Professional Association Coaching Institute. In 2011, Sociedade Brasileira de Integração e Educação named him the title of Commander for his services to society.

Lupercio Junior. Mr. Junior has served as our Chief Information Officer since April 2018. Previously, he served as chief executive officer at TechGroup 1 LLC, an information technology company, from January 2016 through April 2018, where he was responsible for leading the development of the company’s short- and long-term strategies. He has strong experience in strategic planning, with a special focus on start-up companies. At Rede Mundial de Computadores Internet Ltda, an information technology company, he helped partner with Yahoo! Inc. to develop internet search websites that could generate revenue by monetizing site access and content portals. Mr. Junior also has extensive experience in the security and banking fields. From October 2014 to January 2016, Mr. Junior served as chief executive officer of GoWork Inc., a company that developed security systems for technology companies, where he was responsible for setting the company’s strategic goals. He previously worked in the Outsourcing of Corporate Networks division of Intelig/TIM, a telecommunications company, from 2004 to 2012, where he gained experience with IT and datacenter services. He also has years of experience in the development of systems and cellphone applications for Android and IOS platforms. Mr. Junior received his bachelor’s degree in computer science and received his MBA in bank management and business.

Alejandro Villicana. Mr. Villacana has served as our Chief Controller Officer since August 2017. Previously, he served as a senior finance executive at Grupo Telvista, S.A. de C.V. (America Movil Subsidiary) from September 2001 through August 2017, where he served as the finance and revenue manager and was responsible for financial control, planning and analysis. Grupo Telvista S.A. de C.V. (America Movil Subsidiary) provides contact center outsourcing and offers customer services, telemarketing, technical support, sales and order management, and social media services and consulting. From January 2014 to the present, Mr. Villicana also has served as business administrator and co-founder of Asertik Conekt, a data analysis company. In addition, Mr. Villicana has served in senior executive positions with one of Mexico’s largest telecommunications companies, Telefonica Movistar, where he served as a financial executive from 1998 to 2001. With nearly 20 years of organizational leadership management experience, Mr. Villicana has also been a part of senior management teams in both the administration and finance areas. He has served a global network of clients that benefit from his skills in strategic planning, financial analysis, and staff development. Mr. Villicana has a bachelor’s degree in business administration and is completing a master’s degree in corporate finance.

Item 6. Executive Compensation.

Summary Compensation Table

The following named executive officers received the following compensation for the years ended December 31, 2018 and December 31, 2017.

Name and principal position	Year	Salary	Stock Awards(1)(2)	All othercompensation	Total
Jose Ferreria	2017	-	-	-	-
Former Chief Executive Officer	2018	$52,112	6,000,000	-	6,052,112
Eugenio Santos	2017	$275,000	-	-	$275,000
Former Chief Executive Officer	2018	$295,000	77,893,314	-	$78,188,314
Alejandro Villicana	2017	$28,200	2,250,000	-	$2,278,200
Chief Controller Officer	2018	$91,025	-	-	$91,025
Lucas Sodre	2017	$25,020	7,500,000	-	$7,525,020
Chief Technology Officer	2018	$75,250	-	-	$75,250

(1)
The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 1 to our financial statements for the year ended December 31, 2018.

(2)
The stock awards reflect grants of restricted shares of the Company’s common stock.

Employment Agreements

We have entered into employment agreements with Messrs. Ferreria, Villicana, and Sodré in order to further our ability to retain their services as executive officers of the Company.

Material Terms of Employment Agreements with Messrs. Ferreria, Villicana, and Sodré

Effective October 1, 2018, we entered into our employment agreements with Messrs. Ferreria, Villicana, and Sodré pursuant to which they will. continue to serve in their present positions for one year,

The employment agreements with each of Messrs. Ferreria, Villicana, and Sodré provide that the executive is entitled to receive a minimum base salary, and that each executive officer will be eligible to participate in a bonus program and/or equity incentive plan should the board of directors implement such program or plan. In addition, each of the employment agreements provides for a noncompetition covenant.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

2018 Director Compensation

We currently do not have a formal non-employee director compensation policy. However, we do reimburse our non-employee directors for their reasonable expenses incurred in connection with attending our board of directors and committee meetings, and we may in the future grant stock options and pay cash compensation to some or all of our non-employee directors. Other than reimbursement of out-of-pocket expenses described above, we did not provide any cash or equity compensation to our non-employee directors during the year ended December 31, 2018.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Policies and Procedures for Related Person Transactions

On September 30, 2018, our board of directors adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which the company is a participant, (ii) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of a smaller reporting company’s total assets at year-end for the last two completed fiscal years, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of our common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. Related person transactions include, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person, in each case subject to certain exceptions set forth under the Securities Act.

Under the policy, all related party transactions must be approved by our board of directors, general counsel, and/or chief executive officer, as applicable. Pursuant to the policy, the reviewing persons or body will consider all of the available material facts and circumstances of the transaction, including the nature of the Company and the related person’s relationship and their interests in the transaction, the approximate dollar value of the transaction, the approximate dollar value of the related person’s interest in the transaction, the purpose and timing of the transaction, and any other information regarding the transaction or the related person that could be material to investors in light of the circumstances. After considering all such facts and circumstances, our board of directors, general counsel, and/or chief executive officer, as applicable, will determine whether approval or ratification of the related person transaction is in our best interests.

Each transaction described in “Certain Relationships and Related Transactions” was entered into prior to the adoption of the foregoing policy.

Certain Relationships and Related Transactions

Since our incorporation on June 24, 2016, we have engaged in the following transactions with our directors, executive officers, holders of more than 5% of our voting securities, and affiliates or immediate family members of our directors, executive officers and holders of more than 5% of our voting securities, and our co-founders. We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

Common Stock to Founder

On June 27, 2016, we issued 31,700,000 shares of common stock valued at $63,400 for services to MasterCom Group Holding USA, Inc. (“MasterCom”), a company controlled by Mr. Eugenio Santos, our principal shareholder, founder and former CEO. On October 29, 2016, Mr. Guy Clum, a large shareholder, assigned a $50,000,000 receivable owed to him by Mr. Marcos Oliveira, a former director, and certain of his controlled entities to the Company in exchange for 6,666,667 shares of our common stock. Subsequently, on April 12, 2017, the Company deemed the receivable uncollectible and MasterCom, on behalf of Mr. Oliveira, transferred to the Company 15,000,000 common shares in satisfaction of the receivable, which shares were then retired.

In September 19, 2018, the Company repurchased 200,000 shares of common stock from MasterCom. The shares were valued at $600,000.

Series A Preferred Stock to Founder

The Company has designated 1,000 shares of its preferred stock as Series A, having a par value of $0.001 per share. On June 25, 2016, the Company issued 1,000 shares of Series A preferred stock to MasterCom, LLC, which is solely owned by Mr. Eugenio Santos, the principal stockholder, founder and former CEO of the Company, for his services in forming the Company. Holders of the Series A preferred stock have the right to elect a majority of the board of directors and have voting rights equal to 100,000 to one. The shares were issued upon formation of the Company and valued at $10,000, cumulative. At March 31, 2019, there were 1,000 shares of Series A preferred stock outstanding.

Series B Preferred Stock to Founder

The Company has designated 10,000 shares of its preferred stock as Series B, having a par value of $0.001 per share. Holders of the Series B preferred stock have the right to convert into what would equal ten percent of the outstanding common stock of the company. On April 10, 2018, the Company authorized the issuance 10,000 shares of Series B preferred stock to Eugenio Santos, the principal shareholder, founder and former CEO of the Company, and the shares were formally issued on October 8, 2018, the date the designation was filed with the State of Delaware. The shares were valued at $77,893,314. At March 31, 2019, there were 10,000 shares of Series B preferred stock outstanding.

Other Related Party Transactions

On March 31, 2017, we entered into an Asset Purchase Agreement with Advus, in which Advus sold certain assets and provided certain services to the Company in return for 2,000,000 shares of common stock of the Company, which was valued at $15,000,000. Dr. Marcelo Sant’Anna, our Chairman, has served as the founder and principal of Advus since 2002. The Company performs software consulting for Advus on behalf of a number of Advus’ clients. In the twelve months ended December 31, 2018, the Company billed Advus $630,113 for its services.

On April 12, 2017, we entered into a Stock Repurchase Agreement with Marcos Oliveira, our former director, pursuant to which we purchased 247,168 of our common shares from Mr. Oliveira for $400,000, to be paid to Mr. Oliveira and Nilton Ribeiro, another former director.

On April 2, 2018, we entered into an Asset Purchase Agreement with Techgroup 1 LLC to purchase their “Pay 1” system technology for 270,000 shares of common stock, pursuant to which Mr. Lupercio Junior, our Chief Intelligence Officer, received 135,000 shares, which were valued at $1,012,500.

On April 2, 2018, we entered into an Asset Purchase Agreement with Infodev Comercio Electronico E Sistemas to purchase certain products and technology for 13,334 shares of common stock. Pursuant to that agreement, Mr. Lupercio Junior, our Chief Intelligence Officer, received 6,667 shares, which were valued at $50,002.

On April 2, 2018, we issued 500,000 shares of common stock, which were valued at $3,750,000, to Mr. Lupercio Junior as an incentive to attract him to enter into an employment agreement with the Company.

On July 26, 2018, we issued 2,150,000 shares of common stock, which was valued at $16,125,000, to MasterCom Group Holding USA, Inc., a company controlled by Mr. Eugenio Santos, our principal shareholder, founder and former CEO.

On September 30, 2018, we issued 800,000 shares valued at $6,000,000, to Mr. José Ferreira, our former CEO, as an incentive to attract him to enter into an employment agreement with the Company.

On October 8, 2018, we authorized and issued 10,000 shares of Series B preferred stock to Eugenio Santos, our principal shareholder, founder and former CEO. Holders of the Series B preferred stock have the right to convert into what would equal ten percent of the outstanding common stock of the Company. On the date of issue, the shares were valued at $77,893,314.

On December 31, 2018, we entered into a consulting agreement with Peter Macnee, who was appointed as a member of our board of directors in April 2019. Pursuant to the agreement, Mr. Macnee was issued 500,000 shares of common stock, which were valued at $3,750,000, which shares shall vest in four equal quarterly installments commencing March 31, 2019; provided that all shares shall immediately vest if Mr. Macnee meets certain performance conditions described in the agreement. The term of the agreement is 1 year.

On April 16, 2019, we entered into a service agreement with Elton Simoes, pursuant to which Mr. Simoes was paid a monthly salary of $20,000 and was issued 500,000 shares of common stock, which were valued at $3,750,000. On April 25,2019, we named Mr. Simoes as our Chief Operating Officer and President and entered into an employment agreement, pursuant to which Mr. Simoes earned a salary of $240,000. Mr. Simoes was also granted (1) options to purchase 200,000 shares of our common stock at a price equal to our next round of funding, which options were to fully vest on October 16, 2019, and (2) options to purchase 300,000 shares of our common stock at a price equal to our next round of funding, which options were to vest equally over eighteen months commencing October 16, 2019. The term of the agreement was two years commencing April 26, 2019. On that same date the service agreement was terminated. On May 3, 2019, Mr. Simoes’ employment agreement was terminated and all options were forfeited.

Controlled Company Status

Our founder holds a majority of the voting power for the election of directors. As a result, we would be a “controlled company” under the Nasdaq corporate governance standards if our shares were listed on Nasdaq. As a controlled company, exemptions under the Nasdaq listing standards would exempt us from certain corporate governance requirements, including the requirements that:

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a majority of our board of directors consists of “independent directors,” as defined under Nasdaq rules;
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the compensation of our executive officers be determined, or recommended to the board of directors for determination, by majority vote of the independent directors or by a compensation committee comprised solely of independent directors; and
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director nominees be selected, or recommended to the board of directors for selection, by majority vote of the independent directors or by a nomination committee comprised solely of independent directors.

These exemptions do not modify the Nasdaq requirements for an audit committee. Thus, we would be required to form an audit committee comprised entirely of independent directors if we listed our shares on Nasdaq.

Director Independence

We are not listed on a national securities exchange. However, we have elected to use the definition of independence under the Nasdaq listing standards in determining the independence of our directors. At this time, none of our directors are independent under the Nasdaq listing standards, however we expect to elect independent directors in the event that we list our shares on Nasdaq in the future.

Board Committees

As we are not currently listed on an exchange, we are not required to have any standing committees. However, if we were to list our shares on the Nasdaq exchange, we would be required to form an audit committee. Under Nasdaq rules, the membership of the audit committee would be required to consist entirely of independent directors. The audit committee would operate under a written charter adopted by our board of directors.

Our founder holds a majority of the voting power for the election of directors. As a result, we would be a controlled company under the Nasdaq corporate governance standards if our shares were listed on Nasdaq. As a controlled company, we would not be required to have compensation or nominating and corporate governance committees.

Item 8. Legal Proceedings.

We are not party to any material legal proceedings.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

There is no established public trading market in our common stock. Our securities are not listed for trading on any national securities exchange nor are bid or asked quotations reported in any over-the-counter quotation service.

Securities Authorized for Issuance under Equity Compensation Plans

In the twelve months ended December 31, 2018, the Company issued 126,477,310 unrestricted shares of common stock to employees and consultants pursuant to written individual compensation agreements, which agreements were not approved by our security holders.

Holders

As of December 31, 2018, there were 93,980,312 shares of common stock outstanding, which were held by approximately 165 record holders. In addition, there were 1,000 shares of our Series A preferred stock outstanding, which were held by one record holder and there were 10,000 shares of our Series B preferred stock outstanding, which were held by one record holder. As of March 31, 2019, each share of Series A preferred stock was convertible into common stock on a one for one basis and each share of Series B preferred stock was convertible into common stock into what would equal ten percent of the outstanding common stock of the Company. For more information, please see “Item 11. Description of Registrant’s Securities to be Registered — Series A and Series B Preferred Stock.”

As of the date of this Registration Statement, we have no present commitments to issue shares of our capital stock to any 5% holder, director or nominee.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Stock Not Registered under the Securities Act; Rule 144 Eligibility

Our common stock and preferred stock have not been registered under the Securities Act. Accordingly, the shares of common stock and preferred stock issued and outstanding may not be resold absent registration under the Securities Act and applicable state securities laws or an available exemption thereunder.

Rule 144

Shares of our common stock that are restricted securities will be eligible for resale in compliance with Rule 144 or Rule 701 of the Securities Act, subject to the requirements described below. “Restricted securities,” as defined under Rule 144, were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration, such as Rule 144 or Rule 701. Below is a summary of the requirements for sales of our common stock pursuant to Rule 144, after the effectiveness of this Registration Statement.

For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our shares of common stock held longer than six months, but less than one year, will be subject only to the current public information requirement and can be sold under Rule 144 beginning 90 days after the effectiveness of this Registration Statement without restriction. A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Beginning 90 days after the effectiveness of this Registration Statement, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, will generally be entitled to sell within any three-month period a number of shares that does not exceed one percent of the number of shares of our common stock then outstanding. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Persons who may be deemed to be our affiliates generally include individuals or entities that control, or are controlled by, or are under common control with, us and may include our directors and officers, as well as our significant stockholders.

We expect approximately 89,471,977 shares of our common stock will be eligible for sale under Rule 144 90 days following the effective date of this Registration Statement. In November 2019, 4,000,000 additional shares will become eligible for sale under Rule 144, subject to applicable volume limitations. We cannot estimate the number of shares of our common stock that our existing stockholders will elect to sell under Rule 144.

Rule 701

Rule 701 under the Securities Act permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement and the volume and public information requirements. Any of our employees, consultants or advisors, other than our affiliates, who purchased shares from us under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the effective date of this Registration Statement before selling their shares under Rule 701. None of our currently outstanding shares, other than the 89,471,977 shares that will otherwise become eligible for resale under Rule 144, will become eligible for sale pursuant to Rule 701 90 days following the effective date of this Registration Statement.

Item 10. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock and preferred stock issued, and options granted, by us since June 24, 2016, our inception, that were not registered under the Securities Act. Also included is the consideration, if any, received by us, for such shares and information relating to the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

2016 Activity

On June 25, 2016, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 1,000 shares of Series A preferred stock for consulting services to Eugenio Santos, the principal stockholder, founder, and CEO of the Company at that time, and subsequently transferred to Master Com Group Holding USA, Inc., and then to MasterCom Group, LLC, both companies owned and controlled by Eugenio Santos. These shares were issued as founder shares for their services in formation of the Company and its business plan.

On June 27, 2016, the Company, relying upon Regulation S, issued 14,410,000 common shares to eleven foreign employees and one foreign consultant of the Company in connection with services provided related to the Company’s formation. These shares were issued as founder shares for their services in formation of the Company and its business plan.

On June 27, 2016, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 49,660,000 common shares to five U.S. persons and one U.S. entity for employment related services related to the Company’s formation. These shares were issued as founder shares for their services in formation of the Company and its business plan.

On June 27, 2016, the Company, relying upon Rule 701 of the Securities Act, issued 3,100,000 common shares to four U.S. persons for employment related services related to the Company’s formation. These shares were issued as founder shares for their services in formation of the Company and its business plan.

On June 27, 2016, the Company, relying on Regulation S, issued 1,075,000 common shares to nine foreign persons for services provided to the Company, and the Company, relying on Section 4(a)(2) of the Securities Act, issued 3,000,000 common shares to three vendors who were U.S. persons, all in connection with the formation and commencement of operations of the Company. These shares were issued as founder shares for their services in formation of the Company and its business plan.

On September 14, 2016, the Company, relying upon Regulation S, issued 346,036 common shares to three foreign persons for total cash consideration of $370,300 at a purchase price of $1.07 per share. One investor invested $300,000 cash and was one of the founders of the Company. He was involved in the development of the Company’s business plan. The other two invested $35,150 cash each and worked at the Company for a couple months its early stages.

On October 31, 2016, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 2,266,667 common shares to one U.S. person and issued 4,400,000 common shares to one U.S. entity in exchange for accounts receivables with a face amount of $50,000,000. The issuances were to accredited investors who visited the Company on numerous occasions, investigating the Company and discussing the Company’s plans. As part of the process, they had full access to Company information both verbal and written. They were introduced to the Company by one of the founding shareholders. The Company verified their status as an accredited investor and received an accredited investor questionnaire from them.

On October 31, 2016, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 2,666,667 common shares to one U.S. person for total cash consideration of $5,000,000 and $15,000,000 in common stock receivables. This shares issuance was to an accredited investor who visited the Company on numerous occasions in the months leading up to the investment, investigating the Company and discussing the Company’s plans. As part of the process, he had full access to Company information both verbally from management and access to written documentation. The investor was introduced to the Company by one of the founding shareholders. The Company verified his status as an accredited investor. The Company has an accredited investor questionnaire from him on file.

On October 31, 2016, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 6,666,667 common shares to one U.S. person for services provided to the Company. The issuance was to an accredited person who visited the Company offices on many occasions in the months preceding the share issuance, and had full access to the Company’s management for discussion and analysis as well as access to the Company’s written records and materials. The services were for corporate structure and financial budgeting and analysis and the investor was referred to the Company by one of the founding members. The Company verified his status as an accredited investor. The Company has an accredited investor questionnaire from him on file.

2017 Activity

On January 3, 2017, the Company, relying upon Rule 701 of the Securities Act, issued 500,000 common shares for employment related services to one U.S. person for services provided to the Company. The shares were issued for consulting the Company regarding financial investment, structure and corporate organization. The services were provided in conjunction with the recent cash investment and to help the Company meet its development objectives with the available capital. The recipient was referred to the Company by one of our shareholders, and spoke with management on multiple occasions and made two visits to the offices of the Company. They spent considerable time discussing the Company’s activities, its structure and operations.

On January 20, 2017, the Company issued 400,000 common shares to two foreign persons in reliance upon Regulation S, and 200,000 common shares to one U.S. entity in reliance on Section 4(2) of the Securities Act. These shares were issued for marketing and sales services. All of them had significant relationships with organizations that could benefit from the Company’s products and technology. The issuances to the foreign persons were for their sales and marketing to organizations in Brazil with whom they had prior relationships and whom both parties would benefit from using the Company's products. Each person visited the Company’s offices in Brazil on not less than twenty occasions and had access to all Company information through personal discussions with Company management in Brazil and by telephone in the U.S. These persons were introduced to the Company by the founder. The issuance in the U.S. was for preparing large religious organizations in both Brazil and the U.S., with whom they had ongoing relationships with, to be ready to adopt and use the Company’s products and technology when the Company was ready to launch in Brazil and, later, in the U.S. They made greater than twenty visits to the Company prior to their commitment to help the Company, visiting with members of management after being introduced to the Company by its founder. The Company has an accredited investor questionnaire completed by the investor on file. The shares issued in the U.S was to a sophisticated investor who visited the Company's offices at least ten times and was provided with answers to any questions and provided access to Company information by discussions with management and copies of corporate materials.

On January 26, 2017, the Company, relying on Regulation S, issued 500,000 common shares to two foreign persons, and in reliance on Section 4(2) of the Securities Act, issued 500,000 common shares to one U.S. person. The shares issued to foreign persons were for technical software consulting with regard to the company’s technology platform and included recommendations as to how the technology could be deigned to run more efficiently. It included a review of the API’s the Company was using and made recommendations to better integrate the Company’s underlying software with its digital wallet. The software engineers were introduced to the Company by the founder and visited with the Company founder multiple times and worked with the Company’s technical team in Brazil a few months. The shares issued to the U.S. person were to an employee as a bonus for continuing to work at the Company. The U.S. person was an officer of the Company and therefore qualified under Section 4(2) of the Securities Act.

On February 16, 2017, the Company, relying upon Regulation S, issued 300,000 common shares for employment related services to two foreign persons and, relying on Section 4(a)(2) of the Securities Act, issued 200,000 common shares to one U.S. person for services provided to the Company. These shares to foreign persons were for marketing services in using their relationships to solicit organizations to use the Company’s products and technologies. They introduced the Company to one of the largest religious organizations in Brazil with whom the Company signed a contract. These persons were known to some of the founders of the Company and had many discussions with the founder during the months leading up to issuance of the shares. The issuance in the U.S. was for marketing the Company’s products in Brazil to large organizations that the recipient had ongoing relationships with which could benefit by using the Company’s products and technology. They introduced the Company to many faith-based organizations in Brazil. The Company has an accredited investor questionnaire completed by the investor on file. After being introduced to the Company by the founder, the shares were issued to a sophisticated investor who visited the Company's offices at least ten times and was provided with answers to any questions and provided access to Company information by discussions with management and copies of corporate materials. The Company verified their status as a accredited investor by having them complete an investor questionnaire which the Company has on file.

On March 31, 2017, the Company, relying upon Regulation S, issued 2,000,000 common shares for services to one foreign entity for consulting services provided to the Company. The services related to the introduction to potential customers and advice in navigating the financial and tax structure in Brazil due to its operating history in Brazil over the past fifteen years. The entity and its owner were known to the founder for many years prior to the formation of the Company and the owner joined the Company as a director in October 2018.

On April 7, 2017, the Company, relying upon Regulation S, issued 1,340,000 common shares for services to four foreign persons for employment services provided to the Company. The shares were issued as employee sign on bonuses and their commitment to work for the Company during the startup phase of the Company.

On October 12, 2017, the Company, relying upon Regulation S, issued 700,000 common shares for employment related services to two foreign employees for services provided to the Company. The shares were issued as employee sign on bonuses and their commitment to work for the Company during the startup phase of the Company.

On December 2, 2017, the Company, relying upon Regulation S, issued 500,000 common shares for consulting related services to one foreign person for services provided to the Company. The services were for marketing and for the introduction of the Company to potential customers in Brazil. The individual was referred to the Company by the founder and has significant experience in advertising and marketing in the Brazilian market.

On December 29, 2017, the Company, relying on Regulation S, issued 500,000 common shares to one foreign person for employment related services provided to the Company. The shares were issued as employee sign on bonuses and their commitment to work for the Company during the startup phase of the Company.

On December 29, 2017, the Company, relying on Regulation S, issued 2,900,000 common shares to five foreign persons for employment related services provided to the Company. The shares were issued as employee sign on bonuses and their commitment to work for the Company during the startup phase of the Company.

On December 29, 2017, the Company, relying on Section 4(a)(2) of the Securities Act, issued 1,500,000 shares to two U.S. entities for consulting services provided to the Company. The 500,000 shares were issued to a marketing company for their expertise and knowledge of advertising and marketing in the U.S market. The services were to prepare the groundwork and perform market analysis for the eventual rollout of the Company products in the U.S. The investor is sophisticated and visited the Company’s offices and had numerous meetings with the Chairman and had access to the Company information through verbal discussions and access to written information and files prior to their committing to work with the Company. The Company has an investor questionnaire on file for the investor. The 1,000,000 shares were issued to an entity with expertise in financial and capital affairs and the Company asked them to assist them in exploring avenues to raise capital for the Company. The investor is sophisticated, was known to the founder of the Company and who visited the Company’s offices and had meetings with the Chairman and management numerous times over a number of months, having access to the Company information through verbal discussions and access to written information and files. The Company has an investor questionnaire on file for the investor.

2018 Activity

On March 31, 2018, the Company, relying upon Regulation S, issued 1,582,200 common shares for employment related services to forty-six foreign employees for services provided to the Company. The shares were issued to employees in the Company’s Sao Paulo office as sign on bonuses and their commitment to work for the Company during the startup phase of the Company.

On April 2, 2018, the Company, relying upon Regulation S, issued 500,000 common shares for employment related services to one foreign employee for services provided to the Company. The shares were issued as employee sign on bonuses and their commitment to work for the Company during the startup phase of the Company.

On April 2, 2018, the Company, relying upon Regulation S, issued 403,334 common shares to four foreign persons as consideration for the receipt of technology assets to integrate into the Company’s digital platform to two foreign persons.

On April 30, 2018, the Company, relying upon Regulation S, issued 200,000 common shares to one foreign person as consideration for the receipt of technology assets to integrate into the Company’s digital platform.

On April 30, 2018, the Company, relying upon Rule 701 of the Securities Act, issued 100,000 common shares for employment related services to one U.S. person for services to the Company. The shares were issued to an employee as a sign on bonus for setup of the Company sales practices in Brazil.

On April 30, 2018, the Company, relying upon Regulation S, issued 140,000 common shares for employment related services to fourteen foreign employees for services provided to the Company. The shares were issued to the employees of the Company’s Blumenau office as employee sign on bonuses and their commitment to work for the Company during the startup phase of the Company.

On April 30, 2018, relying upon Regulation S, the Company issued 30,000 common shares for services to three foreign persons provided to the Company. These shares were issued for services for the physical setup and remodeling of an office in Brazil.

On May 10, 2018, the Company, relying upon Regulation S, issued 500,000 common shares for employment related services to three foreign employees for services provided to the Company. The shares were issued as employee sign on bonuses and their commitment to work for the Company during the startup phase of the Company.

On May 15, 2018, the Company, relying upon Regulation S, issued 1,080,000 common shares for employment related services to three foreign employees for services provided to the Company. The shares were issued as employee sign on bonuses and their commitment to work for the Company during the startup phase of the Company.

On June 1, 2018, the Company, relying upon Regulation S, issued 1,100,000 common shares to one foreign person as consideration for receipt of technology assets to integrate into the Company’s digital platform.

On June 1, 2018, the Company, relying upon Regulation S, issued 755,800 common shares for employment related services to three foreign employees for services provided to the Company. The shares were issued as employee sign on bonuses and their commitment to work for the Company during the startup phase of the Company.

On June 1, 2018, relying upon Regulation S, the Company issued 1,000,000 common shares for services to two foreign persons for services provided to the Company. The services were issued for consulting on software technology issues for the development of the Company’s platform. The services related to solving software issues for the Company with integration of its back-office software with the app that appears on a customer’s phone.

On June 1, 2018, relying upon Regulation S, the Company issued 15,000 common shares for services to two foreign persons for services provided to the Company. The services provided were for administrative operations consulting and office setup including processes and authorizations at the Company’s offices in Brazil.

On June 21, 2018, the Company, relying upon Regulation S, issued 1,000,000 common shares for employment related services to one foreign person for services provided to the Company. These shares were for marketing services and the introduction of the Company to potential customers. They introduced the Company to many organizations including a direct marketing company that signed a contract with the Company. After being introduced to the Company by the founder, the shares were issued to the investor who visited the Company's offices at least thirty times and was provided with answers to any questions and provided access to Company information by discussions with management and copies of corporate materials. The Company verified their status as a sophisticated investor by having them complete an investor questionnaire which the Company has on file.

On June 21, 2018, the Company, relying upon Section 4(2), issued 100,000 common shares for services to one U.S. entity for services provided to the Company. The shares were issued for services regarding corporate organization and work at the Company’s office in the U.S. where they supervised the organization of the office, including the finish out and furnishing of the Company’s offices. The Company has an investor questionnaire on file for the investor which verifies they are an accredited investor.

On July 12, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 400,000 common shares for consulting related services to two U.S. entities for consulting services provided to the Company. The shares were issued to two sophisticated investors who had full access to Company information for services relating to financial structure, access to financial resources and capital formation in the U.S. markets the entities had various conversations with management and many visits to the offices of the Company where they had access to ask questions of management and employees and had access to written corporate information. Both parties are sophisticated because of their knowledge of the U.S. financial markets as well as the risks and rewards of the same. The Company has questionnaires completed by both parties.

On July 16, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 666,667 common shares to one U.S. person for total cash consideration of $5,000,000. The shares issuance was to an accredited investor who visited the Company on numerous occasions, investigating the Company and discussed the Company’s plans. As part of the process, he had full access to Company information both verbal and written. The Company verified their status as an accredited investor and received an accredited questionnaire from him.

On July 26, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 750,000 common shares for consulting related services to one U.S. entity for services provided to the Company, and, relying on Regulation S issued 300,000 common shares to one foreign person for services provided to the Company, and relying on Regulation 701, issued 50,000 common shares to one U.S. person for services provided to the Company. The 750,000 shares were issued to the founder of the Company and as an officer qualified under Section 4(2).

The 300,000 shares were issued to a foreign person for their sales and marketing expertise in the Brazilian market who has a history of sales in Brazil and therefore many contacts. The Company signed a contract with one of the organizations referred by them. The 50,000 shares were issued for marketing services and their introduction of the Company to customers. They introduced the Company to a nationally recognized figure who signed a contract with the Company. The investor is an accredited investor and completed an accredited investor questionnaire which is on file with the Company and qualifies under Section 4(2).

On July 26, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 500,000 common shares for consulting related services to one U.S. person for services provided to the Company. The 500,000 shares were issued to an accredited investor for promotional and endorsement services. The investor is a well-known person in the U.S. and had visited the Company and had made numerous video clips for endorsement of the Company’s products. The investor had full access to Company management for discussions and information requests. The Company obtained an accredited investor questionnaire from the investor.

On August 23, 2018, the Company, relying upon Rule 701 of the Securities Act, issued 500,000 common shares for consulting related services to one U.S. person for services provided to the Company. The shares were issued for consulting the Company regarding financial investment, structure and corporate organization. The services were provided in conjunction with the recent cash investment and to help the Company meet its technological and development objectives with the available capital.

On August 30, 2018, the Company, relying upon Regulation S, issued 500,000 common shares for services to eleven foreign persons for services provided to the Company. In conjunction with the issuance of shares, these persons became employees of the Company and the stock was issued as sign on bonuses and their commitment to work for the Company during the startup phase of the Company.

On September 13, 2018, the Company, relying upon Rule 701 of the Securities Act, issued 500,000 common shares for consulting related services to one U.S. person for services provided to the Company. The shares were issued for consulting the Company regarding financial investment, structure and corporate organization. The services were provided in conjunction with the recent cash investment and to help the Company meet its technological and development objectives with the available capital.

On September 13, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 666,667 common shares to one U.S. investor for total cash consideration of $5,000,000. The shares were issuance was to an accredited investor who visited the Company on numerous occasions, investigating the Company and discussed the Company’s plans. As part of the process, he had full access to Company information both verbal and written. The Company verified their status as an accredited investor and received an accredited questionnaire from him.

On September 14, 2018, the Company, relying upon Regulation S, issued 100,000 common shares for employment related services to one foreign employee and relying on Rule 701 of the Securities Act, issued 20,000 common shares to one U.S. persons for services provided to the Company. The 100,000 shares were issued to an employee as a sign on bonus to an employee in Brazil. The 20,000 shares were issued for remodeling and maintenance at Company offices in the U.S.

On September 14, 2018, the Company, relying upon Regulation S, issued 300,000 common shares for employment related services to one foreign employee. These shares were issued as a sign on bonuses and their commitment to work for the Company during the startup phase of the Company.

On September 30, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 200,000 common shares for consulting related services to three U.S. persons for services provided to the Company. The shares were issued on behalf of the Company to provide open ended endorsement services which will be provided on an as needed basis. The shares were issued to accredited persons who had full access to the Company information and consulted the Company regarding business operations and as employee sign on bonuses to employees in Brazil.

On September 30, 2018, the Company, relying upon Regulation S, issued 1,500,000 common shares for employment related services to two foreign employees. The shares were issued as employee sign on bonuses to the employees in Brazil and their commitment to work with the Company through the startup phase.

On September 30, 2018, the Company, relying upon Regulation S, issued 1,692,308 common shares for employment and consulting related services to three foreign employees, and, relying on Rule 701 of the Securities Act, issued 100,000 common shares to one U.S. person for employment services provided to the Company and relying on Section 4(a)(2) of the Securities Act, issued 1,000,000 common shares for consulting related services to one U.S. entity for services provided to the Company.

The 1,692,308 shares were issued as employee sign on bonuses to employees in Brazil and their commitment to work for the Company through the startup phase. The 100,000 shares were issued as an employee sign on bonus to an employee in the U.S. The 1,000,000 shares were issued to one sophisticated investor who had full access to Company information for services relating to financial structure, access to financial resources and capital formation in the U.S. The investor had various conversations with management and many visits to the offices of the Company where they had access to ask questions of management and employees and had access to written corporate information. The entity is a sophisticated investor because of their knowledge of the U.S. financial markets. The Company has a questionnaire completed by them.

On December 12, 2018, the Company, relying upon Regulation S, issued 500,000 common shares for employment and consulting related services to eight foreign persons. In conjunction with the issuance of shares, the persons became employees and the shares were issued as employee sign on bonuses to the employees in Brazil and their commitment to work with the Company through the startup phase.

On December 12, 2018, the Company, relying upon Regulation S, issued 390,000 common shares for employment and consulting related services to six foreign consultants, and, relying upon Rule 701 of the Securities Act, issued 100,000 common shares for consulting related services to one U.S. person for services provided to the Company. These foreign persons became employees and the shares were issued to them as sign on bonuses.

On December 12, 2018, the Company, relying upon Regulation S, issued 50,000 common shares for employment and consulting related services to one foreign person. In conjunction with the issuance of shares, the persons became an employee and the shares were issued as employee sign on bonuses to the employee in Brazil and their commitment to work with the Company through the startup phase.

On December 31, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 300,000 common shares for consulting related services to one U.S. entity for services provided to the Company. The services were for introducing a large organization to the Company as a potential customer. Through the introduction of this consultant, the Company signed an endorsement contract with a major sports star in Brazil. The investor is accredited and had full access to information of the Company. The Company has an investor questionnaire on file.

2019 Activity

On February 5, 2019, the Company, relying upon Regulation S, issued 38,462 common shares for employment related services to one foreign consultant for services provided to the Company. The investor had many conversations with management and visited the Company offices in Brazil twice. After those meetings the Company hired him as a consultant to introduce organizations to the Company for mutual benefit of the Company and the organizations as the organizations use the Company’s products. Through this consultant, the Company is close to signing a contract with a major ports franchise in Brazil.

On March 27, 2019, the Company, relying upon Regulation S, issued 230,770 common shares for certain technology to two foreign persons for transfer of their technology to the Company.

On March 27, 2019, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 100,000 common shares for consulting related services to one U.S. person for services provided to the Company. The services are for marketing and training salespersons for deployment of the Company’s products to and through two large organizations who are new customers of the Company. The Company verified the status of the accredited investor and maintains on file an investor questionnaire completed by the consultant. Description of Registrant’s Securities to be Registered.

On March 31, 2019, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 500,000 common shares for consulting related services to one U.S. entity for services provided to the Company. The entity facilitated a relationship between the Company and a bank in connection with the deployment of the Company’s digital platform. On the same date, the Company, relying on Regulation S, issued 1,000,000 common shares to two foreign persons as sign on bonuses. The Company verified the status of the U.S. entity as an accredited investor and maintains on file a completed investor questionnaire.

We are registering on this Registration Statement only our common stock, the terms of which are described below. However, because our preferred stock will remain outstanding following the effectiveness of this Registration Statement, we also describe below the terms of our preferred stock to the extent such terms qualify the rights of our common stock.

As of March 31, 2019, we had 480,000,000 authorized shares of common stock, par value $0.001 per share. As of March 31, 2019, we had 20,011,000 authorized shares of preferred stock, par value $0.001 per share, of which 1,000 were designated Series A preferred stock and 10,000 were designated Series B preferred stock.

Preferred Stock

The Company’s Certificate of Incorporation authorize it to issue up to 20,011,000 shares of preferred stock, par value $0.001 per share. Our board is authorized to issue shares of preferred stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof.

Prior to the issuance of a series of shares of preferred stock, our board may, under the Certificate of Incorporation and Delaware law, fix:

●
the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
●
the voting powers, if any, and whether such voting powers are full or limited;
●
whether dividends, if any, will be cumulative or noncumulative, the dividend rate of the series, and the dates and preferences of dividends;
●
redemption rights and prices, if any, for shares of such series;
●
the terms and amounts of the sinking fund, if any, for the purchase or redemption of such series;
●
whether the shares of the series will be convertible into common shares or shares of any other class;
●
if the shares are convertible, the conversion rate(s) or price(s), any adjustments to the rate or price and all other terms and conditions upon which such conversion may be made;
●
restrictions on the issuance of shares of the same or any other series; and
●
such other terms powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions, thereof.

Series A and Series B Preferred Stock

Series A Preferred Stock

Voting

The holders of Series A preferred stock shall have voting rights equal to 100,000 common shares for each share of Series A preferred stock, meaning, that the Series A preferred stockholder(s), will be casting 100,000,000 votes at each stockholder meeting.

Dividends

The holders of the Series A preferred stock shall not be entitled to receive dividends.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A preferred stock shall automatically convert their shares of Series A preferred stock into common stock on a one-for-one basis without any additional consideration by the holder to effectuate the conversion and shall be entitled to receive any of the remaining net assets of the Company at the same rate as all of the other shares of common stock then outstanding.

Conversion

The Series A preferred stock, in the aggregate, shall be convertible into shares of the common stock in the event that the Company shall be consolidated with or merged into any other corporation, the sale of substantially all of the assets of the Company or upon any other liquidation event. The total shares of Series A preferred stock shall be convertible on a one-for-one basis into shares of common stock without any additional consideration by the holder to effectuate the conversion

Ranking & Anti-Dilution

As long as any shares of the Series A preferred stock remain outstanding, the Company shall not, without obtaining the prior written consent of the holders of at least two-thirds in number of the shares of the Series A preferred stock then outstanding, create, authorize or issue any other class or series of capital stock of the Company, the terms of which provide that such class or series shall rank prior to the Series A preferred stock in respect to rights upon dissolution, liquidation or winding up of the Company; provided, however, the Company may at any time create, authorize or issue, without the consent of any of the holders of the Series A preferred stock, other classes or series of capital stock which rank junior to, or on parity with, the Series A preferred stock in respect to dissolution, liquidation or winding up of the Company.

Series B Preferred Stock

Voting

The holders of Series B preferred stock shall have voting rights on an as converted basis equal to 10% of total issued and outstanding capital stock, upon the conversion of the Series A and Series B Preferred Stock.

Dividends

The holders of the Series B preferred stock shall be entitled to receive dividends paid on the Company’s common stock.

Liquidation Preference

The holders of the Series B preferred stock shall not have any liquidation preference.

Conversion

The Series B preferred stock, in the aggregate, shall be convertible into shares of the common stock in the event that the Company shall be consolidated with or merged into any other corporation, the sale of substantially all of the assets of the Company or upon any other liquidation event. The total shares of Series B preferred stock shall be convertible into common stock so that after the conversion, the Series B preferred stockholders will own ten percent (10%) of the total issued and outstanding shares of common stock without any additional consideration by the holder to effectuate the conversion.

Protective Provisions

As long as any shares of the Series B preferred stock remain outstanding, the Company shall not, without obtaining the prior written consent of the holders of at least two-thirds of the holders of the then outstanding Series B preferred stockholders, voting together as a class, (i) increase or decrease the total number of authorized Series B preferred stock; (ii) effect an exchange, reclassification or cancellation of all or a part of the Series B preferred stock; (iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series B preferred stock; or alter or change the rights, preferences or privileges of the shares of Series B preferred stock so as to affect adversely the shares of such series; provided, however, the Company may at any time create, authorize or issue, without the consent of any of the holders of the Series B preferred stock, other classes or series of capital stock which rank junior to, or on parity with, the Series B preferred stock in respect to dissolution, liquidation or winding up of the Company.

Common Stock

General

The Company has one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below. As of the date of this Registration Statement, there is no public market for our common stock.

Voting

Holders of the Company’s common shares possess ordinary voting rights, with each share entitling the holder to one vote, except as the right to exercise such vote may be limited by the of any class or series of preferred stock.

Dividends

Subject to the prior rights of holders of preferred stock, holders of our common stock will be entitled to receive dividends, if any, as may be declared from time to time by our board.

Liquidation Preference

Subject to the prior rights of our creditors and the satisfaction of and remaining after the payment to holders of preferred stock of the amounts (if any) to which they are entitled, in the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders.

Other Rights

Holders of our common stock will have no preemptive, subscription, redemption or conversion rights. All of the Company’s outstanding shares of common stock are, and the shares of common stock to be issued will be, fully paid and non-assessable.

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”). Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares may be listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Item 11. Indemnification of Directors and Officers.

Delaware Law

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Amended and Restated Certificate of Incorporation

Our certificate of incorporation provides that we are authorized to provide indemnification and advancement of expenses to our directors, officers and certain other covered persons to the fullest extent permitted by the DGCL. Our certificate of incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the DGCL and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty or other duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors for:

●
for any breach of the director’s duty of loyalty to us or our stockholders;
●
for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●
for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
●
for any transaction from which the director derived an improper personal benefit.

In addition, our certificate of incorporation also provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of us, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, general partner, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Limitation of Liability and Indemnification

The Company’s Certificate of Incorporation and bylaws provide that the corporation shall indemnify, defend and hold harmless its directors and officers to the fullest extent not prohibited by Delaware law or any other applicable law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Delaware law or any other applicable law.

The Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding, provided, however, that, if the DGCL requires an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company, in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

No indemnification or advancement or reimbursement of expenses shall be provided to a director or officer (i) with respect to expenses or the payment of profits arising from the purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended; (ii) if a final unappealable judgment or award establishes that such director or officer engaged in intentional misconduct or a transaction from which the member, director or officer derived an improper personal benefit; (iii) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, such person by an insurance carrier under a policy of officers’ and directors’ liability insurance paid for or maintained by the Company or other person or entity; or (iv) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the Company, which written consent shall not be unreasonably withheld. The Board of Directors is authorized, at any time by resolution and without stockholder approval, to add to the above list of exceptions from the right of indemnification or advancement or reimbursement of expenses. Any such additional exception may, at any time after its adoption, be amended, supplemented, waived or terminated by further resolution of the Board of Directors.

Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers are deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Company and the director or officer. Any right to indemnification or advances to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Company shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under Delaware law or any other applicable law for the Company to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Company (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the Company) for advances, the Company shall be entitled to raise as a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Company (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, shall be on the Company.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We intend to apply for a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on their acts or omissions committed in their capacities as directors or officers.

Item 12. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Registration Statement.

Item 13. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 14. Financial Statements and Exhibits.

(a)
Financial Statements filed as part of this Registration Statement:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Vivi Holdings, Inc. and Subsidiaries

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Vivi Holdings, Inc. and Subsidiaries (“the Company”) as of December 31, 2018 and 2017 and the related consolidated statements of operations, stockholders’ deficit and the related notes (collectively referred to as the “financial statements”) for the years ended December 31, 2018 and 2017. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations, changes in stockholders’ deficit and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ L&L CPAS, PA
L&L CPAS, PA
Certified Public Accountants
Plantation, FL
The United States of America
May 6, 2019

The firm has served this client since November 2016.

Financial Statements:

For the Twelve Months Ended December 31, 2018 and 2017

VIVI Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2018 and December 31, 2017

ASSETS

	Dec 31, 2018	Dec 31, 2017
	Audited	Audited
Current Assets:
Cash and Cash Equivalents	$7,611,931	$1,962,241
Accounts Receivable	146,461	-
Prepaid Expenses	5,506	5,330
Other Current Assets	24,041	906
Total Current Assets	7,787,939	1,968,476
Property, Plant and Equipment (Net)
	102,862	139,152

Other Assets:
Intangible Assets (net)	481,109	-
Other Assets	77,295	1,479
Deposits	34,556	30,059
Total Other Assets	592,960	31,538

TOTAL ASSETS	$8,483,761	$2,139,166
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable and Accrued Expenses	696,668	138,668
Accrued Expenses – Related Party	15,000	2,347

TOTAL LIABILITIES	$711,668	141,015

STOCKHOLDERS’ EQUITY
Preferred Stock, Series A, $0.001 par value, 1,000 shares
authorized, 1,000 shares issued and outstanding	1	1
Preferred Stock, Series B, $0.001 par value, 10,000 shares
authorized, no shares issued and outstanding	10	-
Preferred Stock, $0.001 par value, 20,000,000 shares
authorized, no shares issued and outstanding	-	-
Common Stock, $0.001 par value, 480,000,000 shares
authorized, 93,980,312 and 80,185,000 shares issued and outstanding	93,980	80,185
Additional Paid In Capital	372,873,862	145,742,258
Other Comprehensive Income	116,654	1,599
Treasury Stock	(1,129,734)	(469,954)
Retained Deficit	(364,182,679)	(143,355,939)
TOTAL SHAREHOLDERS’ EQUITY	7,772,093	1,998,150

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,483,761	$2,139,166

The accompanying notes are an integral part of these consolidated financial statements.

VIVI Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations
For the Twelve Months Ended December 31, 2018 and 2017
(Audited)

	Twelve Months Ended Dec 31, 2018	Twelve Months Ended Dec 31, 2017

Revenues	$668,429	$-
Revenues – Related Party	630,113	-
Total Revenues	1,298,542	-
Cost of Revenues	1,277,381	-
Gross Profit	21,161	-

Operating Expenses
Depreciation and Amortization	89,728	48,558
Preferred Stock Issued for Services – Related Party	77,893,314	-
Stock Issued for Services – R&D	16,254,810	-
Rent and Occupancy Costs	249,982	177,758
Personnel, Consulting and Labor costs	2,234,740	1,207,431
Professional Fees	318,671	267,978
General and Administrative	111,027,038	85,732,537
Total Operating Expenses	208,068,283	87,434,262

Total Operating Income (Loss)	(208,047,122)	(87,434,262)

Other Income (Expense)
Other Income	5,292	15,320
Interest Expense	(3,806)	(418)
Impairment of Assets	(12,775,005)	(5,250,000)
Total Other Income (Expense)	(12,773,519)	(5,235,098)
NET INCOME (LOSS) BEFORE INCOME TAX	(220,820,641)	(92,669,360)

Provision for Income Tax	(6,099)	-

NET INCOME (LOSS)	$(220,826,740)	$(92,669,360)

OTHER COMPREHENSIVE INCOME:
Net (Loss) per Above	(220,826,740)	(92,669,360)
Foreign Currency Translation	115,055	(5,805)
TOTAL OTHER COMPREHENSIVE INCOME	$115,055	$(5,805)

TOTAL COMPREHENSIVE INCOME	$(220,711,685)	$(96,675,165)

BASIC and DILUTED:
Weighted Average Shares Outstanding	86,956,096	80,134,726
Earnings (Loss) per Share	$(2.54)	$(1.16)

The accompanying notes are an integral part of these consolidated financial statements.

VIVI Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
For the Twelve Months Ended December 31, 2017 and 2018
(Audited)

							Common		Other
	Preferred Stock A		Preferred Stock B		Common Stock		Stock	Paid-In	Comp.	Treasury	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Subscribed	Capital	Income	Stock	Earnings	Totals
Balance, December 31, 2016	1,000	1	0	0	87,591,036	87,591	(65,000,000)	120,435,198	0	0	(50,680,774)	4,842,016

Common Stock Issued for Services					11,340,000	11,340		85,038,660				85,050,000
Common Stock Cancelled					(2,100,000)	(2,100)		2,100
Common Stock Repurchased					(346,036)	(346)				(469,954)		(470,300)
Common Stock Issued for Licenses					200,000	200		1,499,800				1,500,000
Common Stock Issued for Investments					500,000	500		3,749,500				3,750,000
Common Stock Cancelled for Cash Receivable					(15,000,000)	(15,000)	50,000,000	(49,985,000)				-
Common Stock Cancelled for CS Subscription					(2,000,000)	(2,000)	15,000,000	(14,998,000)				-
Other Comprehensive Income									1,599			1,599
Net Income											(92,675,165)	(92,675,165)

Balance, December 31, 2017	1,000	1	0	0	80,185,000	80,185	0	145,742,258	1,599	(469,954)	(143,355,939)	1,998,150

Common Stock Issued for Services					16,863,664	16,864		126,460,447				126,477,310
Preferred Stock Issued for Services – Related Party			10,000	10				77,893,304				77,893,314
Common Stock Cancelled					(5,885,500)	(5,885)		5,885				-
Common Stock Issued for Stock Receivable					1,333,334	1,334		9,998,666				10,000,000
Common Stock Issued for Licenses					603,834	603		4,524,402				4,524,005
Common Stock Issued for Technology					1,100,000	1,100		8,248,900				8,250,000
Common Stock Repurchased					(220,000)	(220)				(659,780)		(660,000)
Other Comprehensive Income									115,055			115,055
Rounding								1				1
Net Income											(220,826,740)	(220,826,740)

Balance, December 31, 2018	1,000	1	10,000	10	93,980,312	98,980	0	372,873,862	116,654	(1,129,734)	(364,182,679)	7,772,093

The accompanying notes are an integral part of these consolidated financial statements.

VIVI Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flow
For the Twelve Months Ended December 31, 2018 and 2017
(Audited)

	Twelve Months Ended	Twelve Months Ended
	Dec 31, 2018	Dec 31, 2017
Cash Flows (used by) Operating Activities:
Net Income (Loss)	$(220,826,740)	$(92,675,165)
Adjustments to reconcile net income (loss) to net cash
(used by) operating activities:
Depreciation and Amortization	89,728	48,548
Preferred Stock Issued for Services – Related Party	77,893,314	-
Common Stock Issued for Services	126,477,310	85,050,000
Impairment Expense	12,775,005	5,250,000
Changes in assets and liabilities:
Accounts Receivable	(146,461)	-
Prepaid Expenses	(176)	-
Other Current Assets	(23,135)	13,765
Miscellaneous Receivables	(77,295)	7,399
Other Assets	(3,017)	(1,479)
Accounts Payable	249,890	58,786
Accrued Expenses	307,639	69,882
Accrued Expenses – Related Party	12,653	2,347
Net cash provided (used by) operating activities	(3,270,815)	(2,175,917)

Cash Flows from (used in) Investing Activities:
Purchase of Property, plant and equipment	(19,248)	(33,328)
Purchase of Licenses	(515,301)	-
Total from Investing Activities:	(534,549)	(33,328)

Cash Flows from (used in) Financing Activities:
Proceeds from Sale of Common Stock	10,000,000	-
Accounts Receivable - Common Stock	-	3,022,700
Repurchase of Common Stock	(660,000)	(470,300)
Other Comprehensive Income	115,055	1,599
Proceeds from Sale of Common Stock	-	-
Net cash provided (used by) financing activities	9,455,055	2,553,999

NET INCREASE IN CASH	5,649,691	344,754
CASH AT BEGINNING OF PERIOD	1,962,240	1,617,486

CASH AT END OF PERIOD	$7,611,931	$1,962,240

SUPPLEMENTAL DISCLOSURES:
Income taxes paid	-	-
Interest paid	-	-

The accompanying notes are an integral part of these consolidated financial statements.

VIVI HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2018
(Audited)

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization

Vivi Holdings, Inc. (The “Company”, “Vivi Holdings”) was organized on June 24, 2016, as a Delaware corporation. The Company is in the technology business providing and managing prepaid card programs, offering global telecommunications services and innovative technical solutions through its wholly owned subsidiaries in the United States, Brazil and Mexico. Vivi Pay, Inc., Vivi Assets, Inc., ViviTech, LLC, and Image Access, Inc. are United States subsidiaries. Vivi Asset Consultoria de Negocios e Investimentos Sociedade Anomina, ViviPay Servicos e Intermediacoes Sociedade Anomina, and ViviTech Desenvolvimento de Softwares SA are subsidiaries in Brazil. ViviPay Mexico, Sociedad Anomina de Capital Variable is a Mexican subsidiary.

Significant Accounting Policies

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application.  The application of accounting principles requires the estimating, matching and timing of revenue and expense. The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company’s system of internal accounting control is designed to assure, among other items that: 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods presented.

Basis of Presentation

The Company prepares its financial statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States.

Principles of Consolidation

The financial statements include the accounts of Vivi Holdings, Inc. and its subsidiaries. All significant inter-company transactions have been eliminated.  All amounts are presented in U.S. Dollars unless otherwise stated.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.  At times, cash balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits and at December 31, 2018, the cash balances in excess of the FDIC limit totaled $6,970,162. The carrying amount approximates fair market value.

Accounts Receivable and Allowances for Doubtful Accounts

The allowance for accounts receivable is recorded when receivables are considered to be doubtful of collection. As of December 31, 2018 and 2017, no allowance has been made.

Property

The Company leases a 5,459 sf office headquartered in Florida and the Company leases four offices in Brazil of 527, 507, 1,085 and 2,030 sf.

Advertising Costs

Advertising and marketing costs are expensed as incurred and included in selling, general and administrative expenses. The Company incurred advertising and marketing costs of $92,774 and $47,385 in the years ended December 31, 2018 and 2017, respectively.

Intangible Assets

The Company entered into an Agreement and paid $515,301 for a license agreement which is being amortized over four years. At December 31, 2018 the Company had recorded $34,192 in amortization expense for this license, respectively.

The Company purchased licenses and certain technology important to completing or complement their digital network. These intangible assets were valued at the market price of the common stock issued, and if there is no trading price, the most readily determinable fair market value of shares issued, whichever can be objectively determined. The Company sold common stock to an investor for cash in October 2016 and July 2018 at $7.50 per share. These sales provided the most readily determinable value for the shares and all shares issued for services were valued at this price.

Additionally, these assets are examined for impairment in accordance with ASC 360. Impairment is recorded when an asset’s carrying amount is not recoverable. An asset is not recoverable if the carrying amount exceeds the expected future cash flows to be derived from the asset on a non-discounted basis.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes” using the liability method, recognizing certain temporary differences between the financial reporting basis of liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset for the Company, as measured by the statutory tax rates in effect. The Company derives the deferred income tax charge or benefit by recording the change in either the net deferred income tax liability or asset balance for the year. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

Use of Estimates

In order to prepare financial statement in conformity with accounting principles generally accepted in the United States, management must make estimates, judgments and assumptions that affect the amounts reported in the financial statements and determines whether contingent assets and liabilities, if any, are disclosed in the financial statements. The ultimate resolution of issues requiring these estimates and assumptions could differ significantly from resolution currently anticipated by management and on which the financial statements are based.

Foreign Operations

The Company operated almost exclusively in Brazil in 2018, in providing software development and technical services to third parties of $1,296,284 and $2,761 from digital transaction fees. In 2018, the Company generated 100% of its income in Brazil where our net assets at December 31, 2018 were $176,327.

Revenue Recognition

The Company adopted ASC 606, Revenue from Contracts with Customers (ASC 606) on January 1, 2018 using the modified retrospective method for all contracts not completed as of the date of adoption. The reported results for the year ended December 31, 2018 reflect the application of ASC 606 guidance while the reported results for the years ended December 31, 2017 was prepared under the guidance of ASC 605, Revenue Recognition (ASC 605), which is also referred to herein as “legacy GAAP” or the “previous guidance”. The adoption of ASC 606 represents a change in accounting principle that is expected to more closely align revenue recognition with the delivery of the Company’s products and services and is expected to provide financial statement readers with enhanced disclosures. In accordance with ASC 606, revenue is recognized when a customer obtains control of promised products and services. The amount of revenue recognized reflects the consideration which the Company expects to be entitled to receive in exchange for these products and services. To achieve this core principle, the Company applies the following five steps:

1) Identify the contract with a customer

A contract with a customer exists when (i) the Company enters into an enforceable contract with a customer that defines each party’s rights regarding the products and services to be transferred and identifies the payment terms related to these products and services, (ii) the contract has commercial substance, and (iii) the Company determines that collection of substantially all consideration for products and services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration. The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors, including the customer’s historical payment pattern or, in the case of a new customer, published credit and financial information pertaining to the customer.

2) Identify the performance obligations in the contract

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the product or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the product or service is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised products and services, the Company must apply judgment to determine whether promised products and services are capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised products and services are accounted for as a combined performance obligation.

3) Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products and services to the customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method, depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Determining the transaction price requires significant judgment, which is discussed by revenue category in further detail below.

4) Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. However, if a series of distinct products or services that are substantially the same qualify as a single performance obligation in a contract with variable consideration, the Company must determine if the variable consideration is attributable to the entire contract or to a specific part of the contract. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct product or service that forms part of a single performance obligation. The Company determines standalone selling price based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligations.

5) Recognize revenue when or as the Company satisfies a performance obligation

The Company satisfies performance obligations either over time or at a point in time. Revenue is recognized at the time the related performance obligation is satisfied by transferring a promised product or service to a customer.

Contracts with multiple performance obligations

The Company sells services through arrangements that in certain instances contain multiple performance obligations. For these arrangements, the Company has determined that the performance obligations are not distinct in the context of the contracts with certain customers.

Service warranty

The Company does not warranty any of the work it provides under software technical contracts.

Stock-Based Compensation

The Company accounts for stock for services and stock-based compensation at fair value as prescribed in ASC 718. The Company accounts for stock issued for compensation under the guidance in ASC 505 and ASC 718 where share-based payment awards are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever can be more reliably measured. Shares issued under ASC 505 or ASC 718 were issued to employees or advisors in exchange for open ended services which are provided on an as needed basis. The Company sold common stock to an investor for cash in October 2016 and July 2018 at $7.50 per share. The Company considered these transactions along with shares sold for cash and determined that the cash-based transactions were the most readily determinable value.

Reclassification of Comparative Amounts

Certain comparative amounts for the prior year have been reclassified to conform to current-year classifications. Such reclassifications had no material effect on net income or stockholders’ equity.

Per Share Amounts

Earnings per share are calculated in accordance with ASC 260 “Earnings per Share”.  The weighted average number of common shares outstanding during each period is used to compute basic earnings (loss) per share.  Diluted earnings per share are computed using the weighted average number of shares and potentially dilutive common shares outstanding. Potentially dilutive common shares are additional common shares assumed to be exercised.  Potentially dilutive common shares consist of stock options and convertible preferred shares and convertible notes and are excluded from the diluted earnings per share computation in periods where the Company has incurred a net loss, as their effect would be considered anti-dilutive.

As the Company incurred a net loss during the year ended December 31, 2018 and 2017, the basic and diluted loss per common share is the same amount, as any common stock equivalents would be considered anti-dilutive and, therefore, have been excluded from the computation.

Concentrations of risk

Our cash, cash equivalents, accounts receivable, loans and interest receivable, and funds receivable and customer accounts are potentially subject to concentration of credit risk. Cash and cash equivalents are placed with financial institutions that management believes are of high credit quality. From time to time, we may also have corporate deposit balances with financial services institutions which exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit of $250,000. As part of our cash management process, we perform periodic evaluations of the relative credit standing of these financial institutions. Our accounts receivable are derived from revenue earned from customers internationally. During the years ended December 31, 2018 and 2017, two customers accounted 51% and 16% of revenues. The customer accounting for 51% is a company owned by our Chairman and thus is a related party. No other source of revenue represented more than 10% of our revenue.

Foreign Currency Translation

The functional currency for the subsidiaries of the Company is the Brazilian Real. As a result, in accordance with ASC 830, the financial statements of the subsidiaries have been translated or re-measured from Brazilian Real into U.S. dollars using (i) current exchange rates for monetary asset and liability accounts, (ii) historical exchange rates for nonmonetary asset and liability accounts, (iii) historical exchange rates for revenues and expenses associated with nonmonetary assets and liabilities and (iv) the weighted average exchange rate of the reporting period for all other revenues and expenses.  In addition, foreign currency translation gains and losses are reported as a separate component of stockholders’ equity (comprehensive income (loss).

Fair Value of Financial Instruments

The ASC guidance for fair value measurements and disclosure establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).  The three levels of the fair value hierarchy are described below:

Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs – Instruments with primarily unobservable value drivers.

As of December 31, 2018 and 2017, the Company had no Level 3 inputs.

Recently Issued Accounting Pronouncements

Presentation of an Unrecognized Tax Benefit: In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2013-11 related to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The updated guidance requires an entity to net its unrecognized tax benefits against the deferred tax assets for the same jurisdiction’s net operating loss carryforward, a similar tax loss, or tax credit carryforwards. A gross presentation will be required only if such carryforwards are not available or would not be used by the entity to settle any additional income taxes resulting from disallowance of the uncertain tax position. The update was effective prospectively for the Company’s fiscal year beginning January 1, 2016. The new guidance affects disclosures only and the adoption had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Foreign Currency Matters: In March 2013, the FASB issued ASU 2013-05 related to Foreign Currency Matters to clarify the treatment of cumulative translation adjustments when a parent sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. The updated guidance also resolves the diversity in practice for the treatment of business combinations achieved in stages in a foreign entity. The update was effective prospectively for the Company’s fiscal year beginning January 1, 2016. The updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which modifies accounting for lessees by requiring the recording of right-of-use lease assets and lease liabilities for operating leases and disclosing key information about leasing arrangements. The Company is currently implementing the requirements of Topic 842, which is effective for the Company starting on January 1, 2019. Most of the Company’s operating leases are subject to this new standard whose impact will be reflected by an increase in the Company’s total assets and total liabilities relative to such amount prior to adoption.

Revenue from Contracts with Customers: In May 2016, ASC 606 was issued related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The standard will be effective for the Company’s fiscal year beginning January 1, 2017, including interim reporting periods within that year. The updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

Accounting for Leases: In 2016, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance related to accounting for leases, which will require lessees to recognize lease assets and lease liabilities on the balance sheet for the rights and obligations created by all leases with terms greater than 12 months. As we are not a lessor, other changes in the guidance applicable to lessors do not apply. Additionally, in 2018, the FASB issued codification and targeted improvements to this guidance effective for fiscal years and interim periods within those years beginning after December 15, 2018, with early adoption permitted. If applicable, we will adopt the new guidance on January 1, 2019, using a modified retrospective basis. We do not believe the adoption of this guidance will have a significant impact to our consolidated statements of earnings, stockholders’ equity, and cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which enhances and clarifies the guidance on the classification and presentation of restricted cash in the statement of cash flows. Topic 230 will be effective in 2019 and its impact is dependent upon the level of restricted cash of the Company, which at this time is insignificant.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350) which simplifies goodwill impairment testing by requiring that such periodic testing be performed by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company is currently evaluating the impact of Topic 350 on its consolidated financial statements and related disclosures, which is effective for fiscal years, including interim periods, beginning after December 15, 2019.

Fair Value Measurement: In 2018, the FASB issued amended guidance to remove, modify and add disclosure requirements for fair value measurements. This amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for any removed or modified disclosure requirements. Transition is on a prospective basis for the new and modified disclosures, and on a retrospective basis for disclosures that have been eliminated. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation - Stock Compensation (Topic 718): Improvement to Nonemployee Share-Based Payment Accounting, which is part of the FASB’s simplification initiative to maintain or improve the usefulness of the information provided to the users of financial statements while reducing cost and complexity in financial reporting. This update provides consistency in the accounting for share-based payments to nonemployees with that of employees. The updated guidance had no impact on the Company’s consolidated financial position, results of operations or cash flows.

In addition to the above, the Company has reviewed all other recently issued, but not yet effective, accounting pronouncements, and does not believe the future adoption of any such pronouncements will have a material impact on its financial condition or the results of its operations.

NOTE 2 – ACCOUNTS RECEIVABLE

The Company had accounts receivable of $146,461 and $0 at December 31, 2018 and 2017, respectively generated by the Company from customers in its normal operations. The allowance for accounts receivable is recorded when receivables are considered to be doubtful of collection. At December 31, 2018 and 2017, no allowance has been made.

NOTE 3 – OTHER CURRENT ASSETS

The Company had other current assets of $24,041 and $906 at December 31, 2018 and 2017 respectively, made up primarily of advances to employees and recoverable taxes in Brazil.

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT

The Company’s policy is to capitalize all property purchases over $1,000 and depreciates the assets over their useful lives of 3 to 7 years.

Property, Plant and Equipment consists of the following at and December 31, 2018 and 2017:

	2018	2017

Leasehold Improvements	$141,966	$141,966
Office furniture and fixtures	18,278	18,278
Office equipment	36,618	33,328
Computers	6,287	–
Vehicles	6,670	–
Sub-total	212,820	193,572
Less: Accumulated depreciation	(109,958)	(54,420)
Property, Plant and Equipment - net	$102,862	$139,152

Depreciation has been provided over each asset’s estimated useful life.  Depreciation expense was $89,728 and $5,872 for the twelve months ended December 31, 2018 and 2017, respectively.

NOTE 5 – INTANGIBLE ASSETS

In 2018, the Company signed a license agreement with a sports franchise and paid two million Brazilian reais which equated to $515,301 US dollars. The forty-eight month agreement Commenced on October 1, 2018. The Contract provides for a split of revenues the Company generates from marketing under the Agreement and using the sports franchise logos after deducting direct costs of benefits, insurance, card management fees, acquisition costs and taxes. The revenue will be generated from prepaid card operation, fees on digital wallet transactions, gross margins of micro loans and revenue from POS terminals, if and when available. In July 2019, the Company is required under the contract to make a $4,500,000 Brazilian reais advance payment on the revenue payable to the sports franchise, reduced by amount paid to that point. All payments thereafter will first reduce the advance payment before revenue payments under the Agreement continue.

Forty-Eight Month License fee:

Intangible Assets
Balance, December 31, 2017	$–
Purchase of Forty-Eight Month License Fee	515,301
Less: Accumulated Amortization	(34,192)
Net Intangible Assets, December 31, 2018	$481,109

NOTE 6 – OTHER ASSETS

The Company had other assets of $77,295 and $1,479 at December 31, 2018 and 2017 respectively, made up primarily of advances to contractors and suppliers in Brazil.

NOTE 7 – DEPOSITS

The Company had deposits of $34,556 and $30,059 at December 31, 2018 and 2017 respectively, $30,059 of which in both years relates to deposits on the lease of the office in Boca Raton, Florida and the balance in 2018 to other required deposits for operations.

NOTE 8 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The Company had accounts payable and accrued expenses of $711,667 and $141,015 at December 31, 2018 and 2017 respectively, of which $15,000 and $2,347 were related party payables at December 31, 2018 and 2017. The balances were amounts incurred by the Company in its normal operations.

NOTE 9 – STOCKHOLDERS’ EQUITY

Authorized Capital. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 500,011,000 shares, consisting of (i) twenty million and eleven thousand (20,011,000) shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), of which one thousand (1,000) shares shall be designated as Series A Preferred Stock and 10,000 shares shall be designated as Series B Preferred Stock and 20,000,000 are unassigned to a specific class, and (ii) four hundred eighty million (480,000,000) shares of Common Stock, par value $.001 per share (“Common Stock”).

Series A Preferred Stock

The Company has designated 1,000 shares of its Preferred Stock as Series A, having a par value of $0.0001 per share. Holders of the Series A preferred stock shall have voting rights equal to 100,000 common shares for each share of Series A preferred stock, meaning, that the Series A preferred stock holder(s) will be casting 100,000,000 votes at each shareholder meeting. In June 2016, the Company issued 1,000 shares of Series A Preferred Stock to its CEO. At December 31, 2018 and 2017, there were 1,000 shares of Series A Preferred Stock outstanding.

Series B Preferred Stock

The Company has designated 10,000 shares of its Preferred Stock as Series B, having a par value of $0.0001 per share. Holders of Series A Preferred Stock shall have voting rights equal to 100,000 Common Shares for each Share of Series A Preferred Stock, meaning, that the Series A Preferred Stock holder(s) will be casting 100,000,000 votes at each Shareholder meeting. At December 31, 2018 and 2017, there were 10,000 and 0 shares of Series B Preferred Stock outstanding, respectively.

In April 2018, the Company authorized the issuance 10,000 shares of Series B Preferred Stock to its CEO at such time the designation is filed and accepted by the State of Delaware. The designation was filed and accepted by the State of Delaware on October 8, 2018. This issuance resulted in a charge of $77,893,314 that is reflected in the financial statements as of the date the filing in Delaware was completed.

Separate Series; Increase or Decrease in Authorized Shares. The shares of each series of Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects and in any other manner. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series. Unless otherwise provided in the Preferred Stock Designation, the Board of Directors may decrease the number of shares of Preferred Stock designated for any existing series by a resolution subtracting from such series authorized and unissued shares of Preferred Stock designated for such existing series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

Common Stock

The Company is authorized to issue 480,000,000 common shares at a par value of $0.001 per share. These shares have full voting rights. At December 31, 2018 and December 31, 2017, there were 93,980,312 and 80,185,000 shares outstanding, respectively. No dividends were paid for twelve months ended December 31, 2018 and 2017.

2018 Common Stock Issuances

During the twelve months ended December 31, 2018, the Company issued 16,863,644 shares for services as detailed below and also received back 5,885,000 from shareholders for cancellation which were reissued as part of the 16,863,644.

2018 Common Stock Activity

On March 31, 2018, the Company, relying upon Regulation S, issued 1,582,200 common shares for employment related services to forty-six foreign employees for services provided to the Company.

On April 2, 2018, the Company, relying upon Regulation S, issued 500,000 common shares for employment related services to one foreign employee for services provided to the Company.

On April 2, 2018, the Company, relying upon Regulation S, issued 403,334 common shares to four foreign persons as consideration for the receipt of technology assets to integrate into the Company’s digital platform to two foreign persons.

On April 30, 2018, the Company, relying upon Regulation S, issued 200,000 common shares to one foreign person as consideration for the receipt of technology assets to integrate into the Company’s digital platform.

On April 30, 2018, the Company, relying upon Rule 701 of the Securities Act, issued 100,000 common shares for employment related services to one U.S. person for services to the Company.

On April 30, 2018, the Company, relying upon Regulation S, issued 240,000 common shares for employment related services to fifteen foreign employees for services provided to the Company.

On April 30, 2018, relying upon Regulation S, the Company issued 30,000 for services to three foreign persons provided to the Company.

On May 10, 2018, the Company, relying upon Regulation S, issued 500,000 common shares for employment related services to one foreign employee for services provided to the Company.

On May 15, 2018, the Company, relying upon Regulation S, issued 1,080,000 common shares for employment related services to five foreign employees for services provided to the Company.

On June 1, 2018, the Company, relying upon Regulation S, issued 1,100,000 common shares to one foreign person as consideration for receipt of technology assets to integrate into the Company’s digital platform.

On June 1, 2018, the Company, relying upon Regulation S, issued 755,800 common shares for employment related services to three foreign employees for services provided to the Company.

On June 1, 2018, relying upon Regulation S, the Company issued 500,000 for services to two foreign persons for services provided to the Company.

On June 1, 2018, relying upon Regulation S, the Company issued 15,000 for services to two foreign persons for services provided to the Company.

On June 1, 2018, relying upon Regulation S, the Company issued 500,000 for services to two foreign persons for services provided to the Company.

On June 21, 2018, the Company, relying upon Regulation S, issued 1,000,000 common shares for employment related services to one foreign person for services provided to the Company.

On June 21, 2018, the Company, relying upon Section 4(2), issued 100,000 common shares for services to one U.S. entity for services provided to the Company.

On July 12, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 400,000 common shares for consulting related services to two U.S. entities for consulting services provided to the Company.

On July 16, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 666,667 common shares to one U.S. person for total cash consideration of $5,000,000 at a purchase price of $7.50 per share.

On July 26, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 750,000 common shares for consulting related services to one U.S. entity for services provided to the Company, and, relying on Regulation S issued 300,000 common shares to one foreign person for services provided to the Company, and relying on Regulation 701, issued 50,000 to one U.S. person for services provided to the Company.

On July 26, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 500,000 common shares for consulting related services to one U.S. person for services provided to the Company.

On August 23, 2018, the Company, relying upon Rule 701 of the Securities Act, issued 500,000 common shares for consulting related services to one U.S. person for services provided to the Company.

On August 30, 2018, the Company, relying upon Regulation S, issued 500,000 common shares for services to eleven foreign persons for services provided to the Company.

On September 13, 2018, the Company, relying upon Rule 701 of the Securities Act, issued 500,000 common shares for consulting related services to one U.S. person for services provided to the Company.

On September 13, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 666,667 common shares to one U.S. investor for total cash consideration of $5,000,000 at a purchase price of $7.50 per share.

On September 14, 2018, the Company, relying upon Regulation S, issued 100,000 common shares for employment related services to one foreign employee and relying on Rule 701 of the Securities Act, issued 20,000 common shares to one U.S. persons for services provided to the Company.

On September 14, 2018, the Company, relying upon Regulation S, issued 300,000 common shares for employment related services to one foreign employee.

On September 30, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 200,000 common shares for consulting related services to three U.S. persons for services provided to the Company.

On September 30, 2018, the Company, relying upon Regulation S, issued 1,500,000 common shares for employment related services to two foreign employees.

On September 30, 2018, the Company, relying upon Regulation S, issued 1,692,308 common shares for employment and consulting related services to three foreign employees, and, relying on Rule 701 of the Securities Act, issued 100,000 common shares to one U.S. person for employment services provided to the Company and relying on Section 4(a)(2) of the Securities Act, issued 1,000,000 common shares for consulting related services to one U.S. entity for services provided to the Company.

On December 12, 2018, the Company, relying upon Regulation S, issued 390,000 common shares for consulting related services to six foreign consultants and, relying upon Section 4(a)(2) of the Securities Act, issued 100,000 common shares for consulting services to one U.S. entity.

On December 12, 2018, the Company, relying upon Regulation S, issued 50,000 common shares for consulting related services to one foreign consultant.

On December 31, 2018, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 300,000 common shares for consulting services to one U.S. entity.

The following table summarizes these common stock issuances in 2018:

	Services	Assets/Technology	Cash	Estimated Value per Share	Valuation
Assets		1,703,334		$7.50	12,775,005
Cash			1,333,334	$7.50	10,000,000
Services – Employees	6,550,309			$7.50	49,127,311
Services – Consultants	11,396,667			$7.50	76,350,000
	17,946,976	1,703,334	1,333,334		149,252,316

2017 Common Stock Issuances

During the twelve months ended December 31, 2017, the Company issued 11,340,000 shares for services as detailed below and also received back 2,100,000 from shareholders for cancellation which were reissued as part of the 11,340,000.

2017 Common Stock Activity

During the year ended December 31, 2017, the Company issued 11,340,000 common shares for services performed for the Company in conjunction with its foundational operating plan. Additionally, during the year ended December 31, 2017, the Company received 2,100,000 shares back which had previously been issued for services and reissued them as part of the 11,340,000.

On January 3, 2017, the Company, relying upon Rule 701 of the Securities Act, issued 500,000 common shares for employment related services to one U.S. person for services provided to the Company.

On January 20, 2017, the Company issued 400,000 shares of common stock to two foreign persons in reliance upon Regulation S, and 200,000 shares of common stock to one U.S. entity in reliance on Section 4(2) of the Securities Act.

On January 26, 2017, the Company, relying on Regulation S, issued 500,000 shares of common stock to two foreign persons, and in reliance on Section 4(2) of the Securities Act, issued 500,000 shares of common stock to one U.S. person.

On February 16, 2017, the Company, relying upon Regulation S, issued 300,000 common shares for employment related services to two foreign persons and, relying on Section 4(a)(2) of the Securities Act, issued 200,000 shares to one U.S. person for services provided to the Company.

On March 31, 2017, the Company, relying upon Regulation S, issued 2,000,000 common shares for services to one foreign consulting entity for services provided to the Company.

On April 7, 2017, the Company, relying upon Regulation S, issued 1,340,000 common shares for services to four foreign persons for employment services provided to the Company.

On October 12, 2017, the Company, relying upon Regulation S, issued 700,000 common shares for employment related services to three foreign employees for services provided to the Company.

On December 2, 2017, the Company, relying upon Regulation S, issued 500,000 common shares for consulting related services to one foreign person for services provided to the Company.

On December 29, 2017, the Company, relying on Regulation S, issued 500,000 shares of common stock to one foreign person for services.

On December 29, 2017, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 1,500,000 common shares for consulting services to two U.S. entities.

The following table summarizes these issuances in 2017:

	Services	Assets/Technology	Valuation
Assets		700,000	5,250,000
Services – Employees	4,740,000		35,550,000
Services – Consultants	6,600,000		49,500,000
	11,340,000	700,000	90,300,000

During the period ended December 31, 2017, the Company repurchased 346,036 shares of common stock for $470,300.

During the period ended December 31, 2017, the Company issued 6,666,667 common shares for receivables with a face amount of $50,000,000. In April 2017, the Company cancelled the receivable in exchange for the cancellation of 15,000,000 shares of its common stock. The Company also cancelled 2,000,000 common shares for the cancellation of the $15,000,000 common stock subscribed.

Common Stock Options and Warrants

At December 31, 2018 the Company has no options or warrants outstanding. The Company had authorized the issuance of 500,000 in July 2018 to be vested over twelve months starting in August 2018.

NOTE 10 – IMPAIRMENT OF ASSETS

The Company has adopted ASC 360 “Property, Plant and Equipment”, which addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. Specifically, ASC 360 requires that a company recognize an impairment loss if, and only if, the carrying amount of a long-lived asset (asset group) is not recoverable from the sum of the undiscounted cash flows expected to result from the use and eventual disposal of the asset (the “Recoverable Amount”) and if the carrying amount exceeds the asset’s Fair Value. If it is determined that an asset is impaired, the amount of the impairment is equal to the difference between the carrying amount of the long-lived asset and the Fair Value of the asset.

In 2018, the Company purchased licenses and technology that the Company determined enhanced its digital platform but needed to be fully impaired in 2018. The amount of licenses and technology purchased and impaired in 2018 follows:

Intangible assets:

Intangible Assets
December 31, 2017	$–
Total 2018 Intangible Licenses and Technology Purchased	12,775,005
Less: Impairment	(12,775,005)
December 31, 2018, Net Intangible Licenses and Technology	$–

NOTE 11 – RELATED PARTY TRANSACTIONS

In the twelve months ended December 31, 2018, the Company paid $2,347 in related party payables which were outstanding at December 31, 2017.

On April 30, 2018, the Company authorized the issuance of 10,000 of Series B Preferred Stock to the Company Chairman/CEO in 2018 for services. The 10,000 Series B Preferred Stock has the right to convert into ten percent of the common stock of the Company. The issuance was also approved by a majority of the shareholders. On October 8, 2018, the Company filed Amended and Restated Articles of Incorporation with the State of Delaware. In the Amended and Restated Articles the Company has designated 10,000 shares of its Preferred Stock as Series B, having a par value of $0.0001 per share. Holders of the Series B Preferred Stock have the right to convert into what would equal ten percent of the outstanding common stock of the company. At December 31, 2017, there were 0 shares of Series B Preferred Stock outstanding. In April 2018, the shareholders voted to issue the 10,000 Series B Preferred Stock to its Eugenio Santos at such time the designation is filed and accepted by the State of Delaware. The designation was filed and accepted by the State of Delaware on October 8, 2018 and accordingly, the shares are deemed issued to Eugenio Santos as of that date.

On September 19, 2018, the Company repurchased 200,000 common shares from its founder at $3.00 per share.

In the twelve months ended December 31, 2018 and 2017, the Company performed $630,113 and $0 of work for a company owned by the Chairman of the Company which represented 48% of the Company’s revenue in the twelve months ended December 31, 2018. All work was performed by the Company was in the normal course of business and at prevailing market rates. As of December 31, 2018 and 2017, the Company was owed $0 at both December 31, 2018 and 2017.

NOTE 12 – FOREIGN CURRENCY TRANSLATION

The functional currency for the subsidiaries of the Company is the Brazilian Real.  As a result, in accordance with ASC 830, the financial statements of the subsidiaries have been translated or re-measured from Brazilian Real into U.S. dollars using (i) current exchange rates for monetary asset and liability accounts, (ii) historical exchange rates for nonmonetary asset and liability accounts, (iii) historical exchange rates for revenues and expenses associated with nonmonetary assets and liabilities and (iv) the weighted average exchange rate of the reporting period for all other revenues and expenses.  In addition, foreign currency translation gains and losses are reported as a separate component of stockholders’ equity (comprehensive income (loss).

The financial statements of the subsidiaries should not be construed as representations that Brazilian Real have been, could have been or may in the future be converted into U.S. dollars at such rates or any other rates.

Relevant exchange rates used in the preparation of the financial statements for the subsidiaries are as follows as of December 31, 2018 and 2017 (Brazilian Real and Mexican Peso per one U.S. dollar):

		Dec 31, 2018	Dec 31, 2017
Exchange Rate at Period End – Brazil	Reais	3.881	3.313
Exchange Rate at Period End - Mexico	Pesos	19.650	19.729

Relevant exchange rates used in the preparation of the income statement portion of financial statements for the subsidiaries are as follows for the periods ended December 31, 2018 and 2017 (Brazilian Real and Mexican Peso per one U.S. dollar):

		Dec 31, 2018	Dec 31, 2017
Weighted Average Exchange Rate for 2018 – Brazil	Reais	3.656	3.173
Weighted Average Exchange Rate for 2018 – Mexico	Pesos	19.810	18.912

The Company recorded currency transaction effect in other comprehensive income of $115,055 and $(5,805) for the twelve months ending December 31, 2018 and 2017, respectively, in accordance with ASC 830-30-45-3.

NOTE 13 – INCOME TAXES

The Company has adopted ASC 740-10, “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable (deferred tax liability) or benefit (deferred tax asset). Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The cumulative tax effect at the expected tax rate of 21% and 34%, respectively (for the U.S. entities as taxes are paid currently in Brazil and Mexico) of significant items comprising the Company’s net deferred tax amounts as of December 31, 2018 and 2017 are as follows:

Deferred Tax Asset Related to:

	2018	2017
Prior Year	$28,993,120	$17,231,463
Tax Benefit for Current Year	609,365	29,709,779
Permanent Difference Due to Rate Change	–	(17,948,122)
Total Deferred Tax Asset	29,602,485	28,993,120
Less: Valuation Allowance	(29,602,485)	(28,993,120)
Net Deferred Tax Asset	$–	$–

The change in the valuation allowance of $609,365 is due to the Company’s net loss of $220,047,366 for its U.S. entities during the year ended December 31, 2018 less the impairment expense of $12,775,005 and stock issued for services of $204,370,624. In the year ended December 31, 2017, the change in the valuation allowance of $29,709,779 was due to the Company’s net loss of $92,631,703 less the impairment expense of $5,250,000 and a reduction in the maximum tax rate from 34% to 21% at December 31, 2017.

The Company has no tax positions at December 31, 2018 and 2017 for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.

The Company’s tax returns for the years ended December 31, 2018, 2017, and 2016 are open for examination under Federal statute of limitations.

The Company had no accruals for interest and penalties since inception.

NOTE 14 – SUBSEQUENT EVENTS

On January 18, 2019, the Company signed a binding MOU with Vista TV and created ViviTV, LLC where the Company owns 70% of ViviTV, LLC. This majority owned subsidiary will allow the Company to offer streaming TV service as one of its products. As part of the capitalization of ViviTV, LLC, the Company authorized the issuance to Vista TV of 125,000 shares to be earned upon completion of the following:

25,000 shares upon launch of the ViviTV platform

25,000 shares upon securing distribution to 20,000 wireless stores in the U.S.

25,000 shares upon launch of ViviTV in Brazil

25,000 shares upon launch of VIviTV in Mexico

25,000 shares upon launch of ViviTV in the rest of LATAM

On February 5, 2019, the Company signed a consulting contract whereby the Company issued 38,642 common shares for services.

On February 27, 2019, the Company completed its acquisition of Owncard Administradora de Cartoes S/A for 618,000 newly issued common shares and changed the name to Vivicard Administradora de Cartoes S/A.

On March 27, 2019, the Company issued 230,770 shares for the purchase of certain technology rights. On the same date, the Company issued 100,000 shares for services.

On March 31, 2019, the Company, relying upon Section 4(a)(2) of the Securities Act, issued 500,000 common shares for consulting related services to one U.S. entity for services provided to the Company. On the same date, the Company, relying on Regulation S, issued 1,000,000 to two foreign persons as sign on bonuses.

On April 16, 2019, we entered into a service agreement with Elton Simoes, pursuant to which Mr. Simoes was paid a monthly salary of $20,000 and was issued 500,000 shares of common stock, which were valued at $3,750,000. On April 25,2019, we named Mr. Simoes as our Chief Operating Officer and President and entered into an employment agreement, pursuant to which Mr. Simoes earned a salary of $240,000. Mr. Simoes was also granted (1) options to purchase 200,000 shares of our common stock at a price equal to our next round of funding, which options were to fully vest on October 16, 2019, and (2) options to purchase 300,000 shares of our common stock at a price equal to our next round of funding, which options were to vest equally over eighteen months after October 16, 2019. The term of the agreement was two years commencing April 26, 2019. On that same date the service agreement was terminated. On May 3, 2019, Mr. Simoes’ employment agreement was terminated and all options were forfeited.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on the 6th of May, 2019.

VIVI HOLDINGS, INC.

By:	/s/ Lucas Sodre
Name: Lucas Sodre
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation of Vivi Holdings, Inc., effective as of October 5, 2018*
3.2	Amended and Restated Bylaws of Vivi Holdings, Inc., effective as of September 30, 2018*
10.1	Employment Agreement, dated October 1, 2018, between Vivi Holdings, Inc. and Jose Ferreria*
10.2	Employment Agreement, dated October 1, 2018, between Vivi Holdings, Inc. and Lucas Sodre*
10.3	Contract Service Agreement, dated October 1, 2018, between Vivi Holdings, Inc. and Alejandro Villicana*
10.4	Consulting Agreement, dated December 31, 2018 between Vivi Holdings, Inc. and Peter Macnee*
10.5	Services Contract, dated January 2, 2018, between ViviTech Desenvolvimento de Softwares S/A and Advus Desenvolvimento de Software LTDA.*
21	Subsidiaries*
23	Consent of Independent Registered Public Accounting Firm*

*
Filed herewith